FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-04

The information in this free writing prospectus is preliminary and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This free writing prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED MAY 6, 2016
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Cantor Fitzgerald & Co., or any other underwriter or dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-831-9146.

The securities offered by these collateral materials (“Materials”) will be described in greater detail in the prospectus to be dated in May 2016 (the “Preliminary Prospectus”) that will be included as part of our registration statement (SEC File No. 333-207132). The Preliminary Prospectus will contain material information that is not contained in these Materials (including, without limitation, a detailed discussion of risks associated with an investment in the offered securities under the heading “Risk Factors”).

These Materials are subject to change. Information in these Materials regarding the securities and the mortgage loans backing any securities discussed in these Materials supersedes all prior information regarding such securities and mortgage loans and will be superseded by any subsequent information delivered prior to the time of sale.

The Securities May Not Be a Suitable Investment for You

The securities offered by these Materials are not suitable investments for all investors. In particular, you should not purchase any class of securities unless you understand and are able to bear the prepayment, credit, liquidity and market risks associated with that class of securities. For those reasons and for the reasons set forth under the heading “Risk Factors” in the Preliminary Prospectus, the yield to maturity and the aggregate amount and timing of distributions on the offered securities will be subject to material variability from period to period and give rise to the potential for significant loss over the life of those securities. The interaction of these factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered securities involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the securities. Potential investors are advised and encouraged to review the Preliminary Prospectus in full and to consult with their legal, tax, accounting and other advisors prior to making any investment in the offered securities described in these Materials.

These Materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in these Materials may not pertain to any securities that will actually be sold. The information contained in these Materials may be based on assumptions regarding market conditions and other matters as reflected in these Materials. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and these Materials should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these Materials may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in these Materials or derivatives thereof (including options). Information contained in these Materials is current as of the date appearing on these Materials only.

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THE STRIP

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	CGMRC
Location (City/State)	North Canton, Ohio		Cut-off Date Principal Balance	$101,871,670
Property Type	Retail		Cut-off Date Principal Balance per SF	$129.45
Size (SF)	786,928		Percentage of Initial Pool Balance	13.5%
Total Occupancy as of 3/22/2016	100.0%		Number of Related Mortgage Loans	None
Owned Occupancy as of 3/22/2016	100.0%		Type of Security	Fee Simple
Year Built / Latest Renovation	1996 / NAP		Mortgage Rate	4.75000%
Appraised Value	$140,640,000		Original Term to Maturity (Months)	120
			Original Amortization Term (Months)	360
			Original Interest Only Term (Months)	NAP

Underwritten Revenues	$11,127,798
Underwritten Expenses	$2,535,228	Escrows
Underwritten Net Operating Income (NOI)	$8,592,570		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,156,832	Taxes	$249,647	$83,216
Cut-off Date LTV Ratio	72.4%	Insurance	$0	$0
Maturity Date LTV Ratio	59.1%	Replacement Reserve	$1,681,291	$9,837
DSCR Based on Underwritten NOI / NCF	1.35x / 1.28x	TI/LC(1)	$0	$33,333
Debt Yield Based on Underwritten NOI / NCF	8.4% / 8.0%	Other(2)	$1,219,697	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$102,000,000	99.9%	Loan Payoff	$78,716,668	77.1%
Other Sources	150,000	0.1	Principal Equity Distribution	19,296,708	18.9
			Reserves	3,150,635	3.1
			Closing Costs	985,988	1.0
Total Sources	$102,150,000	100.0%	Total Uses	$102,150,000	100.0%

(1)	The TI/LC reserve is capped at $2,000,000. See “—Escrows” below.

(2)	Other upfront reserves represent (i) $800,399 for upfront deferred maintenance and (ii) $419,298 for an upfront unfunded obligation reserve relating to leasing commissions. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (“The Strip Loan”) is evidenced by a note in the original principal amount of $102,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 786,928 SF retail building located in North Canton, Ohio (“The Strip Property”). The Strip Loan was originated by Citigroup Global Markets Realty Corp. on April 6, 2016 and represents approximately 13.5% of the Initial Pool Balance. The note evidencing The Strip Loan has an outstanding principal balance as of the Cut-off Date of $101,871,670 and accrues interest at an interest rate of 4.75000% per annum. The proceeds of The Strip Loan were primarily used to refinance The Strip Property, pay origination costs, fund reserves and return equity to the borrower sponsor.

The Strip Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Strip Loan requires monthly payments of interest and principal during its term. The scheduled maturity date of The Strip Loan is the due date in April 2026. Voluntary prepayment of The Strip Loan without payment of any prepayment premium is permitted at any time after the date that is 90 days prior to the scheduled maturity date. Provided no event of default under The Strip Loan documents has occurred and is continuing, at any time after the second anniversary of the Closing Date, The Strip Loan may be either (x) defeased with certain, direct non-callable obligations of the United States of America or other obligations which are “government securities” permitted under The Strip Loan documents or (y) prepaid in full, provided that the borrower pays a prepayment fee equal to the greater of (i) a yield maintenance premium calculated based on the present values of the remaining scheduled principal and interest payments and (ii) 1% of the principal amount being prepaid.

■	The Mortgaged Property. The Strip Property was constructed in 1996 and consists of 14 single-story buildings situated on approximately 91 acres. The Strip Property is currently 100.0% occupied by a mix of national, regional and local retail tenants and has averaged 99.2% occupancy since 2010. The Strip Property is anchored by Wal-Mart, Lowe’s and Giant Eagle, and the fourth largest tenant, by net rentable area, is Cinemark. As of March 22, 2016, Total Occupancy and Owned Occupancy for The Strip Property were both 100.0%.

1

THE STRIP

The following table presents certain information relating to the major tenants at The Strip Property:

Tenant Name	Tenant Description	Renewal/Extension Options
Cinemark

Cinemark USA, Inc. is an American movie theatre chain owned by Cinemark Holdings, Inc. operating in North America, Central America and South America and Taiwan. It is headquartered in Plano, Texas. The Cinemark circuit is geographically diverse and is the third largest in the United States with 337 theatres and 4,518 screens in 41 states. Cinemark reported financials for year-end 2015 with total assets of $4.1 billion and net income of $218.7 million.

3, 5-year options
Giant Eagle	Giant Eagle is a supermarket chain with stores in Pennsylvania, Ohio, West Virginia, Indiana and Maryland. The company was founded in 1931 in Pittsburgh, Pennsylvania and incorporated on August 31, 1931. As of mid-2014, the company reported sales of $9.9 million across more than 400 stores. The company also operates 190 fuel station/convenience stores under the GetGo banner. Giant Eagle reported financials for year-end 2015 with total revenue of approximately $9.3 billion.	5, 5-year options

Best Buy Stores

Best Buy is an American multinational consumer electronics corporation headquartered in Richfield, Minnesota. It operates in the United States, Mexico and Canada. The company was founded in 1966 and it has more than 125,000 employees. Best Buy reported financials for year-end 2015 with total assets of $15.3 billion and operating income of $1.45 billion as of the trailing 12-month period ending January 30, 2016.

4, 5-year options
Wal-Mart	Wal-Mart is an American multinational retail corporation that operates a chain of hypermarkets, discount department stores and grocery stores. Wal-Mart is headquartered in Bentonville, Arkansas and was founded in 1962. As of January 31, 2016, Wal-Mart had 11,528 stores and clubs in 27 countries. Wal-Mart reported financials for its fiscal year-end 2015 with total assets of $199.6 billion and net income of $14.7 billion.	5, 5-year options

Lowe’s	Lowe’s Corporation, Inc. operates a chain of retail home improvement and appliance stores. The company was founded in 1946 and has 1,840 stores in the United States, Canada and Mexico. Lowe’s is the second-largest hardware chain in the United States behind The Home Depot. Lowe’s reported financials for its fiscal year-end 2015 with total assets of $31.2 billion and net income of $2.9 billion.	6, 5-year options

The following table presents certain information relating to the major tenants at The Strip Property:

Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF/Screen	Occupancy Cost	Renewal / Extension Options(2)
Cinemark(3)	NR / B2 / BB	66,338	8.4%	$928,732	9.8%	$14.00	12/31/2025	$614,732	12.1%	3, 5-year options
Giant Eagle	NR / NR / NR	90,854	11.5	908,540	9.6	10.00	1/31/2022	$466	2.9%	5, 5-year options
Best Buy Stores	BBB- / Baa1 / BB+	42,496	5.4	828,672	8.8	19.50	1/31/2021	NA	NA	4, 5-year options
Wal-Mart	AA / Aa2 / AA	149,429	19.0	763,582	8.1	5.11	10/25/2021	NA	NA	5, 5-year options
Lowe’s	NR / A3 / A-	130,497	16.6	759,492	8.0	5.82	10/31/2021	NA	NA	6, 5-year options
Books A Million	NR / NR / NR	30,000	3.8	604,800	6.4	20.16	9/30/2021	$171	13.1%	1, 5-year option
Bed Bath & Beyond	NR / Baa1 / BBB+	40,000	5.1	585,600	6.2	14.64	1/31/2022	$335	5.2%	2, 5-year options
Marshall’s	NR / A2 / A+	34,277	4.4	510,720	5.4	14.90	1/31/2020	$386	4.8%	1, 5-year option
Babies R Us	CC / Caa2 / B-	42,296	5.4	400,000	4.2	9.46	10/31/2021	NA	NA	NA
OfficeMax	NR / B3 / NR	30,220	3.8	332,420	3.5	11.00	10/17/2021	NA	NA	3, 5-year options
Ten Largest Tenants		656,407	83.4%	$6,622,558	69.9%	$10.09
Remaining Tenants		130,521	16.6	2,846,774	30.1	21.81
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		786,928	100.0%	$9,469,332	100.0%	$12.03

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	None of the Ten Largest Tenants have lease termination options or an option to terminate its lease based on not achieving a sales threshold.

(3)	There are 15 screens (with tenant sales per SF of $139) at Cinemark.

2

THE STRIP

The following table presents the lease rollover schedule at The Strip Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	11,049	1.4	1.4%	245,429	2.6	$22.21	4
2018	26,090	3.3	4.7%	649,175	6.9	$24.88	4
2019	18,538	2.4	7.1%	551,002	5.8	$29.72	4
2020	55,779	7.1	14.2%	886,999	9.4	$15.90	3
2021	430,280	54.7	68.8%	3,887,120	41.0	$9.03	9
2022	138,004	17.5	86.4%	1,694,340	17.9	$12.28	3
2023	26,625	3.4	89.8%	267,581	2.8	$10.05	1
2024	2,625	0.3	90.1%	73,500	0.8	$28.00	1
2025	66,338	8.4	98.5%	928,732	9.8	$14.00	1
2026	0	0.0	98.5%	0	0.0	$0.00	0
2027 & Thereafter	11,600	1.5	100.0%	285,453	3.0	$24.61	2
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	786,928	100.0%		$9,469,332	100.0%	$12.03	32

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

The following table presents certain information relating to historical leasing at The Strip Property:

Historical Leased %(1)

	2011	2012	2013	2014	2015	As of 3/22/2016
Owned Space	96.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

The following table presents certain information relating to the historical average annual rent per SF at The Strip Property:

Historical Average Base Rent per SF(1)

	2013	2014	2015
Base Rent per SF	$11.57	$11.60	$11.71

(1)	Base Rent per SF calculation is based on borrower-provided rental figures.

3

THE STRIP

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Strip Property:

Cash Flow Analysis(1)

	2013	2014	2015	Underwritten	Underwritten $ per SF
Base Rent	$9,103,145	$9,129,813	$9,213,547	$9,278,803	$11.79
Contractual Rent Steps(2)	0	0	0	190,528	0.24
Gross Up Vacancy	0	0	0	0	0.00
Total Rent	$9,103,145	$9,129,813	$9,213,547	$9,469,332	$12.03
Total Reimbursables	1,984,666	2,051,863	2,127,633	2,176,160	2.77
Other Income	23,444	50,181	10,451	3,000	0.00
Vacancy & Credit Loss	0	0	0	(520,693)	(0.66)
Effective Gross Income	$11,111,255	$11,231,857	$11,351,631	$11,127,798	$14.14

Real Estate Taxes	$1,044,073	$1,043,565	$1,025,040	$1,130,123	$1.44
Insurance	136,772	136,682	148,363	148,363	0.19
Management Fee	333,338	336,956	340,549	333,834	0.42
Other Operating Expenses	937,781	960,254	948,551	922,908	1.17
Total Operating Expenses	$2,451,964	$2,477,457	$2,462,503	$2,535,228	$3.22

Net Operating Income(3)	$8,659,291	$8,754,400	$8,889,128	$8,592,570	$10.92
TI/LC	0	0	0	317,698	0.40
Replacement Reserves	0	0	0	118,039	0.15
Net Cash Flow	$8,659,291	$8,754,400	$8,889,128	$8,156,832	$10.37

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through February 2017.

(3)	The Net Operating Income for the period beginning on January 1, 2016 and ending on March 31, 2016 was $2,395,114.

■	Appraisal. According to the appraisal, The Strip Property had an “as-is” appraised value of $140,640,000 as of March 1, 2016.

■	Environmental Matters. Based on a Phase I environmental report dated March 14, 2016, the environmental consultant did not identify evidence of a recognized environmental condition and recommended no further action.

■	Market Overview and Competition. According to the appraisal, the Canton-Massillon Metropolitan Statistical Area (“MSA”) consists of two counties: Carroll County and Stark County. The MSA had a 2015 total population of 404,002. The Strip Property is an anchored retail shopping center located on approximately 91 acres in North Canton, Ohio. The Strip Property is located in the main retail thoroughfare of North Canton with hotels, small retail, BJ’s Wholesale and Home Depot to the north, Kent State University Stark to the south, Interstate 77 to the east and Sam’s Club to the west. The Strip Property’s immediate area also consists of office, retail, industrial and mixed-use properties along major arterials that are interspersed with multifamily and single-family neighborhoods. Both healthcare and manufacturing are major industries in Stark County with the following major employers: The Timken Company, Aultman Hospital, Diebold, Mercy Medical Center and Republic Engineered Products. The Strip Property is approximately two miles from Westfield Belden Village Mall, a super-regional mall anchored by Dillard’s, Macy’s and Sears and a short drive from the Pro Football Hall of Fame.

According to a third-party report, The Strip Property is part of the Stark County retail submarket of the Cleveland, Ohio retail market. As of year-end 2015, the Cleveland retail market contained approximately 230.4 million SF of retail space and exhibited a vacancy rate of 6.7% with average asking rents of $9.80 per SF. The Cleveland retail market had a positive net absorption of approximately 2.3 million SF in 2015 with projected new retail construction supply of 911,434 SF. As of year-end 2015, the Stark County retail submarket contained approximately 25.8 million SF of retail space and had a vacancy rate of 4.9% with average asking rents of $7.73 per SF. The Stark County retail submarket had a positive net absorption of 370,267 SF in 2015. According to the appraisal, nine properties that directly compete with The Strip Property had vacancies ranging from 0% (four properties) to 24.0% (one property) and an average vacancy of 10.8%. Excluding the one property that is 24.0% vacant, the eight remaining properties, totaling approximately 1.1 million SF, had an average vacancy of 4.8%.

4

THE STRIP

■	The Borrower. The borrower is The Strip Delaware LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Strip Loan. The non-recourse carveout guarantors for The Strip Loan are Robert L. Stark and Morry Weiss, and they jointly indirectly control the borrower. Robert L. Stark serves as the President and CEO of Stark Enterprises. Stark Enterprises is a full service development, leasing, construction and management company, headquartered in Cleveland, Ohio, focusing on retail, office, hotel and multifamily properties. Morry Weiss is the CEO of American Greetings Corporation.

■	Escrows. In connection with the origination of The Strip Loan, the borrower funded aggregate reserves of $3,150,635 with respect to The Strip Property, comprised of (i) $249,647 for real estate taxes, (ii) $1,681,291 for replacement reserves, (iii) $800,399 for deferred maintenance and (iv) $419,298 for an unfunded obligation reserve relating to leasing commissions.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to The Strip Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute an approved blanket or umbrella insurance policy under The Strip Loan documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period, (iii) a replacement reserve in the amount of $9,837 and (iv) a tenant improvements and leasing commissions reserve in the amount of $33,333, subject to a cap of $2,000,000.

■	Lockbox and Cash Management. The Strip Loan documents require a hard lockbox with springing cash management. The Strip Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to The Strip Property be promptly deposited into such lockbox account following receipt. Every fourth business day that no The Strip Trigger Period (as defined below) is continuing, all amounts in the lockbox account are required to be swept to a borrower-controlled operating account. During the continuance of a The Strip Trigger Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account every fourth business day and, provided no event of default under The Strip Loan documents is continuing, applied to payment of applicable debt service, payment of operating expenses and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under The Strip Loan documents is continuing, funds in the excess cash flow reserve are (i) to the extent a The Strip Trigger Period is continuing, to be held by the lender as additional collateral for The Strip Loan; provided that, so long as no event of default is then ongoing pursuant to The Strip Loan documents, such excess cash flow reserves may (to the extent there are insufficient reserves on deposit in the leasing reserve account) be disbursed for payment of Approved Leasing Expenses (as defined below) and (ii) to the extent no The Strip Trigger Period is continuing, to be swept into the borrower’s operating account. After the occurrence and during the continuance of an event of default under The Strip Loan documents, the lender may apply any funds in the cash management account to amounts payable under The Strip Loan (and/or toward the payment of expenses of The Strip Property), in such order of priority as the lender may determine.

A “The Strip Trigger Period” means a period commencing upon the earliest of (i) the occurrence of an event of default under The Strip Loan documents and continuing until the same is cured or (ii) on the date that the debt service coverage ratio is less than 1.15x and continuing until the debt service coverage ratio is equal to or greater than 1.15x for one calendar quarter. Notwithstanding the foregoing, no The Strip Trigger Period will be deemed to exist solely with respect to clause (ii) of this definition during any period that the Collateral Cure Conditions (as defined below) are satisfied.

“Approved Leasing Expenses” means expenses incurred in connection with tenant improvement and leasing commissions which are (A) contained or referenced in any Major Lease (defined below) which has been approved or deemed approved by the lender in accordance with the terms of The Strip Loan documents, (B) incurred in the ordinary course of business and on standard market terms in connection with any lease which does not require the lender’s approval pursuant to the terms of The Strip Loan documents or (C) otherwise approved by the lender, which approval will not be unreasonably withheld, conditioned or delayed.

5

THE STRIP

“Major Lease” means, as to The Strip Property (i) any lease which, individually or when aggregated with all other leases at The Strip Property with the same tenant or its affiliate, demises 25,000 SF or more of The Strip Property’s gross leasable area, (ii) any lease which contains any option, offer, right of first refusal or other similar entitlement to acquire or encumber all or any portion of The Strip Property, (iii) any lease with an affiliate of The Strip Loan borrower as tenant (other than (x) a lease with any property manager for the space that is occupied by the property manager at origination (which space constitutes approximately 5,286 SF) for office purposes to the extent such space is let to the property manager as part of its compensation package and provided further that the property manager is required to vacate the space if the property management agreement with the applicable property manager terminates for any reason and (y) the lease with Menchie’s Frozen Yogurt) and (iv) any instrument guaranteeing or providing credit support for any lease meeting the requirements of (i), (ii) and/or (iii) above.

“Collateral Cure Conditions” exist when the borrower has deposited cash into an account with the lender or delivered to the lender a letter of credit which, in either case, serves as additional collateral for The Strip Loan, in an amount equal to 15% of the annual debt service payments that are due as of the origination of The Strip Loan (the “Collateral Deposit Amount”) and thereafter, on each one year anniversary date of the date that the borrower made the deposit (or delivered the letter of credit), the borrower has deposited additional cash collateral in the amount of the Collateral Deposit Amount or increased the amount of the letter of credit by an amount equal to the Collateral Deposit Amount, as applicable.

■	Property Management. The Strip Property is currently managed by Robert L. Stark Enterprises, Inc., an affiliate of the borrower. Under The Strip Loan documents, The Strip Property may not be managed by any party other than Robert L. Stark Enterprises, Inc.; provided, however, if no event of default under The Strip Loan documents exists, the borrower is permitted to replace Robert L. Stark Enterprises, Inc. with a property manager that is reasonably approved by the lender, with 30 days’ written notice and, if such property manager is an affiliate of the borrower, a new non-consolidation opinion provided by the borrower’s counsel, as well as a rating agency confirmation. The lender has the right to terminate the management agreement and replace the property manager or require that the borrower terminate the management agreement and replace the property manager if (a) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof or (ii) any voluntary bankruptcy or insolvency proceeding, (b) there exists an event of default under The Strip Loan documents, (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (d) there exists a default by the property manager beyond all applicable notice and cure periods under the management agreement.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of The Strip Property (plus 18 months of rental loss and/or business interruption coverage and an additional period of indemnity covering the six months following restoration). The “all-risk” policy containing terrorism insurance is required to contain a deductible no larger than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

6

OZRE LEASED FEE PORTFOLIO

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	58		Loan Seller		CCRE
Location (City/State)	Various/ VA, PA, NJ, NC		Cut-off Date Principal Balance(6)		$65,750,000
Property Type(1)	Leased Fee		Cut-off Date Principal Balance per SF(4)		$44.76
Size (SF)(1)	3,926,180		Percentage of Initial Pool Balance		8.7%
Total Occupancy as of 1/5/2016(1)	90.4%		Number of Related Mortgage Loans		None
Owned Occupancy as of 1/5/2016(1)	90.4%		Type of Security(1)		Fee Simple
Year Built / Latest Renovation(1)	Various / Various		Mortgage Rate		4.30000%
Appraised Value(2)	$250,400,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		NAP
			Original Interest Only Period (Months)		120
In Place Contractual Ground Rent	$11,894,564
Loan Term Average Ground Rent	$13,325,934		Escrows
Year 10 Contractual Ground Rent	$14,854,680			Upfront	Monthly
Ground Lease Expiration(3)	February 3, 2114 / February 3, 2115		Taxes	$0	$0
Cut-off Date LTV Ratio(2)(4)	70.2%		Insurance	$0	$0
Maturity Date LTV Ratio(2)(4)	70.2%		Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(4)(5)	1.74x / 1.74x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(4)	7.6% / 7.6%		Other(7)	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan (OZRE Leased Fee Portfolio)	$175,750,000	41.0%	Allocated Purchase Price (OZRE Leased Fee Portfolio)(8)	$184,815,376	43.1%
Sponsor Equity (OZRE Leased Fee Portfolio)	$15,717,555	3.7	Closing Costs (OZRE Leased Fee Portfolio)	$6,652,178	1.6
Mortgage Loan (Leasehold Interest)(9)	$180,800,000	42.2	Allocated Purchase Price (Leasehold Interest)	$198,270,821	46.2
Och-Ziff Equity (Leasehold Interest)	$28,304,610	6.6	Closing Costs (Leasehold Interest)	$39,138,399	9.1
Brandywine Implied Equity (Leasehold Interest)	$28,304,610	6.6
Total Sources	$428,876,775	100.0%	Total Uses	$428,876,775	100.0%

(1)	The collateral for the OZRE Leased Fee Portfolio Loan Combination represents the fee simple interests in the land (and not the related improvements). Year built and renovated, square footage and occupancy are based on the improvements, which are not collateral for the OZRE Leased Fee Portfolio Loan Combination.

(2)	The portfolio Appraised Value of $250.4 million reflects a premium of 5.9% attributed to the aggregate value of the OZRE Leased Fee Portfolio Properties as a whole. The sum of the value of each of the OZRE Leased Fee Portfolio Properties on an individual basis is approximately $236,425,000, which represents a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 74.3%.

(3)	Ten Properties located in New Jersey have a lease expiration of February 3, 2114.

(4)	Calculated based on the aggregate outstanding principal balance of the OZRE Leased Fee Portfolio Loan Combination.

(5)	The NOI DSCR and NCF DSCR based on the in-place contractual ground rent is 1.55x.

(6)	The Cut-off Date Principal Balance of $65,750,000 represents the non-controlling notes A-3, A-6, A-7 and A-8 of the $175,750,000 OZRE Leased Fee Portfolio Loan Combination, which is evidenced by eight pari passu notes. The non-controlling notes A-1, A-4 and A-5, which have an aggregate outstanding principal balance as of the Cut-off Date of $70,000,000, are currently held by Cantor Commercial Real Estate Lending, L.P. and are expected to be contributed to the CFCRE 2016-C4 securitization transaction. The controlling note A-2, which has an aggregate outstanding principal balance as of the Cut-off Date of $40,000,000 is currently held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to one or more future commercial mortgage securitization transactions.

(7)	See “—Escrows” below.

(8)	At origination of the OZRE Leased Fee Portfolio Loan Combination, the borrower acquired 100% of the fee interests in the underlying land beneath the 58 OZRE Leased Fee Portfolio Properties, each of which is subject to the Ground Lease (as defined below). See “–Ground Lease” below.

(9)	Simultaneous with origination of the OZRE Leased Fee Portfolio Loan Combination, the owner of the leasehold interest mortgaged its leasehold interest in the improvements on each of the OZRE Leased Fee Portfolio Properties.

■	The mortgage loan (the “OZRE Leased Fee Portfolio Loan”) is part of a loan combination (the “OZRE Leased Fee Portfolio Loan Combination”) evidenced by eight pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interests in the underlying land beneath a 3,926,180 SF, 58-property portfolio of office and industrial properties located in four states and subject to a unitary 98/99-year ground lease (each a “Property” or an “OZRE Leased Fee Portfolio Property”, and collectively, the “OZRE Leased Fee Portfolio Properties”). The OZRE Leased Fee Portfolio Loan (evidenced by the non-controlling notes A-3, A-6, A-7 and A-8) had an original principal balance of $65,750,000, has an outstanding principal balance as of the Cut-off Date of $65,750,000 and represents approximately 8.7% of the Initial Pool Balance. The related companion loans (the “OZRE Leased Fee Portfolio Companion Loans”) are evidenced by Note A-1, A-2, A-4 and A-5. Notes A-1, A-4 and A-5, which have an aggregate outstanding principal balance as of the Cut-off Date of $70,000,000, are currently held by Cantor Commercial Real Estate Lending, L.P. and are expected to be contributed to the CFCRE 2016-C4 securitization transaction. The controlling note A-2, which has an aggregate outstanding principal balance as of the Cut-off Date of $45,000,000, is currently held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The OZRE Leased Fee Portfolio Loan Combination was originated by Cantor Commercial Real Estate Lending, L.P. on February 4, 2016, had an original principal balance of $175,750,000 and has an outstanding principal balance as of the Cut-off Date of $175,750,000. Both the OZRE Leased Fee Portfolio Loan and the OZRE Leased Fee Companion Loans accrue interest at an interest rate of 4.30000% per annum. The borrower utilized the proceeds of the OZRE Leased Fee Portfolio Loan Combination along with approximately $15.7 million of borrower sponsor equity were primarily used to acquire the OZRE Leased Fee Portfolio Properties as part of a larger transaction and pay closing costs. See “Sources and Uses” above.

The OZRE Leased Fee Portfolio Loan had an initial term of 120 months, and has a remaining term as of the Cut-off Date of 117 months. The OZRE Leased Fee Portfolio Loan requires monthly payments of interest only during

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OZRE LEASED FEE PORTFOLIO

its term. The scheduled maturity date of the OZRE Leased Fee Portfolio Loan is the due date in February 2026. Provided that no event of default under the OZRE Leased Fee Portfolio Loan is continuing, the OZRE Leased Fee Portfolio Loan may be voluntarily prepaid at any time on or after the first due date following the earlier of (a) February 4, 2019 and (b) the second anniversary of the last securitization of any portion of the OZRE Leased Fee Portfolio Loan Combination. Prepayment of the OZRE Leased Fee Portfolio Loan Combination is subject to a prepayment fee equal to the greater of (i) a yield maintenance premium calculated based on the present values of the remaining scheduled principal and interest payments and (ii) 1% of the principal amount being prepaid. Voluntary prepayment of the OZRE Leased Fee Portfolio Loan Combination is permitted on and after September 6, 2025 without payment of any yield maintenance or prepayment premium.

■	The Mortgaged Property. The OZRE Leased Fee Portfolio Properties consist of the borrower’s fee simple interests in the underlying land beneath a 3,926,180 SF, 58-property portfolio of office (44 Properties; 83.6% of the net rentable area (the “NRA”); 89.4% of the allocated loan amount) and industrial properties (14 Properties; 16.3% of NRA; 10.6% of the allocated loan amount). The OZRE Leased Fee Portfolio Properties are subject to a 99-year Ground Lease (98 years for Properties located in New Jersey). See “—Ground Lease” below. The OZRE Leased Fee Portfolio Properties are located in four metropolitan statistical areas (“MSAs”): the Richmond-Petersburg, VA MSA (33 Properties), the Philadelphia, PA MSA (21 Properties), the Washington, DC MSA (3 Properties) and the Durham-Chapel Hill, NC MSA (1 Property). The OZRE Leased Fee Portfolio Properties are leased to Map Ground Lease Owner LLC (the “Ground Lessee”) who in turn leases the OZRE Leased Fee Portfolio Properties to office and industrial tenants. As of January 5, 2016, the improvements at the OZRE Leased Fee Portfolio Properties were 90.4% leased to 475 tenants, with no individual tenant representing more than 4.4% of the NRA. The top three tenants at the improvements include PPD Development, LLC (172,237 SF; 4.4% of the NRA), Parallon Holdings, LLC (149,466 SF; 3.8% of the NRA) and the Commonwealth of Virginia (110,815 SF; 2.8% of the NRA).

MSA Summary

MSA	# of Properties	SF(1)	Occupancy(1)	UW NCF(2)	Allocated Loan Amount(3)	Appraised Value(4)	LTV	UW NCF Debt Yield
Richmond-Petersburg, VA	33	2,362,952	94.5%	$7,823,233	$105,400,000	$135,125,000	78.0%	7.4%
Philadelphia, PA(5)	21	1,169,016	85.9	4,719,859	57,850,000	86,220,000	67.1	8.2
Washington, DC(6)	3	336,967	76.9	664,032	11,050,000	13,150,000	84.0	6.0
Durham-Chapel Hill, NC	1	57,245	95.6	118,810	1,450,000	1,930,000	75.1	8.2
Total / Wtd. Avg.	58	3,926,180	90.4%	$13,325,934	$175,750,000	$236,425,000	74.3%	7.6%
Portfolio Value						$250,400,000	70.2%

(1)	Reflects SF and occupancy of the improvements, which are not collateral for the OZRE Leased Fee Portfolio Loan Combination.

(2)	Based on the average ground rent payment due under the Ground Lease.

(3)	Based on the OZRE Leased Fee Portfolio Loan Combination.

(4)	The portfolio appraised value of $250.4 million reflects a premium attributed to the aggregate value of the OZRE Leased Fee Portfolio Properties as a whole. The sum of the value of each of the OZRE Leased Fee Portfolio Properties on an individual basis is $236,425,000.

(5)	Includes 10 Properties located in New Jersey that are within the Philadelphia, PA MSA.

(6)	Includes three Properties located in Virginia that are within the Washington, DC MSA.

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OZRE LEASED FEE PORTFOLIO

The following table presents certain information relating to the lease rollover schedule for the non-collateral improvements at the OZRE Leased Fee Portfolio Properties based on initial lease expiration dates:

Non-Collateral Improvements Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	161,025	4.1%	4.1%	$1,835,083	3.2%	$11.40	44
2016	265,794	6.8	10.9%	4,439,428	7.8	16.70	47
2017	463,447	11.8	22.7%	8,272,374	14.5	17.85	87
2018	381,909	9.7	32.4%	6,014,879	10.6	15.75	69
2019	356,291	9.1	41.5%	6,301,048	11.1	17.69	60
2020	533,785	13.6	55.1%	9,494,774	16.7	17.79	51
2021	328,711	8.4	63.4%	5,442,131	9.5	16.56	35
2022	618,623	15.8	79.2%	8,060,661	14.1	13.03	29
2023	198,062	5.0	84.2%	3,489,617	6.1	17.62	17
2024	39,244	1.0	85.2%	544,667	1.0	13.88	5
2025	138,430	3.5	88.8%	2,211,336	3.9	15.97	6
2026	24,377	0.6	89.4%	341,278	0.6	14.00	1
2027 & Thereafter	41,446	1.1	90.4%	558,275	1.0	13.47	24
Vacant	375,036	9.6	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	3,926,180	100.0%		$57,005,550	100.0%	$16.05	475

(1)	Rollover schedule based on the leases for tenants occupying space at the improvements, which are not collateral for the OZRE Leased Fee Portfolio Loan Combination.

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OZRE LEASED FEE PORTFOLIO

Portfolio Summary(1)

Property	Location	Property Type	Year Built	SF	# of Tenants	Occupancy	Allocated Loan Amount ($)(2)	Allocated Loan Amount (%)	Appraised Value(3)
300 Arboretum Pl	N. Chesterfield, VA	Office	1988	214,209	20	100.0%	$12,750,000	7.3%	$16,300,000
700 East Gate Dr	Mount Laurel, NJ	Office	1984	119,272	12	84.4%	10,000,000	5.7	13,840,000
6802 Paragon Pl	Richmond, VA	Office	1998, 2000	143,783	22	100.0%	9,250,000	5.3	11,775,000
6800 Paragon Pl	Richmond, VA	Office	1986	146,365	27	88.4%	9,175,000	5.2	10,475,000
7501 Boulder View Dr	N. Chesterfield, VA	Office	1989	136,654	14	88.8%	6,650,000	3.8	8,425,000
2100 West Laburnum Ave	Richmond, VA	Office	1984	128,301	34	95.8%	6,650,000	3.8	8,100,000
7300 Beaufont Springs Dr	N. Chesterfield, VA	Office	1998	120,665	3	100.0%	6,650,000	3.8	7,450,000
4870 Sadler Rd	Glen Allen, VA	Office	2000	62,100	8	100.0%	5,350,000	3.0	6,218,099
12015 Lee Jackson Mem Hwy	Fairfax, VA	Office	1985	150,758	8	72.2%	5,250,000	3.0	6,150,000
6806 Paragon Pl	Richmond, VA	Office	1998, 2000	74,480	7	91.2%	5,200,000	3.0	5,950,000
925 Harvest Dr	Blue Bell, PA	Office	1990	62,957	11	93.4%	4,500,000	2.6	6,650,000
555 Croton Rd	King of Prussia, PA	Office	1999	96,909	14	71.1%	4,250,000	2.4	7,400,000
980 Harvest Dr	Blue Bell, PA	Office	1988	62,379	8	77.8%	4,000,000	2.3	6,150,000
309 Fellowship Rd	Mount Laurel, NJ	Office	1982	55,698	8	93.0%	3,400,000	1.9	4,660,000
11781 Lee Jackson Mem Hwy	Fairfax, VA	Office	1982	130,381	16	77.9%	3,250,000	1.8	3,950,000
305 Fellowship Rd	Mount Laurel, NJ	Office	1980	56,583	8	95.3%	3,025,000	1.7	4,840,000
701 East Gate Dr	Mount Laurel, NJ	Office	1986	61,794	10	91.2%	3,000,000	1.7	4,380,000
920 Harvest Dr	Blue Bell, PA	Office	1989	51,875	1	100.0%	3,000,000	1.7	4,210,000
1025 Boulders Pkwy	N. Chesterfield, VA	Office	1994	93,143	13	84.4%	3,000,000	1.7	4,050,000
4880 Sadler Rd	Glen Allen, VA	Office	1998, 2000	63,427	3	100.0%	3,000,000	1.7	3,506,901
2240-2250 Butler Pike	Plymouth Mtng, PA	Office	1970-1984	52,229	3	100.0%	2,750,000	1.6	4,200,000
7401 Beaufont Springs Dr	N. Chesterfield, VA	Office	1996	82,781	7	92.8%	2,750,000	1.6	4,175,000
2511 Brittons Hill Rd	Richmond, VA	Industrial	1988	132,548	4	100.0%	2,750,000	1.6	3,675,000
2201 Tomlynn St	Richmond, VA	Industrial	1990	85,861	13	95.0%	2,750,000	1.6	3,675,000
4805 Lake Brook Dr	Glen Allen, VA	Office	1995	60,208	8	73.9%	2,575,000	1.5	3,875,000
4401 Fair Lakes Ct	Fairfax, VA	Office	1987	55,828	8	87.6%	2,550,000	1.5	3,050,000
2812 Emerywood Pkwy	Richmond, VA	Office	1979-2000	56,984	8	84.6%	2,500,000	1.4	3,525,000
9100 Arboretum Pkwy	N. Chesterfield, VA	Office	1988	58,446	26	100.0%	2,500,000	1.4	3,325,000
500 Enterprise Rd	Horsham, PA	Office	1991	66,751	1	100.0%	2,350,000	1.3	2,950,000
303 Fellowship Rd	Mount Laurel, NJ	Office	1979	53,768	9	85.4%	2,275,000	1.3	3,810,000
9011 Arboretum Pkwy	N. Chesterfield, VA	Office	1990	73,183	15	85.0%	2,250,000	1.3	3,950,000
910 Harvest Dr	Blue Bell, PA	Office	1989	52,611	2	100.0%	2,250,000	1.3	3,360,000
7325 Beaufont Springs Dr	N. Chesterfield, VA	Office	1998	77,648	4	66.0%	2,250,000	1.3	2,975,000
1 Progress Dr	Horsham, PA	Office	1988	79,204	2	70.4%	2,000,000	1.1	3,400,000
2260 Butler Pike	Plymouth Mtng, PA	Office	1984	31,892	3	100.0%	2,000,000	1.1	3,210,000
140 West Germantown Pike	Plymouth Mtng, PA	Office	1985	25,357	8	100.0%	1,850,000	1.1	2,850,000
307 Fellowship Rd	Mount Laurel, NJ	Office	1981	54,073	15	80.8%	1,850,000	1.1	2,500,000
9210 Arboretum Pkwy	N. Chesterfield, VA	Office	1988	48,423	6	100.0%	1,650,000	0.9	2,600,000
2221 Dabney Rd	Richmond, VA	Industrial	1983	45,250	6	100.0%	1,650,000	0.9	2,190,221
9200 Arboretum Pkwy	N. Chesterfield, VA	Office	1988	49,542	6	100.0%	1,650,000	0.9	2,025,000
815 East Gate Dr	Mount Laurel, NJ	Office	1986	25,500	3	100.0%	1,600,000	0.9	2,364,963
120 West Germantown Pike	Plymouth Mtng, PA	Office	1985	30,574	6	79.9%	1,575,000	0.9	2,420,000
4364 South Alston Ave	Durham, NC	Office	1985	57,245	4	95.6%	1,450,000	0.8	1,930,000
308 Harper Dr	Moorestown, NJ	Office	1976	59,500	7	72.2%	1,425,000	0.8	2,020,000
2251 Dabney Rd	Richmond, VA	Industrial	1983	42,000	5	100.0%	1,400,000	0.8	1,884,779
2212 Tomlynn St	Richmond, VA	Industrial	1985	45,353	1	100.0%	1,400,000	0.8	1,763,612
2256 Dabney Rd	Richmond, VA	Industrial	1983	33,413	6	100.0%	1,125,000	0.6	1,500,000
2246 Dabney Rd	Richmond, VA	Industrial	1991	33,271	1	100.0%	1,125,000	0.6	1,425,000
2244 Dabney Rd	Richmond, VA	Industrial	1995	33,050	1	100.0%	1,100,000	0.6	1,425,000
2130 Tomlynn St	Richmond, VA	Industrial	1986, 1988	29,700	5	100.0%	1,050,000	0.6	1,336,388
2161 Tomlynn St	Richmond, VA	Industrial	1985	41,550	6	100.0%	1,000,000	0.6	1,800,000
2248 Dabney Rd	Richmond, VA	Industrial	1991	30,184	2	100.0%	1,000,000	0.6	1,375,000
2112 Tomlynn St	Richmond, VA	Industrial	1984	23,850	6	100.0%	925,000	0.5	1,200,000
2277 Dabney Rd	Richmond, VA	Industrial	1986	50,400	4	100.0%	925,000	0.5	1,175,000
9211 Arboretum Pkwy	N. Chesterfield, VA	Office	1991	30,791	4	100.0%	900,000	0.5	1,400,000
2240 Dabney Rd	Richmond, VA	Industrial	1984	15,389	2	100.0%	500,000	0.3	600,000
817 East Gate Dr	Mount Laurel, NJ	Office	1986	25,351	6	80.7%	375,000	0.2	515,037
161 Gaither Dr	Mount Laurel, NJ	Office	1987	44,739	5	58.2%	375,000	0.2	490,000
Total				3,926,180	475	90.4%	$175,750,000	100.0%	$236,425,000
Portfolio Value									$250,400,000

(1)	The collateral for the OZRE Leased Fee Portfolio Loan represents the fee simple interests in the land (and not the related improvements) but Property Type, Year Built, SF, # of Tenants and Occupancy in the table above are shown based on the non-collateral leasehold improvements.

(2)	Based on the OZRE Leased Fee Portfolio Loan Combination amount.

(3)	The portfolio appraised value of $250.4 million reflects a premium of 5.9% attributed to the aggregate value of the OZRE Leased Fee Portfolio Properties as a whole. The sum of the value of each of the OZRE Leased Fee Portfolio Properties on an individual basis is $236,425,000.

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OZRE LEASED FEE PORTFOLIO

The following table presents certain information relating to historical occupancy for the non-collateral improvements at the OZRE Leased Fee Portfolio Properties:

Historical Leased %(1)

2013	2014	As of 6/30/2015	As of 1/5/2016
88.1%	90.3%	89.4%	90.4%

(1)	The collateral for the OZRE Leased Fee Portfolio Loan Combination represents the fee simple interests in the land (and not the related improvements).

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the OZRE Leased Fee Portfolio Properties:

In-Place Ground Rent Cash Flow Analysis

	In Place Ground Rent(1)	Underwritten(2)	Year 10 Contractual
Base Rent(3)	$11,894,564	$13,325,934	$14,854,680
Value of Vacant Space	N/A	N/A	N/A
Net Operating Income / Net Cash Flow	$11,894,564	$13,325,934	$14,854,680

(1)	The NOI and NCF DSCR based on the In Place Ground Rent is 1.55x

(2)	Based on the average ground rent through the OZRE Leased Fee Portfolio Loan term.

(3)	Base Rent represents the ground rent that is paid on the 58 OZRE Leased Fee Portfolio Properties.

Cash Flow Analysis of Non-Collateral Improvements(1)

	2012	2013	2014	2015	In-Place / Budget(2)	In Place/Budget Per SF
Base Rent	$50,984,116	$51,138,867	$49,921,676	$51,409,704	$57,005,550	$14.52
Value of Vacant Space	0	0	0	0	$7,355,637	$1.87
Gross Potential Rent	$50,984,116	$51,138,867	$49,921,676	$51,409,704	$64,361,187	$16.39
Total Recoveries	8,674,973	8,807,735	8,853,860	9,445,509	9,139,235	2.33
Total Other Income	1,337,883	1,032,078	635,980	633,382	383,411	0.10
Less: Vacancy	0	0	0	0	(9,726,724)	(2.48)
Effective Gross Income	$60,996,972	$60,978,680	$59,411,516	$61,488,595	$64,157,108	$16.34
Total Operating Expenses	25,132,968	25,516,841	26,106,844	26,811,288	27,582,608	7.03
Net Operating Income	$35,864,004	$35,461,839	$33,304,672	$34,677,307	$36,574,500	$9.32
TI/LC	0	0	0	0	3,926,444	1.00
Capital Expenditures	0	0	0	0	785,289	0.20
Net Cash Flow	$35,864,004	$35,461,839	$33,304,672	$34,677,307	$31,862,767	$8.12

(1)	Based on the cash flow of the improvements of the OZRE Leased Fee Portfolio Properties. Neither the cash flow nor the improvements are collateral for the OZRE Leased Fee Portfolio Loan.

(2)	Non-Collateral In-Place/Budget based on January 2016 rent roll for tenants at the improvements with vacant units leased-up to assumed market rents and approximately $1.3 million in rent steps through January 2017. Total Recoveries and Total Operating Expenses are based on the borrower’s 2016 budget, inclusive of a 4% management fee. Non-Collateral In-Place/Budget also includes a 15.1% market vacancy adjustment, $1.00 per SF in TI/LCs and $0.20 in Capital Expenditures. Non-Collateral In-Place/Budget excludes ground rent payments due under the Ground Lease.

■	Appraisal. According to the appraisal, the OZRE Leased Fee Portfolio Properties had an “as-is” portfolio appraised value of $250,400,000 as of January 2016, which reflects a premium of 5.9% attributed to the aggregate value of the OZRE Leased Fee Portfolio Properties as a whole. The sum of the value of each of the OZRE Leased Fee Portfolio Properties on an individual basis is $236,425,000.

■	Environmental Matters. The Phase I environmental reports dated September 2015 to January 2016 recommended (i) the development of an in-place asbestos operations and maintenance plan for certain OZRE Leased Fee Portfolio Properties, (ii) the establishment of a reserve account (as described below under “—Escrows”) related to the environmental insurance policy (the “PLL Policy”) (as described below) and (iii) with respect to the 2277 Dabney Road Property (which is subject to a voluntary remediation program), the borrower’s obtaining closure and recording a deed restriction. See “Description of the Mortgage Pool – Environmental Considerations” in the Preliminary Prospectus.

■	Market Overview and Competition. The OZRE Leased Fee Portfolio Properties are located in Virginia, Pennsylvania, New Jersey and North Carolina.

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OZRE LEASED FEE PORTFOLIO

Market Overview(1)

MSA	Submarket	NRA	In-Place Rent(2)	Market Rent(3)	In-Place Vacancy(2)	Market Vacancy

Raleigh / Durham, NC	RTP / RDU	57,245	$17.64	$19.95	4.4%	12.8%
Philadelphia	North Burlington County	556,278	$10.83	$13.19	15.8%	9.6%
Philadelphia	Plymouth Mtg. / Blue Bell	369,874	$19.54	$22.50	6.5%	11.2%
Philadelphia	Horsham / Willow Grove	145,955	$11.38	$22.75	16.1%	11.2%
Philadelphia	King of Prussia / Wayne	96,909	$16.39	$25.47	28.9%	11.2%
Washington, DC	Fairfax Center	336,967	$22.37	$28.12	21.9%	15.5%
Richmond VA	Innsbrook	185,735	$20.11	$18.84	8.5%	9.0%
Richmond VA	Midlothian Corridor	985,485	$14.53	$16.06	7.9%	8.6%
Richmond VA	Scott’s Add / West End Ind	641,819	$7.02	$6.86	0.7%	6.5%
Richmond VA	Glenside / Broad St.	421,612	$17.66	$17.96	7.7%	9.0%
Richmond VA	West End	128,301	$15.22	$15.41	4.6%	9.0%
Total / Wtd Avg.		3,926,180	$14.52	$16.64	9.6%	9.5%

(1)	Source: Appraisals.

(2)	Based on in-place triple-net lease rent for tenants occupying space at the improvements and in-place vacancy for the improvements, which are not collateral for the OZRE Leased Fee Portfolio Loan Combination.

(3)	Based on the appraisals’ concluded market rent for the improvements at the OZRE Leased Fee Portfolio Properties.

■	The Borrower. The borrower, Map Fee Owner LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the OZRE Leased Fee Portfolio Loan. The sponsors of the borrower and non-recourse carveout guarantors are Och-Ziff Real Estate Fund III L.P., Och-Ziff Real Estate Parallel Fund III A, L.P., Och-Ziff Real Estate Parallel Fund III B, L.P., Och-Ziff Real Estate Parallel Fund III D, L.P. and Och-Ziff Real Estate Parallel Fund III E, L.P. (collectively, the “OZRE III Funds”) on a joint and several basis.

The OZRE III Funds are controlled by a single general partner, Och-Ziff Real Estate Capital III, L.P. (“Och-Ziff Real Estate”), which is an affiliate of one of the largest alternative asset managers in the world (“Och-Ziff”). As of December 31, 2015, Och-Ziff had $45.5 billion of assets under management with approximately $2.0 billion in real estate funds. Och-Ziff Real Estate was founded by Steven E. Orbuch to make investments in real estate and real estate related assets. Och-Ziff Real Estate has acquired over $5 billion of real estate assets including eight million SF of office and industrial property, over 10,000 multifamily and senior housing units, 7,000 hotel rooms and seven million SF of retail assets throughout the United States.

■	Escrows. Upon the occurrence of a Ground Lease Termination, the borrower will be required to deposit an amount equal to $65,503 into a replacement reserve account and an amount equal to $327,392 into a tenant improvements and leasing commissions reserve account.

In the event that the Ground Lease Trigger Period (as defined below) has commenced and is continuing and the Ground Lessee is not paying taxes and/or insurance premiums (or otherwise self-insuring) as required under the Ground Lease, the borrower will be required to deposit one-twelfth of the annual taxes and/or one-twelfth of the insurance premiums necessary to bind coverage required by the OZRE Leased Fee Portfolio Loan documents (in each case, as determined by the lender) into a tax and insurance reserve account.

If the Ground Lease has been partially terminated as described below under “—Ground Lease Termination”, and the related severed lease is subject to a Ground Lease Termination, the borrower is required to deposit an allocated amount of each reserve described above for each Property demised by such severed lease.

If at any time all or any portion of the improvements to any OZRE Leased Fee Portfolio Property becomes subject to one or more leases to a tenant that leases 20% or more of the aggregate net rentable square footage or in-place rents of the improvements at the OZRE Leased Fee Portfolio Properties as a whole, the borrower will be required to deposit all excess cash flow with the lender to be used to pay any reimbursement costs associated with re-tenanting such space, commencing on any of the following dates that is (i) 30 days from the date such tenant ceases operations at its leased premises, (ii) the date such tenant provides notice to vacate or not renew its lease or (iii) the date such tenant is involved in a bankruptcy action.

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OZRE LEASED FEE PORTFOLIO

In the event that as of March 5, 2022, the borrower has not paid the premium required to extend the PLL Policy for three additional years, the borrower is required to deposit $26,019 each month for 12 months (commencing March 6, 2022), into a lender-controlled escrow account (the “PLL Policy Escrow”), which amount may be used to pay premium amounts due in connection with the extension of the PLL Policy to allow for the reporting of claims for an additional three years.

■	Lockbox and Cash Management. The OZRE Leased Fee Portfolio Loan Combination is structured with a hard lockbox and in place cash management. Pursuant to the Ground Lease, the Ground Lessee is required to make monthly rent payments into the lender controlled lockbox account, which payments will be transferred on the next business day to the lender controlled cash management account. On each due date, any amounts remaining after payment of debt service and required reserves will be transferred to the borrower. During the continuance of a Cash Trap Period, all excess cash will be swept into an excess cash flow reserve and held by the lender as additional collateral for the OZRE Leased Fee Portfolio Loan Combination.

A “Cash Trap Period” will occur (i) during any event of default, (ii) during any bankruptcy action of the borrower, guarantor, or property manager or (iii) during a Ground Lease Trigger Period.

A “Ground Lease Trigger Period” will occur (i) upon an event of default under the Ground Lease (or a severed ground lease, if applicable), (ii) upon the Ground Lessee’s delivery of written notice of its intention to terminate the Ground Lease (or a severed ground lease, if applicable), other than in connection with a partial release effectuated in accordance with the terms of the OZRE Leased Fee Portfolio Loan Combination documents, (iii) upon the institution of legal action by the borrower or the Ground Lessee seeking to terminate or cancel the Ground Lease (or any severed ground lease, if applicable) without lender consent, (iv) upon a Ground Lease Termination or (v) upon the occurrence of any bankruptcy action with respect to the Ground Lessee.

A “Ground Lease Termination” will exist when (a) the Ground Lease (or any severed ground lease, if applicable) has been terminated, cancelled or otherwise ceases to remain in full force and effect as to any portion of the OZRE Leased Fee Portfolio Properties, other than in connection with a partial release, and/or (b) title to and/or possession of all or any portion of the improvements has been returned to or otherwise acquired by the borrower.

■	Property Management. The OZRE Leased Fee Portfolio Properties are self-managed by the borrower. The improvements located at the OZRE Leased Fee Portfolio Properties are managed by Brandywine, pursuant to an agreement between Brandywine and the Ground Lessee. Brandywine is one of the largest, full-service, integrated real estate companies in the country. Founded in 1994 and based in Radnor, Pennsylvania, Brandywine is organized as a real estate investment trust which invests in office, mixed-use, and industrial properties. As of June 30, 2015, Brandywine owned 199 properties (the OZRE Leased Fee Portfolio Properties account for 33.7% of such properties), including 167 office properties and 20 industrial facilities, containing an aggregate of approximately 25.1 million net rentable SF.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Ground Lease. The OZRE Leased Fee Portfolio Properties are subject to a Ground Lease, which was executed at origination of the OZRE Leased Fee Portfolio Loan Combination (the “Ground Lease”). The Ground Lessee is 50% owned by but not day-to-day controlled by affiliates of the borrower and 50% owned by and day-to-day controlled by Brandywine Realty Trust (“Brandywine”). See “—Property Management” above for additional information relating to Brandywine.

At origination, the borrower delivered a true lease opinion with respect to the Ground Lease. With respect to the OZRE Leased Fee Portfolio Properties located in Virginia, Pennsylvania and North Carolina, the Ground Lease has a term of 99 years with a lease expiration date of February 3, 2115 and with respect to the OZRE Leased Fee Portfolio Properties located in New Jersey, the Ground Lease has a term of 98 years with a lease expiration of February 3, 2114. Annual ground rent is currently $11,894,564 with annual increases of 2.5% for the first 10 years. For every 10-year period thereafter, the borrower (as ground lessor) is entitled to elect whether the annual increase to the then-current rent will be (i) 2.5% or (ii) an amount determined by the consumer price index escalation for the most recent 12-month period, subject to lender approval.

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OZRE LEASED FEE PORTFOLIO

The Ground Lessee has a one-time option to purchase the borrower’s leased fee interests effective February 4, 2026 at a price to be determined at the then prevailing fair market value (based on criteria specified in the Ground Lease), subject to a floor of $330.0 million. The OZRE Leased Fee Portfolio Loan Combination is required to be paid in full prior to the exercise of the purchase option.

The Ground Lessee has the right to voluntarily transfer less than all of its leasehold interest in one or more OZRE Leased Fee Portfolio Properties to a third party and to cause those transferred OZRE Leased Fee Portfolio Properties to be removed from the Ground Lease, and to be instead demised under an identical new ground lease between that third party, as Ground Lessee, and the borrower, as ground lessor. Any such transfer is subject to the borrower’s consent (which may not be unreasonably withheld, except that the borrower may withhold its consent in its sole and absolute discretion if the transfer: (i) would be to a person who violates OFAC or similar representations or who does not possess experience owning and operating properties like the Ground Lease substantially equivalent to that of the Ground Lessee, or (ii) would result in the ratio of net operating income from the OZRE Leased Fee Portfolio Properties subject to the Ground Lease (following such transfer) or the new lease, respectively, when compared to the rent payable under such lease, to be less than 1.75x, as determined by the borrower). The OZRE Leased Fee Portfolio Loan agreement provides for lender consent to any transfers which require the consent of the borrower. Any involuntary transfer of the leasehold estate which occurred due to a foreclosure or similar remedial action by the leasehold lender, or the first voluntary transfer by such lender following acquisition of title, or any severed lease created in connection therewith, is permitted without the consent of the borrower. The Ground Lessee has pledged its interest as security for an unrelated loan.

■	Release of Collateral. Any time during the term of the OZRE Leased Fee Portfolio Loan Combination, the borrower may obtain the release of an individual OZRE Leased Fee Portfolio Property if, among other requirements, (i) the debt service coverage ratio as calculated under the OZRE Leased Fee Portfolio Loan documents after the release is at least than the greater of (a) 1.55x (the debt service coverage ratio based on the year one ground rent payment) and (b) the debt service coverage ratio immediately prior to such release, (ii) the debt yield as calculated under the OZRE Leased Fee Portfolio Loan documents after the release is at least the greater of (a) 6.77% (the debt yield based on the year one ground rent payment) and (b) the debt yield immediately preceding such release, and (iii) the borrower partially prepays the OZRE Leased Fee Portfolio Loan Combination in an amount equal to the applicable Release Amount, together with the applicable yield maintenance premium.

The “Release Amount” means (i) with respect to each of the 300 Arboretum Place, 6802 Paragon Place, 6800 Paragon Place, 7501 Boulder View Drive, 2100 West Laburnum Avenue, 7300 Beaufont Springs Drive, 4870 Sadler Road, 12015 Lee Jackson Memorial Highway, 6806 Paragon Place, 4880 Sadler Road, 7401 Beaufont Springs Drive, 4805 Lake Brook Drive and 4401 Fair Lakes Court Properties, 125% of the related allocated loan amount and (ii) with respect to any other release, 105% of the related allocated loan amount, or if prior release prices paid are greater than or equal to $17,575,000 in the aggregate, 120% of the related allocated loan amount.

■	Terrorism Insurance. The borrower is required to maintain insurance for, among other forms of coverage, terrorism and acts of terrorism, subject to certain conditions under the related OZRE Leased Fee Portfolio Loan documents, so long as the lender determines that either (i) prudent owners of real estate comparable to the OZRE Leased Fee Portfolio Properties are maintaining same or (ii) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

14

HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Huntington Beach, California	Cut-off Date Principal Balance(2)		$54,000,000
Property Type	Hospitality	Cut-off Date Principal Balance per Room(1)		$386,847
Size (Rooms)	517	Percentage of Initial Pool Balance		7.1%
Total TTM Occupancy as of 12/31/2015	83.5%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 12/31/2015	83.5%	Type of Security		Fee Simple
Year Built / Latest Renovation	2003 / 2009-2015	Mortgage Rate		5.07000%
Appraised Value	$367,900,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest-Only Period (Months)		48
Underwritten Revenues	$88,435,908
Underwritten Expenses	$62,406,949	Escrows
Underwritten Net Operating Income (NOI)	$26,028,959
Underwritten Net Cash Flow (NCF)	$22,537,164		Upfront	Monthly
Cut-off Date LTV Ratio(1)	54.4%	Taxes	$898,739	$299,580
Maturity Date LTV Ratio(1)	49.2%	Insurance	$743,645	$63,174
DSCR Based on Underwritten NOI / NCF(1)	2.00x / 1.74x	FF&E(3) (4)	$9,300,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	13.0% / 11.3%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$200,000,000	99.9%	Loan Payoff	$102,519,949	51.2%
Other Sources	136,576	0.1	Principal Equity Distribution	77,797,460	38.9
			Reserves	10,942,384	5.5
			Other Uses(5)	7,900,000	3.9
			Closing Costs	976,782	0.5
Total Sources	$200,136,576	100.0%	Total Uses	$200,136,576	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination.

(2)	The Hyatt Regency Huntington Beach Resort & Spa Loan has an outstanding principal balance as of the Cut-off Date of $54,000,000 and represents the controlling note A-1-1 of the $200,000,000 Hyatt Regency Huntington Beach Resort & Spa Loan Combination, which is evidenced by six pari passu notes. The related companion loans are evidenced by (i) the non-controlling note A-1-2 (with an outstanding principal balance as of the Cut-off Date of $6,000,000), which is currently held by Citigroup Global Markets Realty Corp. and expected to be contributed to one or more future commercial mortgage securitization transactions, (ii) the non-controlling note A-2 (with an outstanding principal balance as of the Cut-off Date of $40,000,000), which is currently held by Citigroup Global Markets Realty Corp. and expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-3 (with an outstanding principal balance as of the Cut-off Date of $40,000,000), which is currently held by Citigroup Global Markets Realty Corp. and expected to be contributed to one or more future commercial mortgage securitization transactions, (iv) the non-controlling note A-4 (with an outstanding principal balance as of the Cut-off Date of $50,000,000), which is currently held by UBS Real Estate Securities Inc. and expected to be contributed to one or more future commercial mortgage securitization transactions, and (v) the non-controlling note A-5 (with an outstanding principal balance as of the Cut-off Date of $10,000,000), which is currently held by UBS Real Estate Securities Inc. and expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(3)	The $9,300,000 for FF&E is held by the Hyatt Manager (as defined below) in an account in which the lender has a perfected security interest. See “—Escrows” below.

(4)	The monthly FF&E reserve is one-twelfth of 4.0% of total revenue, however the requirement to fund the FF&E reserve on each monthly payment due date is waived per the terms of the Hyatt Regency Huntington Beach Resort & Spa Loan agreement under certain conditions. See “—Escrows” below.

(5)	Other Uses of $7,900,000 represents the borrower’s purchase of the fee simple interest in the Hyatt Regency Huntington Beach Resort & Spa Property. The Hyatt Regency Huntington Beach Resort & Spa Property was previously encumbered by a ground lease.

■	The Mortgage Loan. The mortgage loan (the “Hyatt Regency Huntington Beach Resort & Spa Loan”) is part of a loan combination (the “Hyatt Regency Huntington Beach Resort & Spa Loan Combination”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 517-room full service hotel located in Huntington Beach, California (the “Hyatt Regency Huntington Beach Resort & Spa Property”). The Hyatt Regency Huntington Beach Resort & Spa Loan, which is evidenced by note A-1-1 and represents the controlling interest in the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, had an original principal balance of $54,000,000, has an outstanding principal balance as of the Cut-off Date of $54,000,000 and represents approximately 7.1% of the Initial Pool Balance. The related companion loans (the “Hyatt Regency Huntington Beach Resort & Spa Companion Loans”) had an aggregate original principal balance of $146,000,000, have an outstanding principal balance as of the Cut-off Date of $146,000,000 and are evidenced by (i) the non-controlling notes A-1-2, A-2 and A-3, which are currently held by Citigroup Global Markets Realty Corp. and are expected to be contributed to one or more future commercial mortgage securitization transactions, and (ii) the non-controlling notes A-4 and A-5, which are currently held by UBS Real Estate Securities Inc. and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Hyatt Regency Huntington Beach Resort & Spa Loan Combination was co-originated by Citigroup Global Markets Realty Corp. and UBS Real Estate Securities Inc. on April 27, 2016, had an original principal balance of $200,000,000, has an outstanding principal balance as of the Cut-off Date of $200,000,000 and accrues interest at an interest rate of 5.07000% per annum. The proceeds of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination were primarily used to refinance the existing debt on the Hyatt Regency Huntington Beach Resort & Spa Property, return equity to the borrower sponsor, fund reserves, acquire the fee simple interest in the Hyatt Regency Huntington Beach Resort & Spa Property and pay origination costs. The previous mortgage loan secured by the Hyatt Regency Huntington Beach Resort & Spa Property was included in the JPMCC 2006-LDP7 securitization trust.

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HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

The Hyatt Regency Huntington Beach Resort & Spa Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Hyatt Regency Huntington Beach Resort & Spa Loan requires interest only payments on each due date through and including the due date occurring in May 2020 and thereafter requires payments of interest and principal based on a 30-year amortization schedule. The scheduled maturity date of the Hyatt Regency Huntington Beach Resort & Spa Loan is the due date in May 2026. Provided that no event of default has occurred and is continuing under the Hyatt Regency Huntington Beach Resort & Spa Loan documents, at any time after the earlier of the third anniversary of origination of the Hyatt Regency Huntington Beach Resort & Spa Loan and the second anniversary of the securitization of the last portion of the Hyatt Regency Huntington Beach Resort & Spa Loan Combination, the Hyatt Regency Huntington Beach Resort & Spa Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Hyatt Regency Huntington Beach Resort & Spa Loan documents. Provided that no event of default has occurred and is continuing under the Hyatt Regency Huntington Beach Resort & Spa Loan documents, voluntary prepayment of the Hyatt Regency Huntington Beach Resort & Spa Loan without a prepayment premium or yield maintenance charge is permitted on or after the due date in February 2026.

■	The Mortgaged Property. The Hyatt Regency Huntington Beach Resort & Spa Property is a 517-room, full service hotel located on approximately 15.1 acres in Huntington Beach, California. The Hyatt Regency Huntington Beach Resort & Spa Property consists of two main buildings, the hotel and the conference center, which were constructed in 2003 and underwent renovations totaling approximately $24.0 million from 2009 to 2015. Of the 517 guestrooms, 57 are suites ranging in size from 888 SF to 2,515 SF. All guestrooms include a balcony or patio. There are 990 on-site parking spaces located in a two-level subterranean parking garage located beneath the Hyatt Regency Huntington Beach Resort & Spa Property. The Hyatt Regency Huntington Beach Resort & Spa Property is directly connected to the beachfront of Huntington Beach by a pedestrian bridge which extends over the Pacific Coast Highway.

Meeting space at the Hyatt Regency Huntington Beach Resort & Spa Property exceeds 110,000 SF, including a 20,000 SF grand ballroom with Pacific Ocean views and a maximum capacity of over 2,000 people, as well as two additional ballrooms with Pacific Ocean views and a maximum capacity ranging from 366 to 677 people. In addition to multiple ballrooms, the Hyatt Regency Huntington Beach Resort & Spa Property contains meeting and boardroom space for smaller groups and approximately 40,000 SF of outdoor function space.

The Hyatt Regency Huntington Beach Resort & Spa Property contains six restaurants including Watertable, which received an Open Table Diners’ Choice Award as one of the Top 100 Best Restaurants in America. Watertable formerly operated as The Californian before The Californian was closed and fully renovated between November 2013 and April 2014. Over $4.5 million was spent on renovating and converting The Californian into Watertable and increasing the restaurant’s capacity from 150 to 250 seats. In 2012, The Californian had revenues of approximately $2.0 million. After reopening as Watertable, the restaurant had revenues of approximately $5.6 million in 2015.

Pacific Waters Spa, located at the Hyatt Regency Huntington Beach Resort & Spa Property, is a 20,000 SF spa available to both hotel guests and non-guests. The spa features 17 treatment rooms in addition to outdoor private treatment areas, a dry sauna, a steam room, men’s and women’s lounges with private whirlpools, waterfall showers, a fitness center and a full service salon. Recreational facilities at the Hyatt Regency Huntington Beach Resort & Spa include a lagoon-style swimming pool and a separate water playground featuring three water slides, a hot tub and a children’s pool.

Hyatt Hotels Corporation owns a 40% indirect ownership interest in the borrower. Thus, the Hyatt Regency Huntington Beach Resort & Spa Property operates without a franchise agreement. The Hyatt Regency Huntington Beach Resort & Spa Property instead operates under a management agreement with Hyatt Corporation which expires in December 2028 and has one five-year renewal option remaining (such agreement, the “Hyatt Management Agreement”).

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HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Hyatt Regency Huntington Beach Resort & Spa Property and its competitive set, as provided in a third-party industry travel research report for the Hyatt Regency Huntington Beach Resort & Spa Property:

Historical Statistics

	Hyatt Regency Huntington Beach Resort & Spa Property(1)			Competitive Set(2)			Penetration(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2011	73.4%	$211.18	$154.91	59.5%	$220.75	$131.25	123.4%	95.7%	118.0%
2012	75.9%	$219.51	$166.70	63.9%	$229.06	$146.35	118.9%	95.8%	113.9%
2013	77.2%	$233.14	$179.92	68.4%	$208.54	$142.62	112.8%	111.8%	126.2%
2014	83.4%	$247.21	$206.10	72.3%	$212.91	$153.93	115.3%	116.1%	133.9%
2015	83.5%	$260.59	$217.50	72.9%	$224.74	$163.86	114.5%	116.0%	132.7%

(1)	As provided by the borrower.
(2)	Source: industry travel research report.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Hyatt Regency Huntington Beach Resort & Spa Property:

Cash Flow Analysis(1)

	2013	2014	2015	Underwritten	Underwritten $ per Room
Room Revenue	$33,951,287	$38,892,228	$41,155,432	$41,155,432	$79,604
Food & Beverage Revenue	29,359,486	35,702,200	38,650,718	38,650,718	74,760
Other Revenue(2)	7,470,962	8,682,344	8,448,331	8,629,758	16,692
Total Revenue	$70,781,735	$83,276,772	$88,254,481	$88,435,908	$171,056

Room Expense	$9,428,529	$10,934,411	$10,884,686	$10,884,686	$21,054
Food & Beverage Expense	19,920,331	23,973,352	25,639,989	25,639,989	49,594
Other Expense	2,521,073	2,940,575	3,291,782	3,286,142	6,356
Total Departmental Expense	$31,869,933	$37,848,338	$39,816,457	$39,810,817	$ 77,004
Total Undistributed Expense	17,064,467	18,437,251	18,894,270	18,909,767	36,576
Total Fixed Charges	3,013,600	3,179,772	3,238,484	3,686,365	7,130
Total Operating Expenses	$51,948,000	$59,465,361	$61,949,211	$62,406,949	$120,710

Net Operating Income	$18,833,735	$23,811,411	$26,305,270	$26,028,959	$50,346
FF&E	3,539,087	4,163,839	4,412,724	3,491,795	6,754
Net Cash Flow	$15,294,648	$19,647,573	$21,892,546	$22,537,164	$43,592

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Revenue consists primarily of parking fees, resorts fees, health club, spa and fitness center revenue, and revenue generated from three third-party tenant leases related to 5,845 SF of retail space at the Hyatt Regency Huntington Beach Resort & Spa Property.

■	Appraisal. According to the appraisal, the Hyatt Regency Huntington Beach Resort & Spa Property had an “as-is” appraised value of $367,900,000 as of March 18, 2016 and is expected to have an “as stabilized” appraised value of $383,500,000 as of March 18, 2018. The “as stabilized” appraised value of $383,500,000 reflects the appraiser’s assumption of stabilized occupancy of 84.0% and stabilized ADR of $285.89.

■	Environmental Matters. According to the Phase I environmental report, dated January 20, 2016, there were no recognized environmental conditions or recommendations for further action at the Hyatt Regency Huntington Beach Resort & Spa Property.

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HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

■	Market Overview and Competition. The Hyatt Regency Huntington Beach Resort & Spa Property is located in Huntington Beach, Orange County, California, approximately 35 miles southeast of Los Angeles International Airport, 21 miles southwest of Anaheim, California and 5 miles north of Newport Beach, California. According to the U.S. Census Bureau, as of July 2015, Orange County was the sixth most populous county in the United States. According to the appraisal, the 2015 population within a one-, three- and five-mile radius of the Hyatt Regency Huntington Beach Resort & Spa Property was 13,036, 104,896 and 277,280, respectively. According to the appraisal, 2015 estimated average household income within a one-, three- and five-mile radius of the Hyatt Regency Huntington Beach Resort & Spa Property was $106,813, $115,117 and $104,743, respectively. Tourism is one of the leading industries in Huntington Beach, with the city reporting approximately 11.0 million visitors annually. Nicknamed “Surf City, USA”, Huntington Beach has access to 9.5 miles of Pacific Ocean beachfront which attracts surfers from around the world. Popular tourist destinations in the area include Disneyland, Knott’s Berry Farm, Newport Beach, Fashion Island Shopping Center, and Laguna Beach.

According to the city of Huntington Beach, there are over 650 industrial businesses located in Huntington Beach including Boeing, Quicksilver, Cambro Manufacturing, and C&D Aerospace. Orange County is also the headquarters of several Fortune 1,000 companies including Ingram Micro, First American Corporation and Broadcom, as well as the regional headquarters for international businesses such as Mazda, Toshiba, Toyota and Samsung. The Hyatt Regency Huntington Beach Resort & Spa Property had a meeting and group penetration factor of approximately 130.0% in 2015 as a result of, according to the appraisal, having a large number of guestrooms, the largest concentration of meeting and group space in the area, expansive grounds and the ability to utilize the beach area for activities.

The appraiser identified seven properties with varying degrees of competitiveness to the Hyatt Regency Huntington Beach Resort & Spa Property. The following table presents certain information related to the competitive properties identified in the appraisal for the Hyatt Regency Huntington Beach Resort & Spa Property.

Hyatt Regency Huntington Beach Resort & Spa Property Competitive Set(1)

Property	Year Opened	Number of Rooms	Distance (in miles)	Transient Demand	Meeting & Group Demand	Appraiser’s Estimated 2015 Occupancy	Appraiser’s Estimated 2015 ADR	Appraiser’s Estimated 2015 RevPAR
Hyatt Regency Huntington Beach Resort & Spa	2003	517	—	55%	45%	83.5%(2)	$261(2)	$217.50(2)
Kimpton Shorebreak Hotel	2009	157	1.0	75%	25%	80.0%	$220	$176.00
Hilton Huntington Beach Waterfront	1990	290	0.3	75%	25%	80.0%	$240	$192.00
Balboa Bay Resort	2003	159	5.0	70%	30%	75.0%	$200	$150.00
Marriott Newport Beach Hotel & Spa	1975	532	7.0	65%	35%	75.0%	$185	$138.75
Marriott Laguna Cliffs Resort & Spa	1987	378	22.0	60%	40%	75.0%	$215	$161.25
Omni La Costa Resort & Spa	1965	607	57.0	60%	40%	70.0%	$275	$192.50
Loews Coronado Bay Resort	1991	439	81.0	60%	40%	80.0%	$210	$168.00
Total / Wtd. Average		3,079		63%	37%	76.9%	$230	$177.00

(1)	Source: Appraisal.

(2)	As provided by the borrower.

■	The Borrower. The borrower is PCH Beach Resort, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the conversion of the borrower into a Delaware limited liability company that occurred shortly after origination of the Hyatt Regency Huntington Beach Resort & Spa Loan. The non-recourse carveout guarantors are Hyatt Hotels Corporation (which owns a 40% indirect ownership interest in the borrower), Robert L. Mayer Jr., Mayer Financial, L.P. and Grand Resort, LLC.

Hyatt Hotels Corporation (NYSE: H, rated Baa2/BBB by Moody’s/S&P) is a global hospitality company with a 59- year history in developing, owning, operating, managing, franchising and licensing hotels, resorts, branded residences and vacation ownership properties. As of March 31, 2016, Hyatt Hotels Corporation’s worldwide portfolio consisted of 652 properties in 53 countries. For the year ended December 31, 2015, Hyatt Hotels Corporation’s reported revenue and adjusted EBITDA were approximately $4.3 billion and $727 million, respectively. As the Hyatt Regency Huntington Beach Resort & Spa Property is managed by Hyatt Corporation, the Hyatt Regency Huntington Beach Resort & Spa Property operates without a franchise agreement. The management agreement with Hyatt Corporation expires in December 2028 and has one five-year renewal option remaining.

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HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

Robert L. Mayer Jr. is the Chairman and Chief Operating Officer of The Robert Mayer Corporation. The Robert Mayer Corporation has been involved in the financing and development of more than 25,000 residential units and the construction and operation of fourteen hotels including the Hyatt Regency Huntington Beach Resort & Spa Property and the Hilton Huntington Beach Waterfront Resort located adjacent to the Hyatt Regency Huntington Beach Resort & Spa Property.

■	Escrows. On the origination date, the borrower funded aggregate reserves of $10,942,385 with respect to the Hyatt Regency Huntington Beach Resort & Spa Property, comprised of (i) $9,300,000 for FF&E (which is held by the Hyatt Manager (as defined below)), (ii) $898,740 for real estate tax expenses and (iii) $743,645 for insurance expenses.

On each due date, the borrower is required to fund (i) a tax reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $299,580), (ii) an insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay insurance over the then succeeding 12-month period (initially $63,174) and (iii) a reserve for FF&E, in an amount equal to the greater of (a) the FF&E Payment (as defined below) and (b) the amount of the deposit (if any) then required by the Hyatt Manager on account of FF&E under the Hyatt Management Agreement.

An “FF&E Payment” means, with respect to the monthly payment date, an amount equal to one-twelfth of 4% of the greater of (x) the annual gross revenues for the hotel related operations at the Hyatt Regency Huntington Beach Resort & Spa Property for the immediately preceding calendar year as reasonably determined by the lender and (y) the projected annual gross revenues for the hotel related operations at the Hyatt Regency Huntington Beach Resort & Spa Property for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget, or if no approved annual budget exists as of the date of determination, an amount reasonably determined by the lender. The FF&E reserve monthly deposit must (A) initially be determined for the balance of the 2016 calendar year as of the origination date and (B) thereafter be adjusted and determined by the lender annually on the monthly payment date in May 2017 and on each monthly payment date falling in each subsequent May thereafter. Notwithstanding anything in the Hyatt Regency Huntington Beach Resort & Spa Loan documents to the contrary, the lender may require the borrower to increase the monthly deposits required pursuant to the Hyatt Regency Huntington Beach Resort & Spa Loan documents upon 30 days’ notice to the borrower if (1) a Hyatt Regency Huntington Beach Resort & Spa Trigger Period is continuing and the lender determines in its reasonable discretion that an increase is necessary to maintain proper maintenance and operation of the Hyatt Regency Huntington Beach Resort & Spa Property and/or (2) the lender determines in its reasonable discretion that an increase is necessary to reflect increased FF&E expenditures required under the Hyatt Management Agreement and/or set forth in any amendment to the most recently determined approved annual budget.

Provided no event of default has occurred and is continuing, the requirement to fund the FF&E reserve on each due date will be waived, provided that Hyatt Corporation reserves funds for FF&E that will be required to be made to the Hyatt Regency Huntington Beach Resort & Spa Property during each calendar year in a manner substantially consistent with the requirements for FF&E set forth in the Hyatt Management Agreement. The lender has a perfected security interest in the FF&E reserve account held by the Hyatt Manager, which security interest is subject to the Hyatt Manager’s right to use this reserve as described in the Hyatt Management Agreement.

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HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

On each due date (other than the due dates in November and December if sums in the cash management account are insufficient to make all deposits required pursuant to the cash management waterfall), the borrower is required to fund a Seasonality Reserve Monthly Deposit (as defined below) until such time as the seasonality reserve funds deposited for the calendar year equals or exceeds 100% of the aggregate Negative Monthly Amounts (as defined below) for that calendar year based on the then current approved annual budget. The “Seasonality Reserve Monthly Deposit” equals 100% of the quotient of (x) the aggregate Negative Monthly Amounts for the 12 month period divided by (y) the number of months for which there is no Negative Monthly Amount, based on the then current approved annual budget to be adjusted annually on January 1 of each calendar year. The “Negative Monthly Amount” means, with respect to any due date, the amount, if any, by which operating income for the Hyatt Regency Huntington Beach Resort & Spa Property for the calendar month is insufficient to establish a debt service coverage ratio for the applicable month of 1.10x based on the then current approved annual budget to be adjusted annually on January 1 of each year. If at any time the lender reasonably determines that the amount on deposit in the seasonality reserve account will be insufficient to fund the actual or anticipated aggregate cash management account shortfalls expected to be incurred (such amount, the “Aggregate Shortfall”), the borrower is required to deposit with the lender an amount equal to the Aggregate Shortfall.

Provided that no event of default (except any event of default which would be satisfied by the disbursement from the seasonality reserve account) has occurred and is continuing, if, on the due dates in November and December of each year, sums in the cash management account are insufficient to make all deposits required pursuant to the cash management waterfall, the lender is required to disburse a portion of the seasonality reserve funds in an amount equal to the applicable shortfall into the cash management account to be disbursed in accordance with the cash management waterfall. See “—Lockbox and Cash Management” below.

■	Lockbox and Cash Management. Provided no Hard CM Trigger (as defined below) has occurred, all hotel revenue is collected by the Hyatt Manager and deposited in an account to which the Hyatt Manager has access (the “Hotel Operating Account”). The lender has a perfected security interest in the Hotel Operating Account. Provided no event of default has occurred and the Hyatt Management Agreement is in full force and effect, the Hyatt Manager is required to pay all operating expenses from the Hotel Operating Account pursuant to the Hyatt Management Agreement and deposit such funds necessary to maintain the $1,500,000.00 minimum working capital balance required under the Hyatt Management Agreement. All remaining sums are remitted to the lender-controlled lockbox account prior to the 15th day of each month. Upon the occurrence and during the continuance of an event of default, provided (1) the Hyatt Management Agreement is in full force and effect, (2) the Hyatt Manager continues to be the property manager, and (3) none of the Hyatt Manager, the related guarantors or any affiliate of the foregoing controls the borrower, the Hyatt Manager is required to make disbursements from the Hotel Operating Account as follows: (a) first, funds sufficient to pay the monthly real estate tax deposit due for the then applicable due date, if any, to the lender; (b) second, funds sufficient to pay the monthly insurance deposit due for the then applicable due date, if any, to the lender; (c) third, to fund all other approved operating expenses per the approved annual budget (including the base management fee associated with the capital management of the Hyatt Regency Huntington Beach Resort & Spa Property and a working capital amount approved by the lender in its sole discretion) with monthly comparisons reasonably acceptable to the lender of (x) actual operating expenses paid or reimbursed by or on behalf of the borrower pursuant to the prior distributions under this clause (c), to (y) the approved operating expenses per the approved annual budget for the subject month; and (d) fourth, the balance of all revenue derived from the Hyatt Regency Huntington Beach Resort & Spa Property to the lender-controlled lockbox account. Upon the occurrence and continuance of a Hard CM Trigger, all hotel revenue is required to be deposited directly into the lender-controlled lockbox account.

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HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

A “Hard CM Trigger” means the occurrence of either (x) the Hyatt Management Agreement not being in full force and effect or (y) an event of default occurring and continuing and the Hyatt Manager, Hyatt Hotels Corporation or any affiliate of the foregoing controlling the borrower. All amounts in the lender-controlled lockbox account are swept daily into the lender’s cash management account.

Provided no event of default is continuing, on each due date, the lender is required to disburse funds in the cash management account in the following amounts and order of priority: (i) first, to make the monthly reserve deposit for real estate taxes; (ii) second, to make the monthly reserve deposit for insurance premiums; (iii) third, to pay any default interest and late payment charges; (iv) fourth, to pay the monthly debt service amount; (v) fifth, to make the monthly reserve deposit for FF&E (assuming the Hyatt Manager is not holding the FF&E reserve); (vi) sixth, to make the seasonality reserve monthly deposit; (vii) seventh, to pay any other amounts due and owing to the lender; (viii) eighth, to pay for operating expenses for the applicable month; and (ix) ninth, all amounts remaining are required (a) to the extent that a Hyatt Regency Huntington Beach Resort & Spa Trigger Period has occurred and is continuing, to be deposited into the excess cash flow account to be held as additional cash collateral for the Hyatt Regency Huntington Beach Resort & Spa Loan and (b) to the extent that no Hyatt Regency Huntington Beach Resort & Spa Trigger Period exists, to be disbursed to the borrower.

A “Hyatt Regency Huntington Beach Resort & Spa Trigger Period” means (a) a period commencing upon the occurrence and continuance of a monetary event of default or a material non-monetary event of default and continuing until the cure of such event of default, (b) a period commencing when the debt service coverage ratio is less than 1.30x and continuing until the debt service coverage ratio is equal to or greater than 1.40x for two consecutive calendar quarters, (c) the occurrence of a Hyatt Regency Huntington Beach Resort & Spa Hotel Agreement Trigger Period, (d) a period commencing upon the occurrence of a Hyatt Regency Huntington Beach Resort & Spa Hotel Agreement Renewal Trigger Event and continuing until the Hyatt Management Agreement is renewed in accordance with the Hyatt Regency Huntington Beach Resort & Spa Loan documents, or (e) commencing upon the bankruptcy of the property manager and continuing until such property manager is replaced in accordance with the Hyatt Regency Huntington Beach Resort & Spa Loan documents.

A “Hyatt Regency Huntington Beach Resort & Spa Hotel Agreement Trigger Period” means a period (A) commencing upon the first to occur of (i) an event of default by the borrower under the Hyatt Management Agreement (other than de minimis defaults that do not have a material adverse effect), (ii) the borrower or the Hyatt Manager giving notice that it is terminating the Hyatt Management Agreement, (iii) any termination or cancellation of the Hyatt Management Agreement or the Hyatt Management Agreement expiring or otherwise failing to be in full force and effect, (iv) any bankruptcy or similar insolvency of the Hyatt Manager and (v) the Hyatt Regency Huntington Beach Resort & Spa Property failing to be operated or branded pursuant to the Hyatt Management Agreement; and (B) expiring upon the lender’s receipt of evidence reasonably acceptable of satisfaction of the applicable Hyatt Regency Huntington Beach Resort & Spa Hotel Agreement Trigger Period cure conditions and, to the extent a property improvement plan is required, the deposits of any corresponding amounts into a property improvement plan reserve account to pay for the costs of such plan.

A “Hyatt Regency Huntington Beach Resort & Spa Hotel Agreement Renewal Trigger Event” means an event which will be deemed to have occurred if the Hyatt Management Agreement is not renewed in accordance with the Hyatt Regency Huntington Beach Resort & Spa Loan documents on or before the date which is 12 months prior to the expiration of the Hyatt Management Agreement.

■	Property Management. The Hyatt Regency Huntington Beach Resort & Spa Property is currently managed by Hyatt Corporation, an affiliate of the borrower (the “Hyatt Manager”). The borrower may not replace Hyatt Corporation as the property manager of the Hyatt Regency Huntington Beach Resort & Spa Property without the lender’s consent. The lender may replace (or require the borrower to replace) the property manager if: (a) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof, or (ii) any voluntary bankruptcy or insolvency proceeding; (b) there exists a default by the property manager beyond all applicable notice and cure periods under the Hyatt Management Agreement; or (c) the lender is exercising its remedies under the Hyatt Regency Huntington Beach Resort & Spa Loan documents following an event of default.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

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HYATT REGENCY HUNTINGTON BEACH RESORT & SPA

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Hyatt Regency Huntington Beach Resort & Spa Property, plus business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses of the Hyatt Regency Huntington Beach Resort & Spa Property for a period continuing from the time of loss until restoration, not to exceed 24 months plus a 12-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $10,000. In the event the Terrorism Risk Insurance Act of 2002, as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and as it may be further extended from time to time (“TRIPRA”) or a similar or subsequent statute is not renewed or extended any time during the term, of the Hyatt Regency Huntington Beach Resort & Spa Loan and terrorism coverage is then subject to rating and availability on the open market, the borrower is required to obtain and maintain terrorism coverage for property, loss of rents/business income, general liability and excess liability/umbrella at a cost not to exceed 200% of all the then-current premiums for all coverages required for the Hyatt Regency Huntington Beach Resort & Spa Loan, excluding earthquake and flood if required, for each subsequent policy term (the “Terrorism Cap”) and, if the cost exceeds the Terrorism Cap, the borrower is required to purchase the maximum amount of coverage available with funds equal to the Terrorism Cap. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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ONE HARBOR POINT SQUARE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Stamford, Connecticut	Cut-off Date Principal Balance(3)		$41,000,000
Property Type	Office	Cut-off Date Principal Balance per SF(2)		$326.31
Size (SF)	251,295	Percentage of Initial Pool Balance		5.4%
Total Occupancy as of 2/1/2016(1)	96.3%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/1/2016(1)	96.3%	Type of Security		Fee Simple
Year Built / Latest Renovation	2011 / NAP	Mortgage Rate		4.69950%
Appraised Value	$119,200,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)	12
Underwritten Revenues	$13,227,054
Underwritten Expenses	$4,741,524	Escrows
Underwritten Net Operating Income (NOI)	$8,485,530		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,892,973	Taxes	$718,539	$119,757
Cut-off Date LTV Ratio(2)	68.8%	Insurance	$30,763	$7,691
Maturity Date LTV Ratio(2)	57.6%	Replacement Reserve	$0	$4,188
DSCR Based on Underwritten NOI / NCF(2)	1.66x / 1.55x	TI/LC	$0	$26,177
Debt Yield Based on Underwritten NOI / NCF(2)	10.3% / 9.6%	Other(4)	$20,165,432	$2,219

	Sources and Uses(5)
Sources	$	%	Uses	$	%
Loan Combination Amount	$82,000,000	82.8%	Loan Payoff	$53,276,047	53.8%
Mezzanine Loan	16,900,000	17.1	Reserves	20,914,734	21.1
Other Sources	175,000	0.2	Principal Equity Distribution	19,676,367	19.9
			Closing Costs(6)	5,207,852	5.3
Total Sources	$99,075,000	100.0%	Total Uses	$99,075,000	100.0%

(1)	The Total Occupancy and Owned Occupancy excludes two retail tenants, Walgreens and William Pitt Sotheby’s International Realty, which are currently in-place tenants but were underwritten as vacant due to both tenants’ leases expiring in December 2016. The Total Occupancy and Owned Occupancy each include an office tenant, Bridgewater Associates, that has executed a lease with a commencement date of March 2016 but has not yet taken occupancy. Additionally, Total Occupancy and Owned Occupancy each include HP Fitness/Exhale Spa, which occupies 10,238 SF but is not obligated to pay rent: the borrower sponsor is obligated to operate this on-site fitness center in association with the Bridgewater Associates lease.

(2)	Calculated based on the aggregate outstanding principal balance of the One Harbor Point Square Loan Combination.

(3)	The One Harbor Point Square Loan, with an outstanding principal balance as of the Cut-off date of $41,000,000, is evidenced by the controlling note A-1 of the $82,000,000 One Harbor Point Square Loan Combination. The related companion loan, which is evidenced by the non-controlling A-2, with an outstanding balance as of the Cut-off Date of $41,000,000, was held by German American Capital Corporation and contributed to the JPMDB 2016-C2 securitization transaction. See “— The Mortgage Loan” below.

(4)	Upfront other reserves include the following: (i) outstanding tenant improvements ($10,425,850), (ii) free rent ($9,699,890), (iii) a declaration assessment reserve ($24,174) and (iv) a WPCA Assessment Reserve ($15,518). See “— Escrows” below

(5)	Based on the aggregate original principal balance of the One Harbor Point Square Loan Combination.

(6)	Includes a $3.5 million leasing commission payment related to the Bridgewater Associates lease.

■	The Mortgage Loan. The mortgage loan (the “One Harbor Point Square Loan”) is part of a loan combination (the “One Harbor Point Square Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a condominium unit (the “Master Unit”) within the Harbor Point planned community development in Stamford, Connecticut. The Master Unit consists of a 251,295 SF office and retail building (the “One Harbor Point Square Property”). The One Harbor Point Square Loan, which is evidenced by note A-1 and represents the controlling interest in the One Harbor Point Square Loan Combination, had an original principal balance of $41,000,000, has an outstanding principal balance as of the Cut-off Date of $41,000,000, and represents approximately 5.4% of the Initial Pool Balance. The related companion loan (the “One Harbor Point Square Companion Loan”), which is evidenced by note A-2 and represents the non-controlling interest in the One Harbor Point Square Combination, was contributed to the JPMDB 2016-C2 securitization transaction. The One Harbor Point Square Loan Combination was co-originated by Citigroup Global Markets Realty Corp. and Deutsche Bank AG, New York Branch on April 11, 2016. The One Harbor Point Square Loan Combination had an original principal balance of $82,000,000 and has an outstanding balance as of the Cut-off Date of $82,000,000. Both the One Harbor Point Square Loan and the One Harbor Point Square Companion Loan accrue interest at an interest rate of 4.69950% per annum. The proceeds of the One Harbor Point Square Loan Combination were primarily used to refinance the debt on the One Harbor Point Square Property, fund reserves, return equity to the borrower sponsor and pay origination costs.

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The One Harbor Point Square Loan had an initial term of 120 months and has a remaining term as of the Cut-off Date of 120 months. The One Harbor Point Square Loan requires interest only payments for the first 12 months following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the One Harbor Point Square Loan is May 6, 2026. Voluntary prepayment of the One Harbor Point Square Loan without payment of any prepayment premium is permitted on or after March 6, 2026. Provided no event of default under the One Harbor Point Square Loan Combination documents has occurred and is continuing, at any time after the second anniversary of the Closing Date, the One Harbor Point Square Loan may be defeased with certain direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the One Harbor Point Square Loan Combination documents. The borrower has the right to prepay the One Harbor Point Square Loan in whole, but not in part, on any date before March 6, 2026, provided that the borrower pays a prepayment fee equal to the greater of (i) a yield maintenance premium and (ii) 1% of the principal amount being prepaid.

■	The Mortgaged Property. The One Harbor Point Square Property consists of a 251,295 SF, eight-story Class A, office and retail building located in Stamford, Connecticut and was developed by the borrower sponsor in 2011 as part of the larger Harbor Point planned community development (the “Harbor Point Planned Community”). The One Harbor Point Square Property represents one condominium unit within the Harbor Point Planned Community. Total Occupancy and Owned Occupancy at the One Harbor Point Square Property were both 96.3% as of February 1, 2016. The One Harbor Point Square Property is comprised of 223,718 SF of fully occupied office space, 17,339 SF of first floor retail space and a 10,238 SF on-site fitness space. One Harbor Point Square features column free floor plates ranging from 29,000 to 33,000 SF, high ceilings and panoramic views of Stamford and the Long Island Sound.

The office space is 100% leased to four tenants. The largest office tenant is Bridgewater Associates (“Bridgewater”), which leases 137,986 SF, or 54.9% of the net rentable area (the “NRA”) across five floors through June 2032. Bridgewater’s lease commenced in March 2016, and the tenant anticipates taking occupancy of its space in August 2016. Bridgewater is one of the largest hedge funds in the world and manages approximately $150 billion in global investments for a wide array of institutional clients, including foreign governments and central banks, corporate and public pension funds, university endowments and charitable foundations. The second largest tenant, Castleton Commodities Int. (“CCI”), leases 26.3% of the NRA across the top two floors through May 2027. CCI, formerly known as Louis Dreyfus Highbridge Energy, is an energy commodity trading company founded in 1997 that is headquartered at the One Harbor Point Square Property. The third largest tenant, MC Credit Partners (“MCCP”), leases 5.9% of the NRA through May 2028. MCCP is currently in a free rent period and is required to commence paying rent on November 15, 2016 with respect to 11,272 SF of the MCCP leased space and commences paying rent on June 15, 2018 with respect to 3,495 SF of the MCCP leased space. MCCP is a direct lending fund which provides debt capital to middle market companies across industries.

The retail space is occupied by Fortina, Pinot’s Palette, BareBurger, Walgreens and William Pitt Sotheby’s International Realty. Walgreens and William Pitt Sotheby’s International Realty are currently occupying their respective spaces; however, they were underwritten as vacant due to near-term lease expirations. The One Harbor Point Square Property also includes a multi-story atrium entrance, central elevator banks and a parking component with 429 covered parking spaces (1.71 spaces per 1,000 SF).

The One Harbor Point Square Property relies on an insured easement to provide the parking required under certain tenant leases. The One Harbor Point Square Loan documents permit the borrower to terminate the easement provided that certain conditions are met, including that the borrower has entered into a replacement parking easement.

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ONE HARBOR POINT SQUARE

The following table presents certain information relating to the major tenants at the One Harbor Point Square Property:

Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Bridgewater Associates(3)	NR / NR / NR	137,986	54.9%	$5,795,412	60.1%	$42.00	6/30/2032	2, 5-year options
Castleton Commodities Int.(4)	NR / NR / NR	66,012	26.3	2,696,001	28.0	40.84	5/31/2027	3, 5-year options
MC Credit Partners(5)	NR / NR / NR	14,767	5.9	590,680	6.1	40.00	5/31/2028	2, 5-year options
HP Fitness/Exhale Spa(6)	NR / NR / NR	10,238	4.1	NAP	NAP	NAP	NAP	NAP
Waypoint Residential(7)	NR / NR / NR	4,953	2.0	222,885	2.3	45.00	11/30/2022	1, 5-year option
Fortina(8)	NR / NR / NR	3,700	1.5	151,700	1.6	41.00	7/31/2025	1, 10-year option
BareBurger(9)	NR / NR / NR	2,756	1.1	118,508	1.2	43.00	12/31/2024	2, 5-year options
Pinot’s Palette(10)	NR / NR / NR	1,700	0.7	68,000	0.7	40.00	6/30/2024	1, 5-year option
Largest Tenants		242,112	96.3%	$9,643,186	100.0%	$39.83
Vacant Spaces (Owned Space)		9,183	3.7	0	0.0	0.00
Total / Wtd. Avg. All Tenants		251,295	100.0%	$9,643,186	100.0%	$39.83

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent per SF for CCI, Waypoint Residential and BareBurger takes into account all applicable rent bumps through January 1, 2017.

(3)	Bridgewater has the right to terminate its lease on the seventh, tenth, eleventh, twelfth, thirteenth and fourteenth anniversary dates of its lease commencement of June 13, 2017 with 12 months’ prior notice and payment of a termination fee. Bridgewater has two, five-year renewal options with 12 months’ prior notice for at least two contiguous full floors at 95% of fair market rent, or 90% of fair market rent if 100,000 SF or more is renewed.

(4)	CCI has three five-year renewal options with 12 months’ prior notice at 95% of fair market rent.

(5)	MCCP has two, five-year renewal options with nine months’ prior notice at 95% of fair market rent.

(6)	There is no rent or lease associated with the HP Fitness/Exhale Spa space as the borrower sponsor is obligated to operate this on-site fitness center under the Bridgewater lease.

(7)	Waypoint Residential has a termination option effective on the last day of the 60th month following its lease commencement date of August 1, 2015 with 12 months’ prior notice and payment of a termination fee. Waypoint Residential has one five-year renewal option with 12 months’ prior notice at 95% of fair market rent.

(8)	If Fortina closes for more than 90 days during any 12-month period, the borrower may terminate the lease and the tenant is obligated to pay the unamortized tenant improvements, leasing commissions and attorney fees.

(9)	If BareBurger closes for more than 90 days during any 12-month period, the borrower may terminate the lease and the tenant is obligated to pay the unamortized tenant improvements, leasing commissions and attorney fees.

(10)	If Pinot’s Palette closes for more than 90 days during any 12-month period, the borrower may terminate the lease and the tenant is obligated to pay the unamortized tenant improvements, leasing commissions and attorney fees.

The following table presents the lease rollover schedule at the One Harbor Point Square Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants(2)
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	4,953	2.0	2.0%	222,885	2.3	45.00	1
2023	0	0.0	2.0%	0	0.0	0.00	0
2024	4,456	1.8	3.7%	186,508	1.9	41.86	2
2025	3,700	1.5	5.2%	151,700	1.6	41.00	1
2026	0	0.0	5.2%	0	0.0	0.00	0
2027 & Thereafter(2)	229,003	91.1	96.3%	9,082,093	94.2	39.66	3
Vacant(3)	9,183	3.7	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	251,295	100.0%		$9,643,186	100.0%	$39.83	7

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	The # of Expiring Tenants in 2027 & Thereafter includes a 10,238 SF on-site fitness space that is a non-revenue generating amenity.

(3)	Vacant Expiring Owned GLA includes Walgreens and William Pitt Sotheby’s International Realty, which are currently in-place tenants but were underwritten as vacant due to near term lease expirations.

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The following table presents certain information relating to historical leasing at the One Harbor Point Square Property:

Historical Leased %(1)

	2013(2)	2014(2)	2015(2)	As of 2/1/2016
Owned Space	35.0%	39.8%	65.8%	96.3%

(1)	As provided by the borrower and which reflects occupancy as of December 31 for the specified year unless otherwise indicated.

(2)	The increases from 2013 occupancy to 2015 occupancy is attributed to the One Harbor Point Square Property being leased up by the borrower sponsor after completing construction of the One Harbor Point Square Property. The increase from 2015 occupancy to occupancy as of February 1, 2016 is attributed to the commencement of the Bridgewater lease.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the One Harbor Point Square Property:

Cash Flow Analysis(1)

	2013(2)	2014(2)	2015(2)(3)	Underwritten(3)	Underwritten $ per SF
Base Rent	$2,495,568	$2,598,231	$3,171,366	$9,564,209	$38.06
Contractual Rent Steps(4)	0	0	0	78,977	0.31
Gross Up Vacancy	0	0	0	466,961	1.86
Total Rent	$2,495,568	$2,598,231	$3,171,366	$10,110,147	$40.23
Total Reimbursables	1,051,829	954,811	1,240,869	4,018,140	15.99
Other Income(5)	91,900	103,241	157,693	374,624	1.49
Vacancy & Credit Loss(6)	0	0	0	(1,275,857)	(5.08)
Effective Gross Income	$3,639,297	$3,656,283	$4,569,928	$13,227,054	$52.64

Real Estate Taxes	$1,477,479	$1,162,749	$1,368,285	$1,372,922	$5.46
Insurance	154,925	164,859	75,527	73,830	0.29
Management Fee	109,179	109,688	142,487	396,812	1.58
Other Operating Expenses	1,811,008	1,958,151	2,538,724	2,897,961	11.53
Total Operating Expenses	$3,552,591	$3,395,447	$4,125,023	$4,741,524	$18.87

Net Operating Income	$86,706	$260,836	$444,905	$8,485,530	$33.77
TI/LC	0	0	0	542,298	2.16
Replacement Reserves	0	0	0	50,259	0.20
Net Cash Flow	$86,706	$260,836	$444,905	$7,892,973	$31.41

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The increase in 2013 NOI to 2015 NOI is a result of the One Harbor Point Square Property being leased up by the borrower sponsor after construction was completed.

(3)	The increase from 2015 NOI to the Underwritten NOI is primarily the result of the Bridgewater lease commencement as of March 1, 2016. At origination, the borrower deposited into escrow $9,699,890 for free rent obligations related to two existing tenants, which fully funds all outstanding free rent obligations.

(4)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases occurring through January 1, 2017 for CCI, Waypoint Residential and BareBurger.

(5)	Other income includes electricity reimbursements, parking income and income from Fortina’s rooftop seating.

(6)	The appraisal concluded a 5.0% vacancy and a 1.0% credit loss. The One Harbor Point Square Loan was underwritten to an 8.9% vacancy and a credit loss based on a 5% factor for Bridgewater and the retail tenants and 15% for the remaining office tenants.

■	Appraisal. According to the appraisal, the One Harbor Point Square Property had an “as-is” appraised value of $119,200,000 as of February 1, 2016.

■	Environmental Matters. The Harbor Point Planned Community was built on top of a former brownfield site and has undergone remediation. An environmental land use restriction has been recorded against the One Harbor Point Square Property which, among other things, restricts the disturbance of the soil and certain other work without first obtaining a release from the Connecticut Department of Energy & Environmental Protection. Based on the Phase I environmental report dated March 4, 2016, there were no recommendations for further action regarding the One Harbor Point Square Property other than periodic review of monitoring data for the impacted area.

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ONE HARBOR POINT SQUARE

■	Market Overview and Competition. The One Harbor Point Square Property is located in the Harbor Point Planned Community waterfront district in Stamford, Connecticut. BLT HP Holding, LLC (“BLT”) is the developer of the Harbor Point Planned Community, a $3.5 billion 100-acre planned community with a mile of waterfront, more than 2,300 residential units and several million SF of commercial development. The residential buildings have an average occupancy of 93.8% and the office buildings within Harbor Point have an average occupancy of 92.8%. The One Harbor Point Square Property is home to retailers, restaurants, public transportation, more than 20 acres of green space and four public marinas. The One Harbor Point Square Property shares the same driveway and roundabout as restaurants such as World of Beer, Boothbay Lobster Company, Paloma and Sign of the Whale. The One Harbor Point Square Property is a six minute walk from the Stamford Transportation Center and a 45 minute train ride to New York City. In addition, the Harbor Point trolley stops directly in front of the One Harbor Point Square Property, providing free trolley service throughout Harbor Point and downtown Stamford. The 2014 population of 126,962 is predicted to increase 3.4% from 2014 to 2019 after already expanding by 3.5% from 2010 to 2014. The 2014 median annual household income was $75,103, with over 37.0% of the population having an annual household income of over $100,000. In addition to finance, Stamford also has other industries in the area with Starwood Hotels & Resorts, NBC and Nestle representing some of the larger non-finance tenants. Stamford has captured thirteen corporate headquarters relocations since 2009, including Deloitte, Charter, Tronox, Kayak, and Design Within Reach, among others.

The One Harbor Point Square Property is located within the Bridgeport-Stamford-Norwalk metropolitan statistical area and the Stamford non-central business district submarket of Fairfield Country, which competes directly with the Stamford central business district submarket. According to a market research report, as of the fourth quarter of 2015, the Stamford Class A office market has a vacancy rate of 21.3% and an asking rent of $40.78 per SF. Within Stamford, Class A office properties near the train station similar to the One Harbor Point Square Property had a lower vacancy rate than the overall Stamford submarket. A sample of competitive transit oriented properties in Stamford had a 7.0% vacancy rate and an average rent of $50.81 per SF, with the lack of new supply further driving the low vacancy. Approximately 4.9% of the underwritten gross potential income at the One Harbor Point Square Property is derived from retail tenants. According to a market research report, the Stamford retail market is comprised of nearly 4.7 million SF with a vacancy rate of 2.8%.

■	The Borrower. The borrower is One Harbor Point Square LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the One Harbor Point Square Loan Combination. The guarantor of the non-recourse carveout under the One Harbor Point Square Loan Combination is Harbor Point Holding Company LLC. The remaining approximately 12% ownership interest in the borrower is owned by passive limited investors. BLT is a privately held real estate private equity, development and property management firm founded in 1982. Lubert-Adler LP is a real estate investment company with a focus on value-add real estate.

■	Escrows. On the origination date of the One Harbor Point Square Loan Combination, the borrower funded the following reserves: (i) $718,539 for real estate taxes; (ii) $30,763 for insurance premiums; (iii) $20,125,740 for unfunded obligations, $10,425,850 of which is allocable to outstanding tenant improvements and $9,699,890 of which is allocable to free rent related to two existing tenants; (iv) $24,174 into a declaration assessments reserve; and (v) $15,518 for a WPCA Assessment Reserve (defined below).

On each due date, the borrower is required to fund reserves for: (i) one-twelfth of the taxes (including amounts due under special revenue bonds) that the lender estimates will be payable over the then-succeeding 12-month period, initially $119,757; (ii) a TI/LC reserve in the amount of $26,177 per month; (iii) a replacement reserve in the amount of $4,188 per month; (iv) (a) to the extent that all of the insurance required under the One Harbor Point Square Loan documents is provided through a blanket insurance policy (the “Blanket Condition”), one-twelfth of an amount sufficient to pay the annual insurance premiums necessary to maintain a stand-alone policy which complies with the insurance requirements set forth in the One Harbor Point Square Loan documents, which amount the borrower is required to escrow and (b) to the extent that the Blanket Condition does not exist, an amount equal to one-twelfth of an amount which would be sufficient to pay the annual insurance premiums due for the renewal of the coverage afforded by the existing policies upon the expiration thereof, which amount the borrower is required to deposit (as of origination of the One Harbor Point Square Loan, a Blanket Condition exists and the lender anticipates a monthly escrow in the amount of $7,691); (v) an operating expense reserve; and (vi) during the occurrence of a One Harbor Point Square Trigger Period (defined below), a reserve of all excess cash flow generated by the One Harbor Point Square Property.

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ONE HARBOR POINT SQUARE

“WPCA Assessment Reserve”: On a monthly basis, the borrower is required to escrow $2,219 for annual sewer assessments by the Water Pollution Control Authority of the City of Stamford for connecting the One Harbor Point Square Property to the Stamford sewer system. The borrower filed an appeal, dated October 10, 2012, challenging the amount of the assessments. The appeal is pending in Connecticut Superior Court and the borrower has made and has agreed under the One Harbor Point Square Loan documents to continue to make full annual assessment payments “under protest” until the matter is fully resolved.

“Declaration Assessment Reserve”: On a monthly basis, during the continuance of a One Harbor Point Square Trigger Period and/or a One Harbor Point Square Mezzanine Trigger Period, the borrower is required to escrow the sum of one-twelfth of an amount which would be sufficient to pay any assessments incurred under the Declaration of Harbor Point Planned Community, dated August 13, 2008, that are anticipated to accrue during the next twelve-month period (provided, however, to the extent any anticipated declaration assessment will be of a non-recurring nature, the borrower is required to deposit the full amount of the anticipated assessment.

■	Lockbox and Cash Management. The One Harbor Point Square Loan documents require a hard lockbox with in-place cash management. The One Harbor Point Square Loan documents require the borrower to direct all tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the One Harbor Point Square Property be promptly deposited into such lockbox account following receipt. All funds in the lockbox account are swept daily into a cash management account under the control of the lender and disbursed during each interest period of the term of the One Harbor Point Square Loan in accordance with the One Harbor Point Square Loan documents. To the extent that a One Harbor Point Square Trigger Period has occurred and is ongoing, after payment of: (a) debt service; (b) required reserves; (c) operating expenses; and (d) provided no event of default is ongoing under the One Harbor Point Square Loan documents, monthly debt service on the mezzanine loan, all excess cash flow will be held as additional collateral for the One Harbor Point Square Loan.

A “One Harbor Point Square Trigger Period” means the period commencing on the earliest of (i) the debt service coverage ratio being below 1.20x and continuing until the debt service coverage ratio is 1.20x or greater for one calendar quarter, (ii) an event of default under the One Harbor Point Square Loan documents and continuing until the applicable event of default is cured and/or (iii) the occurrence of a Specified Tenant Trigger Period (as defined below) and continuing until the applicable Specified Tenant Trigger Period is cured.

A “One Harbor Point Square Mezzanine Trigger Period” means a period (A) commencing on the earlier to occur of (i) the mezzanine lender delivering a written notice to the senior lender stating that an event of default has occurred and is continuing pursuant to the terms of the mezzanine loan documents and (ii) the mezzanine lender delivering a written notice to the senior lender that it is entitled to sums pursuant to the mezzanine loan documents in excess and/or addition to regular mezzanine loan monthly debt service and (B) expiring upon (x) with regard to any One Harbor Point Square Mezzanine Trigger Period commenced in connection with clause (i) above, the mezzanine lender delivering a written notice to the senior lender that the applicable mezzanine loan event of default has been cured and no mezzanine loan event of default is ongoing and (y) with regard to any One Harbor Point Square Mezzanine Trigger Period commenced in connection with clause (ii) above, the mezzanine lender delivering a written notice to the senior lender stating that it is no longer entitled to such sums and the only amounts then due and payable pursuant to the terms of the mezzanine loan documents are the regular mezzanine loan monthly debt service payments.

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ONE HARBOR POINT SQUARE

A “Specified Tenant Trigger Period” means a period: (A) commencing upon the first to occur of (i) a Specified Tenant (as defined below) being in default under its lease beyond applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of its space, failing to occupy and/or be open in its premises for the conduct of its business during customary hours and/or “going dark” (other than during the initial build out of its premises (which is required not to exceed twelve months), (iii) except in connection with a minor partial termination permitted under the One Harbor Point Square Loan documents, any Specified Tenant giving written notice that it is terminating its lease for all or any portion of its premises, (iv) any termination or cancellation of any lease with a Specified Tenant (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant and (vi) any Specified Tenant failing to extend or renew its lease on or prior to the earlier of (a) twelve months before expiration and (b) the date on which notice must be given to the borrower to exercise the applicable extension option (unless the borrower has entered into a replacement lease which satisfies certain conditions set forth in the One Harbor Point Square Loan documents); and (B) expiring upon the first to occur of the lender’s receipt of reasonably acceptable evidence (including an estoppel certificate) of (1) the satisfaction of all applicable cure conditions under the One Harbor Point Square Loan documents or (2) the borrower re-leasing the entire space that was demised pursuant to the Specified Tenant’s lease to a new tenant (or series of new tenants) in accordance with the applicable terms and conditions of the One Harbor Point Square Loan documents.

A “Specified Tenant” means (i) Bridgewater, (ii) CCI and (iii) any other lessee(s) of the space demised to the Specified Tenants on the origination date (or any portion thereof) and any guarantor(s) of the applicable related leases.

■	Property Management. The One Harbor Point Square Property is currently managed by Harbor Point Development, LLC. Prime Real Estate LLC is the leasing manager of the One Harbor Point Square Property. Both entities are affiliated with the borrower. Under the One Harbor Point Square Loan documents, Harbor Point Development, LLC may not be replaced as the property manager of the One Harbor Point Square Property by the borrower, except with a management company which is approved by the lender in writing (which approval may be conditioned upon delivery to the lender of a rating agency confirmation), and provided the replacement is permitted under the mezzanine loan documents, that no event of default is continuing under the One Harbor Point Square Loan documents and the borrower provides notice to the lender. The lender may require the borrower to replace the manager if (i) the manager is insolvent or a debtor in a voluntary bankruptcy or insolvency proceeding or involuntary proceeding not dismissed within 90 days, (ii) an event of default is continuing under the One Harbor Point Square Loan, (iii) the debt service coverage ratio falls below 1.20x, (iv) the manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, or (v) there exists a default by the manager under the management agreement beyond all applicable notice and cure periods.

■	Mezzanine or Secured Subordinate Indebtedness. A $16.9 million mezzanine loan was funded concurrently with the One Harbor Point Square Loan Combination. The mezzanine loan is coterminous with the One Harbor Point Square Loan Combination, accrues interest at a rate of 10.80000% per annum and amortizes on a 30-year schedule after an initial 12-month interest-only period. The mezzanine borrower under the mezzanine loan is One Harbor Point Square Mezz LLC. The current holder of the mezzanine loan is SMHF Cayman Hotel, LLC.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the One Harbor Point Square Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering the 12 months following restoration) with a deductible no greater than $50,000 except as specifically permitted by the One Harbor Point Square Loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgage Properties” in the Preliminary Prospectus.

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MARRIOTT SAVANNAH RIVERFRONT

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CCRE / CGMRC
Location (City/State)	Savannah, Georgia	Cut-off Date Principal Balance(3)		$40,000,000
Property Type	Hospitality	Cut-off Date Principal Balance per Room(3)		$189,922
Size (Rooms)	387	Percentage of Initial Pool Balance		5.3%
Total TTM Occupancy as of 2/29/2016	71.8%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 2/29/2016	71.8%	Type of Security		Fee Simple
Year Built / Latest Renovation	1992 / 2006	Mortgage Rate		5.58400%
Appraised Value	$110,600,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		300
		Original Interest Only Period (Months)	NAP

Underwritten Revenues	$23,616,568
Underwritten Expenses	$14,799,845
Underwritten Net Operating Income (NOI)	$8,816,723	Escrows
Underwritten Net Cash Flow (NCF)	$7,635,895		Upfront	Monthly
Cut-off Date LTV Ratio(1)(2)	66.5%	Taxes	$105,000	$105,000
Maturity Date LTV Ratio(1)(2)	50.7%	Insurance	$69,302	$33,923
DSCR Based on Underwritten NOI / NCF(1)	1.61x / 1.40x	FF&E(4)	$0	$98,402
Debt Yield Based on Underwritten NOI / NCF(1)	12.0% / 10.4%	Other(5)	$9,807,740	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$73,500,000	88.6%	Loan Payoff	$71,391,766	86.1%
Principal’s New Cash Contribution	9,372,604	11.4	Reserves	9,982,042	12.0
			Closing Costs	1,538,601	1.9
Total Sources	$82,912,409	100.0%	Total Uses	$82,912,409	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Marriott Savannah Riverfront Loan Combination.

(2)	The Cut-off Date LTV and Maturity Date LTV are calculated utilizing the “as complete” appraised value of $110,600,000 after the completion of the PIP.

(3)	The Marriott Savannah Riverfront Loan has an outstanding principal balance as of the Cut-off Date of $40,000,000 and is evidenced by the controlling note A-1-1 and the non-controlling note A-2-1 of the $73,500,000 Marriott Savannah Riverfront Loan Combination, which is evidenced by six pari passu notes. The related companion loans, which are evidenced by the non-controlling note A-1-2 (currently held by Cantor Commercial Real Estate Lending, L.P.), the non-controlling note A-2-2 (currently held by Citigroup Global Markets Realty Corp.), the non-controlling note A-3 (currently held by Cantor Commercial Real Estate Lending, L.P.) and the non-controlling note A-4 (currently held by Citigroup Global Markets Realty Corp.), have an aggregate outstanding principal balance as of the Cut-off Date of $33,500,000 and are expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(4)	The Marriott Savannah Riverfront Loan documents require a monthly reserve for FF&E, in an amount equal to one-twelfth of 5% of the annual gross income for the Marriott Savannah Riverfront Property. See “—Escrows” below.

(5)	Other upfront reserves include a PIP reserve of $9,148,700, a seasonality reserve $500,000 and an immediate repair reserve of $159,040. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Marriott Savannah Riverfront Loan”) is part of a loan combination structure (the “Marriott Savannah Riverfront Loan Combination”) comprised of six pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in a 387-room Marriott located in Savannah, Georgia (the “Marriott Savannah Riverfront Property”). The Marriott Savannah Riverfront Loan is evidenced by the controlling note A-1-1 and the non-controlling note A-2-1, with an aggregate outstanding principal balance as of the Cut-off Date of $40,000,000 and represents approximately 5.3% of the Initial Pool Balance. The related companion loans (the “Marriott Savannah Riverfront Companion Loans”), which are evidenced by the non-controlling note A-1-2 (currently held by Cantor Commercial Real Estate Lending, L.P.), the non-controlling note A-2-2 (currently held by Citigroup Global Markets Realty Corp.), the non-controlling note A-3 (currently held by Cantor Commercial Real Estate Lending, L.P.) and the non-controlling note A-4 (currently held by Citigroup Global Markets Realty Corp.), have an aggregate outstanding principal balance as of the Cut-off Date of $33,500,000 and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Marriott Savannah Riverfront Loan Combination was co-originated by Cantor Commercial Real Estate Lending, L.P. and Citigroup Global Markets Realty Corp. on April 22, 2016, had an original principal balance of $73,500,000, has an outstanding principal balance as of the Cut-off Date of $73,500,000 and accrues interest at an interest rate of 5.58400% per annum. The proceeds of the Marriott Savannah Riverfront Loan Combination were primarily used to refinance the debt on the Marriott Savannah Riverfront Property, fund reserves and pay closing costs.

The Marriott Savannah Riverfront Loan Combination had an initial term of 120 months and has a remaining term as of the Cut-off Date of 120 months, with a 25-year amortization schedule and a scheduled maturity due date in May 2026. Voluntary prepayment of the Marriott Savannah Riverfront Loan is prohibited prior to the due date in February 2026. Provided that no event of default under the Marriott Savannah Riverfront Loan is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the first due date following the later of (a) the fourth anniversary of the first due date, or (b) the second anniversary of the closing date of the securitization into which the last piece of the Marriott Savannah Riverfront Loan Combination is deposited.

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MARRIOTT SAVANNAH RIVERFRONT

■	The Mortgaged Property. The Marriott Savannah Riverfront Property is an eight-story, 387-room full-service hotel located in the Savannah Historic District of Savannah, Georgia. The Marriott Savannah Riverfront Property was constructed by the borrower sponsor in 1992 and originally operated as a Radisson before being re-flagged as a Marriott in 1994. The Marriott Savannah Riverfront Property features two food and beverage outlets, two swimming pools (one year-round indoor pool and one seasonal outdoor pool), a full-service spa, business center, fitness center, and below and above-ground parking totaling 489 spaces. Additionally, the Marriott Savannah Riverfront Property features 36,000 SF of meeting and event space, which is the largest total meeting space in the competitive set. The Marriott Savannah Riverfront Property features 222 king guestrooms, 123 double/double guestrooms and 42 suites in three separate configurations. Additionally, a total of 60 guestrooms feature river views from private balconies. As of January 21, 2015 the Marriott Savannah Riverfront Property renewed its franchise agreement with Marriott International, Inc. for a 20-year term, with an expiration date of July 22, 2034.

The borrower is currently engaged in a property improvement plan (“PIP”) renovation in conjunction with the January 2015 extension of the Marriott franchise agreement. According to the borrower, there are approximately $8.3 million ($21,491 per key) in remaining costs related to the PIP, which include approximately $1.6 million ($4,227 per key) in public space and amenity renovations, $1.3 million ($3,359 per key) in renovations to meeting spaces and the concierge lounge, and $5.1 million ($13,258 per key) in guestroom and corridor renovations. At origination, approximately $9.1 million ($23,640 per key), approximately 110% of the borrower’s total estimated PIP costs, was funded into a PIP Reserve to fund the outstanding PIP renovations. In addition, the Marriott Savannah Riverfront Loan Combination is structured with a completion guarantee for the initial PIP. Following the completion of the PIP, the borrower sponsor will have invested approximately $19.8 million in capital expenditures at the Marriott Savannah Riverfront Property since 2005.

The following table presents certain information relating to the 2016 demand analysis with respect to the Marriott Savannah Riverfront Property based on market segmentation, as provided in the appraisal for the Marriott Savannah Riverfront Property:

Estimated 2016 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
Marriott Savannah Riverfront	20.0%	45.0%	35.0%

(1)	Source: Appraisal.

The following table presents certain information relating to the trailing twelve-month period through February 2016 penetration rates relating to the Marriott Savannah Riverfront Property, as provided in the February 2016 travel research report:

Penetration Rates(1)

Year	Occupancy	ADR	RevPAR
TTM 2/29/2016	90.2%	97.6%	88.0%
TTM 2/28/2015	95.4%	97.3%	92.9%
TTM 2/28/2014	93.9%	99.4%	93.3%

(1)	Source: February 2016 travel research report.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Marriott Savannah Riverfront Property:

Marriott Savannah Riverfront(1)

	2013	2014	2015	TTM 2/29/2016
Occupancy	70.8%	72.8%	73.4%	71.8%
ADR	$146.82	$152.63	$160.69	$161.96
RevPAR	$103.99	$111.07	$117.88	$116.35

(1)	As provided by the borrower.

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MARRIOTT SAVANNAH RIVERFRONT

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Marriott Savannah Riverfront Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 2/29/2016	Underwritten	Underwritten $ per Room
Rooms Revenue	$14,689,501	$15,689,307	$16,651,617	$16,480,400	$16,435,372	$42,469
Food & Beverage Revenue	4,952,748	5,947,690	6,203,866	6,056,180	6,039,633	15,606
Other Operating Revenue(2)	1,142,337	1,111,373	1,049,646	1,054,076	1,051,196	2,716
Other Revenue	112,783	157,072	100,432	90,615	90,367	234
Total Revenue	$20,897,369	$22,905,442	$24,005,561	$23,681,271	$23,616,568	$61,025

Room Expense	$2,870,849	$3,102,846	$3,577,963	$3,608,799	$3,598,939	$9,300
Food & Beverage Expense	2,608,897	3,006,924	3,031,265	3,006,395	2,998,181	7,747
Other Operating Expense	319,915	296,064	318,140	313,974	313,116	809
Total Departmental Expense	$5,799,661	$6,405,834	$6,927,368	$6,929,168	$6,910,236	$17,856
Total Undistributed Expense	5,469,716	5,809,383	6,177,781	6,111,777	6,121,093	15,817
Total Fixed Expense	1,451,256	1,764,883	1,780,226	1,770,925	1,768,516	4,570
Total Operating Expenses	$12,720,633	$13,980,100	$14,885,375	$14,811,870	$14,799,845	$38,242

Net Operating Income	$8,176,736	$8,925,342	$9,120,186	$8,869,401	$8,816,723	$22,782
FF&E Reserve	1,044,868	1,145,272	1,200,278	1,184,064	1,180,828	3,051
Net Cash Flow	$7,131,868	$7,780,070	$7,919,908	$7,685,337	$7,635,895	$19,731

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Operating Revenue includes all parking, gift shop and spa revenues.

■	Appraisal. According to the appraisal, the Marriott Savannah Riverfront Property has an “as-is” appraised value of $102,300,000 as of March 28, 2016 and an “as complete” appraised value of $110,600,000 (which assumes the completion of the work required under the PIP). The Marriott Savannah Riverfront Loan Combination is structured with an upfront reserve for the remaining costs and a completion guarantee for the PIP.

■	Environmental Matters. The Phase I environmental report dated April 19, 2016 recommended no further action at the Marriott Savannah Riverside Property other than (i) the assignment to the borrower of an existing indemnification agreement whereby the owner of a nearby property has assumed responsibility for the presence of impacted soil and groundwater on the subject property and the recordation of a deed restriction (relating to the use of ground water) related thereto, and (ii) the movement of certain 55-gallon drums containing diesel fuel to a secondary containment tray, to prevent potential spills (which the borrower covenants to do in the loan documents).

■	Market Overview and Competition. The Marriott Savannah Riverfront Property is located in the Savannah Historic District of Savannah, Georgia alongside the Savannah River. The Savannah Historic District is a two-square mile area featuring numerous museums, churches and monuments of the Revolutionary & Civil War eras and is the largest National Historic Landmark District in the United States. Savannah’s waterfront location and historic sites are a major tourist attraction, drawing 13.4 million visitors in 2014, a 4.1% increase over 2013. Tourism is one of Savannah’s main economic drivers, responsible for providing nearly 25,000 jobs and approximately $2.5 billion in revenue in 2014.

Additional attractions in the area include the Savannah International Trade and Convention Center, a 330,000 SF complex featuring 100,000 SF of exhibition space, 50,000 SF of meeting space, and a state-of-the-art 367-seat auditorium. The Savannah International Trade and Convention Center is located on nearby Hutchinson Island, across the Savannah River from downtown Savannah. Hutchinson Island is accessed via the Savannah Belles Ferry, which connects the island with the mainland, and makes regular stops at the Marriott Savannah Riverfront Property, one of only two departure locations on the mainland.

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MARRIOTT SAVANNAH RIVERFRONT

The following table presents certain information relating to the primary competition for the Marriott Savannah Riverfront Property:

Marriott Savannah Riverfront Competitive Set (1)

Property	Number of Rooms	Year Built	TTM February 2016 Occupancy	TTM February 2016 ADR	TTM February 2016 RevPAR
Marriott Savannah Riverfront(2)	387	1992	72%	$161.96	$116.35
Hilton DeSoto	246	1890	82%	$165.00	$135.30
Hyatt Regency	351	1981	80%	$170.00	$136.00
Westin Savannah Harbor	403	1999	77%	$185.00	$142.45
Marriott Courtyard	156	2001	82%	$145.00	$118.90
Holiday Inn	127	2007	81%	$130.00	$105.30

(1)	Source: Appraisal.
(2)	As provided by the borrower.

■	The Borrower. The borrower, Columbia Properties Savannah, LLC, a Delaware limited liability company, is a recycled single purpose, single asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marriott Savannah Riverfront Loan. The non-recourse carveout guarantors under the Marriott Savannah Riverfront Loan are CSC Holdings, LLC and Columbia Sussex Corporation, on a joint and several basis.

Founded in 1972, Columbia Sussex is a privately-owned company specializing in owning and operating hospitality properties. Currently, the sponsor owns and manages a $2.6 billion portfolio of 39 hotels with the majority having Marriott flags.

■	Escrows. At origination, the borrower deposited (i) $105,000 into a tax reserve account, (ii) $69,302 into an insurance reserve account, (iii) $9,148,700 into a PIP reserve, (iv) $500,000 into a seasonality reserve, and (v) $159,040 into an immediate repair reserve.

On each due date, the borrower is required to make deposits of (i) one-twelfth of the required annual taxes, which currently equates to $105,000, into a tax reserve account, (ii) one-twelfth of the required insurance premiums, which currently equates to $33,923, into an insurance reserve account and (iii) a monthly FF&E reserve of 5% of one-twelfth of the projected annual gross revenues of the Marriott Savannah Riverfront Property, which currently equates to $98,402. Additionally, the borrower is required to make deposits into the seasonality reserve as follows: (a) on each of the due dates occurring in June 2016, October 2016, and November 2016, $250,000, and thereafter (b) on each due date occurring in April, May, June, October and November of each year during the term of the Marriott Savannah Riverfront Loan Combination, $250,000 to the extent the balance of the seasonality reserve is less than $1,250,000.

■	Lockbox and Cash Management. The Marriott Savannah Riverfront Loan Combination is structured with a hard lockbox and springing cash management. In place cash management is required upon (i) an event of default, (ii) any bankruptcy action of borrower, guarantor or manager has occurred, or (iii) the failure of the borrower after the end of two consecutive calendar quarters to maintain a debt service coverage ratio of at least 1.20x until the debt service coverage ratio after the end of two consecutive calendar quarters is at least equal to 1.25x.

■	Property Management. The Marriott Savannah Riverfront Property is managed by Columbia Sussex Management, LLC which is an affiliate of the borrower, pursuant to a management agreement.

■	Mezzanine or Secured Subordinate Indebtedness. None.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism, so long as the lender determines that either (i) prudent owners of real estate comparable to the Marriott Savannah Riverfront Property are maintaining such insurance, or (ii) prudent institutional lenders to such owners are requiring that such owners maintain such insurance, in an amount equal to the full replacement cost of the Marriott Savannah Riverfront Property. See “Risk Factors—Terrorism Insurance May Be Unavailable or Insufficient” in the Preliminary Prospectus.

33

4455 LBJ FREEWAY

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CGMRC
Location (City/State)	Farmers Branch, Texas	Cut-off Date Principal Balance	$29,000,000
Property Type	Office	Cut-off Date Principal Balance per SF	$98.36
Size (SF)	294,850	Percentage of Initial Pool Balance	3.8%
Total Occupancy as of 4/1/2016	93.5%	Number of Related Mortgage Loans	None
Owned Occupancy as of 4/1/2016	93.5%	Type of Security	Fee Simple
Year Built / Latest Renovation	1980 / NAP	Mortgage Rate	4.96000%
Appraised Value	$46,100,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	300
Original Interest Only Term (Months)	12
Underwritten Revenues	$5,409,291
Underwritten Expenses	$1,699,421	Escrows
Underwritten Net Operating Income (NOI)	$3,709,870	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,188,467	Taxes	$120,888	$24,178
Cut-off Date LTV Ratio	62.9%	Insurance	$65,965	$6,597
Maturity Date LTV Ratio	48.9%	Replacement Reserve	$0	$4,914
DSCR Based on Underwritten NOI / NCF	1.83x / 1.57x	TI/LC(1)	$0	$25,000
Debt Yield Based on Underwritten NOI / NCF	12.8% / 11.0%	Other(2)	$8,165,330	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$29,000,000	98.7%	Principal Equity Distribution(3)	$20,316,119	69.2%
Other Sources	370,000	1.3	Reserves	8,352,184	28.4
Closing Costs	701,697	2.4

Total Sources	$29,370,000	100.0%	Total Uses	$29,370,000	100.0%

(1)	The tenant improvements and leasing commissions (“TI/LC”) reserve is capped at $1,200,000, at which point no further monthly deposits will be required unless the remaining balance of the TI/LC reserve falls below $1,000,000. See “—Escrows” below.

(2)	Other reserves are comprised of $7,987,080 for an unfunded obligations reserve for tenant improvements and $178,250 for a deferred maintenance reserve.

(3)	The borrower sponsor purchased the 4455 LBJ Freeway Property for $21.5 million in an all-cash transaction in August 2015 when the 4455 LBJ Freeway Property was approximately 30% occupied. The 4455 LBJ Freeway Loan was used to recapitalize the 4455 LBJ Freeway Property.

■	The Mortgage Loan. The mortgage loan (the “4455 LBJ Freeway Loan”) is evidenced by a note in the original principal amount of $29,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in an office building located in Farmers Branch, Texas (the “4455 LBJ Freeway Property”). The 4455 LBJ Freeway Loan was originated by Citigroup Global Markets Realty Corp. on April 7, 2016 and represents approximately 3.8% of the Initial Pool Balance. The note evidencing the 4455 LBJ Freeway Loan has an outstanding principal balance as of the Cut-off Date of $29,000,000 and an interest rate of 4.96000% per annum. The proceeds of the 4455 LBJ Freeway Loan were used to recapitalize the 4455 LBJ Freeway Property, fund reserves and pay loan origination costs.

The 4455 LBJ Freeway Loan has an initial term of 120 months and has a remaining term as of the Cut-off Date of 120 months. The 4455 LBJ Freeway Loan requires interest only payments on each due date through and including the due date occurring in May 2017 and thereafter requires payments of principal and interest based on a 25-year amortization schedule. The scheduled maturity date of the 4455 LBJ Freeway Loan is May 6, 2026. Voluntary prepayment of the 4455 LBJ Freeway Loan in whole without payment of any prepayment premium is permitted on or after February 6, 2026. Provided no event of default under the 4455 LBJ Freeway Loan documents has occurred and is continuing, at any time after the second anniversary of the securitization Closing Date, the 4455 LBJ Freeway Loan may be defeased with certain direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the 4455 LBJ Freeway Loan documents.

■	The Mortgaged Property. The 4455 LBJ Freeway Property consists of a 12-story, 294,850 SF multi-tenant office building located in Farmers Branch, Texas, approximately 11 miles north of Dallas. The 4455 LBJ Freeway Property was built in 1980. Total Occupancy and Owned Occupancy at the 4455 LBJ Freeway Property were both 93.5% as of April 1, 2016. The 4455 LBJ Freeway property has 943 parking spaces, which equates to a parking ratio of 3.20 spaces per 1,000 SF of the net rentable area (the “NRA”). The borrower sponsor acquired the 4455 LBJ Freeway Property in August 2015 when it was approximately 30% occupied and has since executed two leases totaling 189,171 SF and is contributing base rent of $3,687,713 in aggregate. The 4455 LBJ Freeway Property is leased to 10 tenants. The largest tenant is AmTrust (as defined below), which leases 107,349 SF on floors 6th through 10th, representing 36.4% of the NRA. The second largest tenant is National General (as defined below), which leases 81,882 SF on floors 2nd through 5th, representing 27.8% of the NRA.

34

4455 LBJ FREEWAY

AmTrust Financial Services, Inc. (NASDAQ: AFSI) (“AmTrust”) is an insurance holding company. Through its wholly owned subsidiaries, AmTrust provides specialty property and casualty insurance focusing on workers’ compensation and commercial package coverage for small business, specialty risk and extended warranty coverage, and property and casualty coverage for middle market business. AmTrust is affiliated with the borrower sponsor of the 4455 LBJ Freeway Loan and is consolidating its Dallas-Fort Worth operations into the 4455 LBJ Freeway Property. AmTrust is a publicly traded company and had a market capitalization of $4.4 billion as of April 19, 2016.

National General Holdings Corp. (NASDAQ: NGHC) (“National General”) is a specialty personal lines insurance holding company. Through its subsidiaries, National General provides a variety of insurance products, including personal and commercial automobile, supplemental health, homeowners and umbrella and other niche products. National General is affiliated with the borrower sponsor of the 4455 LBJ Freeway Loan and is relocating to the 4455 LBJ Freeway Property. National General is a publicly traded company and had a market capitalization of $2.4 billion as of April 19, 2016.

The following table presents certain information relating to the major tenants at the 4455 LBJ Freeway Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
AmTrust(2)	NR / NR / NR	107,349	36.4%	$2,093,306	41.9%	$19.50	2/29/2028	1, 3-year option
National General(2)	NR / NR / NR	81,822	27.8	1,594,408	31.9	$19.49	2/29/2028	1, 3-year option
Credit Union Resource	NR / NR / NR	31,159	10.6	529,703	10.6	$17.00	10/31/2016	1, 5-year option
Musa Financial	NR / NR / NR	21,153	7.2	349,025	7.0	$16.50	8/31/2018	NA
Lone Star Investment	NR / NR / NR	12,021	4.1	204,357	4.1	$17.00	4/30/2025	NA
Highpoint Administrative SVCS	NR / NR / NR	8,042	2.7	132,693	2.7	$16.50	3/31/2019	1, 5-year option
William Chu	NR / NR / NR	3,387	1.1	44,678	0.9	$13.19	3/31/2017	1, 3-year option
US Merchant Systems	NR / NR / NR	2,644	0.9	34,372	0.7	$13.00	5/1/2019	1, 3-year option
MCIMetro Access	NR / NR / NR	211	0.1	11,431	0.2	$54.18	11/30/2017	NA
IAC Services LLC	NR / NR / NR	251	0.1	5,999	0.1	$23.90	9/30/2016	NA
Ten Largest Tenants		268,039	90.9%	$4,999,970	100.0%	$18.65
Building Common Area(3)		7,653	2.6	0	0.0	0.00
Vacant Spaces		19,158	6.5	0	0.0	0.00
Total / Wtd. Avg. All Tenants		294,850	100.0%	$4,999,970	100.0%	$18.14

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	AmTrust has an A.M. Best financial strength rating of A and National General has an A.M. Best financial strength rating of A-.

(3)	Represents fitness center, mail room, workshop, security, deli, janitorial and management office.

The following table presents the lease rollover schedule at the 4455 LBJ Freeway Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM(2)	5,746	1.9%	1.9%	$0	0.0%	$0.00	0
2016	31,410	10.7	12.6%	535,702	10.7	17.06	2
2017	3,598	1.2	13.8%	56,109	1.1	15.59	2
2018	21,153	7.2	21.0%	349,025	7.0	16.50	1
2019	10,686	3.6	24.6%	167,065	3.3	15.63	2
2020	0	0.0	24.6%	0	0.0	0.00	0
2021	0	0.0	24.6%	0	0.0	0.00	0
2022	0	0.0	24.6%	0	0.0	0.00	0
2023	0	0.0	24.6%	0	0.0	0.00	0
2024	0	0.0	24.6%	0	0.0	0.00	0
2025	12,021	4.1	28.7%	204,357	4.1	17.00	1
2026	0	0.0	28.7%	0	0.0	0.00	0
2027 & Thereafter(2)	191,078	64.8	93.5%	3,687,713	73.8	19.30	2
Vacant	19,158	6.5	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	294,850	100.0%		$4,999,970	100.0%	$18.14	10

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	Approximately 5,746 SF of month-to-month space represents non-rentable space at the 4455 LBJ Freeway Property. Such space is currently utilized as a fitness center, deli, janitorial and management office.

35

4455 LBJ FREEWAY

The following table presents certain information relating to historical leasing at the 4455 LBJ Freeway Property:

Historical Leased %(1)(2)

	2013	2014	2015	As of 4/1/2016
Owned Space	36.0%	36.0%	33.0%	93.5%

(1)	As provided by the borrower and which reflects occupancy as of December 31 for the specified year unless otherwise indicated.

(2)	The LBJ Freeway was under construction from 2011 through October 2015, which hindered access to the 4455 LBJ Freeway Property and surrounding area.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 4455 LBJ Freeway Property:

Cash Flow Analysis(1)

	2013	2014	2015	Underwritten	Underwritten $ per SF
Base Rent(2)	$1,561,591	$1,309,943	$1,384,353	$4,885,243	$16.57
Contractual Rent Steps	0	0	0	114,728	0.39
Gross Up Vacancy	0	0	0	411,514	1.40
Total Rent	$1,561,591	$1,309,943	$1,384,353	$5,411,484	$18.35
Total Reimbursables	200,877	173,209	180,359	390,281	1.32
Other Income(3)	58,713	41,407	45,359	24,120	0.08
Vacancy & Credit Loss	0	0	0	(416,594)	(1.41)
Effective Gross Income	$1,821,181	$1,524,559	$1,610,071	$5,409,291	$18.35

Real Estate Taxes	$270,677	$277,120	$276,997	$276,997	$0.94
Insurance	60,687	59,673	61,694	75,389	0.26
Management Fee	94,690	79,091	69,197	216,372	0.73
Other Operating Expenses	992,853	1,029,273	1,034,874	1,130,663	3.83
Total Operating Expenses	$1,418,907	$1,445,157	$1,442,762	$1,699,421	$5.76

Net Operating Income	$402,274	$79,402	$167,309	$3,709,870	$12.58
TI/LC	0	0	0	462,433	1.57
Replacement Reserves	0	0	0	58,970	0.20
Net Cash Flow	$402,274	$79,402	$167,309	$3,188,467	$10.81

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Underwritten Base Rent is higher than the historical Base Rent due to two new leases (AmTrust - $2,093,306 in base rent and National General - $1,594,408 in base rent) being executed in the first quarter of 2016. Additionally, construction on the LBJ Freeway between 2011 and October 2015 hindered access to the 4455 LBJ Freeway Property and surrounding area.

(3)	Other Income includes parking income, roof rental income, NSF fees, late fees, and miscellaneous income.

■	Appraisal. According to the appraisal, the 4455 LBJ Freeway Property had an “as-is” appraised value of $46,100,000 as of February 17, 2016 and an “as-stabilized” value of $54,600,000 as of April 1, 2017. The borrower sponsor acquired the 4455 LBJ Freeway Property in August 2015 and executed two new leases for a total of 189,171 SF. The “as-is” appraised value assumes that the tenant improvements and leasing commissions costs associated with the two aforementioned leases will be incurred by the owner of the 4455 LBJ Freeway Property. The “as-stabilized” appraised value assumes that tenant improvements and leasing commissions costs have already been made and will not be incurred by the owner of the 4455 LBJ Freeway Property.

■	Environmental Matters. Based on the Phase I environmental report dated March 14, 2016, there were no recommendations for further action at the 4455 LBJ Freeway Property.

36

4455 LBJ FREEWAY

■	Market Overview and Competition. The 4455 LBJ Freeway Property is located directly along the LBJ Freeway in the city of Farmers Branch, within the Dallas Fort Worth metropolitan statistical area. The LBJ Freeway is a densely developed major roadway in Farmers Branch, Texas that underwent a freeway expansion project from 2011 through October 2015. While under construction, the project negatively impacted the area due to reduced traffic lanes and limited access to nearby buildings. However, with construction now complete, the LBJ Freeway is expected to support an estimated 500,000 vehicles per day.

The 4455 LBJ Freeway Property is also within one mile of Interstate 635, a six and eight lane highway that is a semi-loop around the northern and eastern sections of the Dallas metroplex. The Dallas North Tollway, a three-lane concrete paved toll road, is located approximately 1.5 miles east of the 4455 LBJ Freeway Property and connects the northern suburbs to downtown Dallas. The Galleria Dallas is located one mile east of the 4455 LBJ Freeway Property and is an upscale shopping mall anchored by Nordstrom, Macy’s, and Belk and a mixed-use development that includes over 200 stores and restaurants, office towers, an ice skating rink and The Westin Galleria Hotel.

According to the appraisal, the Dallas office market was comprised of a total inventory of 190.3 million SF as of fourth quarter 2015. The vacancy rate for fourth quarter 2015 was 17.1% and asking rents were $24.15 per SF. The appraisal identified five properties located within 2.5 miles of the 4455 LBJ Freeway Property that are considered comparable to the 4455 LBJ Freeway Property. The comparables were built between 1976 and 1986 and range from 185,851 SF to 540,514 SF with reported rents ranging from $18.75 per SF to $23.00 per SF, full service gross plus electricity and net. The average rent of the five comparable properties was $21.05 per SF, full service gross plus electricity and net. The appraisal concluded a full service gross plus electricity rental rate of $20.00 per SF for the 4455 LBJ Freeway Property. The weighted average in-place rent at the 4455 LBJ Freeway Property is $18.14 per SF, gross plus electricity.

The following table presents certain information relating to certain office rent comparables provided in the appraisal for the 4455 LBJ Freeway Property:

Lease Comparables(1)

	4455 LBJ Freeway Property(2)	North Dallas Bank Tower	The Crossings I	The Crossings II	LBJ Financial Center	Occidental Tower
Total GLA	294,850	201,665	232,541	296,587	185,851	540,514
Year Built	1980	1976	1986	1980	1982	1986
Lease Term (Years)	Various	5	7	3	5	NAV
Rental Rate (per SF)	$18.14	$21.00	$22.50	$20.00	$18.75	$23.00
Tenant Improvements (per SF)	Various	$15.00	$14.00	$7.50	$0.00	$30.00-$40.00
Lease Type(3)	FSG + E	FSG + E	FSG + E	FSG + E	FSG + E	Net

(1)	Source: Appraisal.

(2)	FSG + E means full service gross plus electricity.

(3)	As provided by the borrower.

■	The Borrower. The borrower is 4455 LBJ Freeway LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 4455 LBJ Freeway Loan. The guarantors of the non-recourse carveouts under the 4455 LBJ Freeway Loan are AmTrust and National General.

37

4455 LBJ FREEWAY

■	Escrows. On the origination date of the 4455 LBJ Freeway Loan, the borrower funded a reserve of (i) $120,888 for real estate taxes, (ii) $65,965 for insurance premiums, (iii) $178,250 for deferred maintenance and (iv) $7,987,080 for unfunded tenant improvement costs associated with the AmTrust tenant and the National General tenant.

On each due date, the borrower is required to fund: (i) a reserve for one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period (initially $24,178); (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute an approved blanket or umbrella insurance policy under the 4455 LBJ Freeway Loan documents, an insurance reserve equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period (initially $6,591); (iii) a TI/LC reserve (the “Leasing Reserve Funds”) in the amount of $25,000 per month, subject to a cap of $1,200,000 and a minimum balance of $1,000,000 and (iv) a replacement reserve in the amount of $4,914 per month.

■	Lockbox and Cash Management. The 4455 LBJ Freeway Loan documents require a hard lockbox with springing cash management. The 4455 LBJ Freeway Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the 4455 LBJ Freeway Property be promptly deposited into such lockbox account following receipt. So long as no 4455 LBJ Freeway Trigger Period (as defined below) is continuing, all amounts in the lockbox account are required to be swept on each business day to a borrower-controlled operating account. During the continuance of a 4455 LBJ Freeway Trigger Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis. Provided no event of default under the 4455 LBJ Freeway Loan documents is continuing, such amounts are applied to payment of applicable debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the 4455 LBJ Freeway Loan documents exists, funds in the excess cash flow reserve are (i) to the extent a 4455 LBJ Freeway Trigger Period is continuing, to be held by the lender as additional collateral; provided that, such excess cash flow reserves may be disbursed to the borrower to pay for certain leasing commissions and tenant improvements at the 4455 LBJ Freeway Property to the extent Leasing Reserve Funds available to the borrower are insufficient to pay for the same and the borrower otherwise satisfies all of the conditions applicable to withdrawal from the Leasing Reserve Funds, and (ii) to the extent no 4455 LBJ Freeway Trigger Period exists, to be swept into the borrower’s operating account. After the occurrence and during the continuance of an event of default under the 4455 LBJ Freeway Loan documents, the lender may apply any funds in the cash management account to amounts payable under the 4455 LBJ Freeway Loan (and/or toward the payment of expenses of the 4455 LBJ Freeway Property), in such order of priority as the lender may determine.

A “4455 LBJ Freeway Trigger Period” means a period: (A) commencing upon the earliest of, (i) the occurrence of an event of default, (ii) the debt service coverage ratio being less than 1.15x and (iii) the occurrence of a 4455 LBJ Specified Tenant Trigger Period; and (B) expiring upon (x) with respect to clause (A)(i) above, the cure of such event of default, (y) with respect to clause (A)(ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters and (z) with respect to clause (A)(iii) above, such 4455 LBJ Specified Tenant Trigger Period ceasing to exist.

A “4455 LBJ Specified Tenant Trigger Period” means a period: (A) commencing upon the first to occur of (i) a Specified Tenant being in monetary or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods set forth in the Specified Tenant lease, (ii) the occurrence of a Specified Tenant Dark Event, (as defined below) (iii) a Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect and (v) any bankruptcy or similar insolvency of a Specified Tenant; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to Lender (which such evidence shall include without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to the lender) of (I) the satisfaction of the Specific Tenant Cure Conditions or (II) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) in accordance with the 4455 LBJ Freeway Loan documents and the applicable Specified Tenant under such lease being in possession of the space demised under its lease and paying the full amount of the rent due under its lease, and none of the conditions set forth in clauses (A)(i) – (A)(v) above existing with respect to such new lease or series of leases.

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4455 LBJ FREEWAY

■	A “Specified Tenant” means, as applicable, (i) AmTrust, (ii) National General, (iii) any other lessee(s) of the specified tenant space (or any portion thereof) and (iv) any guarantor(s) of the applicable related specified tenant lease(s).

■	“Specified Tenant Cure Conditions” means each of the following, as applicable (i) the applicable Specified Tenant has cured all applicable defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical possession of its applicable Specified Tenant space, occupying the Specified Tenant space (or applicable portion thereof) for conduct of its business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded any termination or cancellation notices previously delivered by it with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect: (iv) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant has affirmed the applicable Specified Tenant lease pursuant to a final, non-appealable order of a court of competent jurisdiction and (v) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

■	A “Specified Tenant Dark Event” means any Specified Tenant failing to be in actual, physical possession of its applicable Specified Tenant space (or applicable portion thereof), failing to occupy and/or be open in its premises for the conduct of its business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof); provided, however, that (i) any standard and customary temporary vacancy of any Specified Tenant space (or any portion thereof) solely for purposes of renovation or reorganization of the applicable premises or (ii) any vacancy in 5% or less of the square footage of any applicable Specified Tenant space, will not be considered a Specified Tenant Dark Event. Notwithstanding the foregoing, a Specified Tenant Dark Event will not be deemed to exist as the result of an initial Specified Tenant not being in actual, physical possession of the applicable Specified Tenant space as of the closing date of the 4455 LBJ Freeway Loan and during the period commencing upon the execution of the applicable Specified Tenant lease and ending upon the earlier of (A) the applicable Specified Tenant’s initial, physical possession of the applicable Specified Tenant space and (B) 12 months following the closing date of the 4455 LBJ Freeway Loan (it being understood that if a Specified Tenant is not in actual, physical possession of its applicable Specified Tenant space, open in and/or occupying its premises for the conduct of its business at any time following the date that is twelve (12) months following the Closing Date of the 4455 LBJ Freeway Loan, the same will be considered a Specified Tenant Dark Event), if the applicable Specified Tenant lease has been executed and delivered by the borrower and the Specified Tenant thereunder and the Specified Tenant has waived, in writing, all rights of termination in connection with the borrower’s failure to timely deliver the leased premises or to complete any other delivery obligations set for in the applicable Specified Tenant lease.

■	Property Management. The 4455 LBJ Freeway Property is currently managed by Harkinson Investment Corporation. Under the 4455 LBJ Freeway Loan documents, the 4455 LBJ Freeway Property may not be managed by any party other than Harkinson Investment Corporation without the lender’s reasonable consent; provided, however, that so long as no event of default under the 4455 LBJ Freeway Loan documents exists, the borrower may replace Harkinson Investment Corporation with a Qualified Manager. Notwithstanding the foregoing, the borrower may replace Harkinson Investment Corporation with CB Richard Ellis on or before October 7, 2016 provided the borrower enters into a management agreement with CBRE with terms and conditions that are substantially similar to the form attached to the 4455 LBJ Freeway Loan agreement. A “Qualified Manager” means (i) CBRE Inc., (ii) a person satisfying the Manager Criteria (as defined below) and reasonably approved by the lender in writing or (iii) any other person approved by the lender in writing, which such approval may be conditioned upon a rating agency confirmation. The lender has the right to require that the borrower terminate the management agreement and replace the property manager with a Qualified Manager selected by the borrower or another property manager chosen by the borrower and approved by the lender if (a) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof, or (ii) any voluntary bankruptcy or insolvency proceeding, (b) a 4455 LBJ Freeway Trigger Period exists and remains uncured, (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, or (d) there exists a default by the property manager beyond all applicable notice and cure periods under the management agreement.

39

4455 LBJ FREEWAY

“Manager Criteria” means a manager which (i) is a reputable management company having at least seven years’ experience in the management of Comparable Properties (as defined below), (ii) has, for at least seven years preceding the applicable date of determination, managed at least five Comparable Properties (exclusive of the 4455 LBJ Freeway Property or any portion thereof), each being of approximately the same size as the 4455 LBJ Freeway Property, (iii) is managing Comparable Properties (exclusive of the 4455 LBJ Freeway Property) with at least 1,000,000 leasable SF (in the aggregate) and (iv) is not the subject of any proceeding under any applicable Creditors Rights Laws (as defined below).

“Comparable Properties” means office properties with similar scope and class as the 4455 LBJ Freeway Property, located in similar geographic areas to the geographic area in which the 4455 LBJ Freeway Property is located.

“Creditors Rights Laws” means any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the 4455 LBJ Freeway Property (plus 18 months of rental loss and/or business interruption coverage and an additional period of indemnity covering the 6 months following restoration). The “all-risk” policy containing terrorism insurance is required to contain a deductible no larger than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

40

STORAGE DEPOT PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	5	Loan Seller		CGMRC
Location (City/State)	Various, Pennsylvania	Cut-off Date Principal Balance		$25,250,000
Property Type	Self Storage	Cut-off Date Principal Balance per SF		$77.78
Size (SF)	324,641	Percentage of Initial Pool Balance		3.3%
Total Occupancy as of 3/31/2016	81.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/31/2016	81.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate		4.95000%
Appraised Value	$37,275,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)		48

Underwritten Revenues	$3,159,816
Underwritten Expenses	$1,026,628	Escrows
Underwritten Net Operating Income (NOI)	$2,133,188
Underwritten Net Cash Flow (NCF)	$2,100,724		Upfront	Monthly
Cut-off Date LTV Ratio	67.7%	Taxes	$108,381	$23,676
Maturity Date LTV Ratio	61.2%	Insurance	$11,006	$2,751
DSCR Based on Underwritten NOI / NCF	1.32x / 1.30x	Replacement Reserve(1)	$165,559	$0
Debt Yield Based on Underwritten NOI / NCF	8.4% / 8.3%	Other(2)	$750	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$25,250,000	68.6%	Purchase Price	$35,000,000	95.0%
Principal’s New Cash Contribution	11,080,743	30.1	Closing Costs	1,544,473	4.2
Other Sources	499,425	1.4	Reserves	285,696	0.8

Total Sources	$36,830,169	100.0%	Total Uses	$36,830,169	100.0%

(1)	If the replacement reserve is less than $46,269, the borrower is required to deposit $3,856 on each payment date until the replacement reserve meets or exceeds $165,559. See “—Escrows” below.

(2)	The other upfront reserve of $750 is for environmental remediation. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Storage Depot Portfolio Loan”) is evidenced by a note in the original principal amount of $25,250,000 and is secured by a first mortgage encumbering the borrowers’ fee simple interest in five self storage properties located in various cities within Pennsylvania (the “Storage Depot Portfolio Properties”). The Storage Depot Portfolio Loan was originated by Citigroup Global Markets Realty Corp. on April 18, 2016. The Storage Depot Portfolio Loan has an outstanding principal balance as of the Cut-off Date of $25,250,000, which represents approximately 3.3% of the Initial Pool Balance, and accrues interest at an interest rate of 4.95000% per annum. The proceeds of the Storage Depot Portfolio Loan were used for the acquisition of the Storage Depot Portfolio Properties, to pay closing costs and to fund reserves.

The Storage Depot Portfolio Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Storage Depot Portfolio Loan requires payments of interest only for the initial 48 months, followed by monthly payments of interest and principal sufficient to amortize the Storage Depot Portfolio Loan over a 30-year amortization schedule. The scheduled maturity date of the Storage Depot Portfolio Loan is the due date in May 2026. Defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the first due date following the second anniversary of the securitization Closing Date. Voluntary prepayment of the Storage Depot Portfolio Loan, without prepayment premium or yield maintenance charge, is permitted on or after the due date in February 2026.

■	The Mortgaged Properties. The Storage Depot Portfolio Properties consist of five self storage properties located in Harrisburg, Mechanicsburg and Lemoyne, all within the Commonwealth of Pennsylvania. The Storage Depot Portfolio Properties, comprising an aggregate 324,641 SF, were constructed between 1984 and 2004. As of March 31, 2016, Total Occupancy and Owned Occupancy were both 81.0%.

41

STORAGE DEPOT PORTFOLIO

The following table presents certain information relating to the Storage Depot Portfolio Properties:

Property Name	Year Built / Renovated	Total GLA	Climate Controlled Units / Total Units	Occupancy(1)	Allocated Cut- off Date Loan Amount	% Allocated Cut-off Date Loan Amount	Appraised Value	UW NCF
Storage Depot-Northeast	2004 / NAP	68,250	53 / 536	74.9%	$5,700,000	22.6%	$7,775,000	$458,601
Storage Depot-North	1995 / NAP	76,384	23 / 541	88.7%	5,700,000	22.6	8,225,000	468,004
Storage Depot-South	1994 / 2015	84,151	139 / 637	69.8%	5,450,000	21.6	9,275,000	456,751
Storage Depot-West	1986 / 1997	48,542	8 / 401	90.6%	5,000,000	19.8	6,875,000	409,172
Storage Depot-East	1984 / NAP	47,314	20 / 429	87.1%	3,400,000	13.5	5,125,000	308,197
Total / Wtd. Avg.		324,641	243 / 2544	81.0%	$25,250,000	100.0%	$37,275,000	$2,100,724

(1)	Occupancy as of TTM 3/31/2016.

Storage Depot – Northeast (the “Storage Depot – Northeast Property”) is located in Harrisburg, Pennsylvania. The Storage Depot – Northeast Property consists of an approximately 8.46-acre lot containing two parcels of land developed with 10 single-story buildings. The Storage Depot – Northeast Property consists of 536 self storage rooms within nine buildings. One building at the northwestern portion of the Storage Depot – Northeast Property contains the rental retail office. The facility has a secured gate, control keypads and 24/7 digital surveillance with security cameras located throughout. Additional property amenities include climate controlled units, drive up units, RV, boat and car parking and a retail store which sells moving supplies on site. The Storage Depot – Northeast Property is located on Allentown Boulevard which is an east-west thoroughfare connecting the surrounding communities. Allentown Boulevard boasts traffic counts of 17,074 vehicles per day and the Storage Depot – Northeast Property sits adjacent to several retail shopping centers and is across the street from various medical office complexes.

Storage Depot – North (the “Storage Depot – North Property”) is located in Harrisburg, Pennsylvania. The Storage Depot – North Property consists of an approximately 10.21-acre parcel developed with 13 single-story buildings. Eleven of the buildings are utilized for self storage. Two single-story buildings with mezzanine levels at the southeastern developed portion of the Storage Depot – North Property contain the rental retail office, warehouse space, climate controlled self storage units and office space. The facility has a secured gate, control keypads, and 24/7 digital surveillance with security cameras located throughout. Additional property amenities include climate controlled units, drive up units, RV, boat and car parking and a retail store which sells moving supplies on site. The Storage Depot – North Property is located at the intersection of Linglestown Road and North 6th Street. Daily traffic counts on Linglestown Road are approximately 23,737 cars per day.

Storage Depot – South (the “Storage Depot – South Property”) is located in Mechanicsburg, Pennsylvania. The Storage Depot – South Property consists of an approximately 5.86-acre parcel developed with 12 single to two-story buildings. Eleven of the buildings are single-story utilized for self storage. One two-story building at the southeastern portion of the Storage Depot – South Property contains a lower level rental retail office and an upper level rented office space. The facility has a secured gate, control keypads and 24/7 digital surveillance with security cameras located throughout. Additional property amenities include climate controlled units, drive up units and a retail store which sells moving supplies on site. The Storage Depot – South Property is located on Cumberland Parkway which is situated between Route 15 and South Market Street in Mechanicsburg. The Storage Depot – South Property has strong visibility from Interstate 76 which has a daily traffic count of 31,810.

Storage Depot – West (the “Storage Depot – West Property”) is located in Lemoyne, Pennsylvania, one mile west of the Harrisburg Central Business District. The Storage Depot – West Property consists of an approximately 4.64-acre parcel developed with 12 single- to two-story buildings with 401 self storage rooms within the buildings. Ten of the buildings are utilized for self storage. The two-story building near the front of the Storage Depot – West Property consists of the rental retail office and a manager’s apartment on the upper level. The Storage Depot – West Property is located off of exit 41A on Interstate 83. Interstate 83 boasts traffic counts of 89,800 vehicles per day and is the main thoroughfare between downtown Harrisburg and the surrounding western suburbs.

42

STORAGE DEPOT PORTFOLIO

Storage Depot – East (the “Storage Depot – East Property”) is located in Harrisburg, Pennsylvania, eight miles east of downtown Harrisburg. The Storage Depot – East Property consists of a 3.20-acre parcel developed with nine, single to two-story buildings with 429 self storage units. Eight of the buildings are utilized for self storage. The single two-story building holds the rental retail office and manager’s apartment on the upper level and self storage units and office space on the lower level. The facility has a secured gate, control keypads, and 24/7 digital surveillance with security cameras located throughout. The Storage Depot – East Property is located at the intersection of Milroy Road and Paxton Street. Paxton Street is the main thoroughfare connecting Hershey and Hummelstown to downtown Harrisburg and reports a daily traffic count of 45,066 at the intersection of Milroy Road.

The following table presents certain information relating to historical leasing at the Storage Depot Portfolio Properties:

Historical Leased %(1)

	2013	2014	2015	As of 3/31/2016
Storage Depot-Northeast	62.8%	78.8%	83.3%	74.9%
Storage Depot-North	76.4%	84.8%	86.6%	88.7%
Storage Depot-South	60.8%	67.7%	75.0%	69.8%
Storage Depot-West	81.9%	86.1%	88.6%	90.6%
Storage Depot-East	76.6%	79.2%	78.2%	87.1%

(1)	As provided by the borrowers and which reflects end of year occupancy for the specified year unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Storage Depot Portfolio Properties:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 3/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$2,408,404	$2,610,967	$2,820,278	$2,866,600	$3,083,076	$9.50
Gross Up Vacancy	0	0	0	0	798,576	2.46
Total Rent	$2,408,404	$2,610,967	$2,820,278	$2,866,600	$3,881,652	$11.96
Other Income(2)	232,201	264,284	281,350	283,884	292,381	0.90
Vacancy & Credit Loss	(44,358)	(32,236)	(26,371)	(24,674)	(1,014,217)	(3.12)
Effective Gross Income	$2,596,248	$2,843,016	$3,075,257	$3,125,810	$3,159,816	$9.73

Real Estate Taxes	$257,551	$260,941	$265,978	$267,557	$268,248	$0.83
Insurance	23,380	24,676	28,218	28,789	31,445	0.10
Management Fee	103,850	113,721	123,010	125,032	126,393	0.39
Other Operating Expenses	545,508	609,615	636,348	614,932	600,542	1.85
Total Operating Expenses	$930,289	$1,008,953	$1,053,554	$1,036,310	$1,026,628	$3.16

Net Operating Income	$1,665,959	$1,834,063	$2,021,703	$2,089,500	$2,133,188	$6.57
Replacement Reserves	0	0	0	0	32,464	0.10
Net Cash Flow	$1,665,959	$1,834,063	$2,021,703	$2,089,500	$2,100,724	$6.47

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Income includes apartment and office rent, billboard income, auction proceeds, late charges, administrative fees, retail sales, miscellaneous income, insurance administration and car wash income.

■	Appraisal. As of the appraisal valuation date of February 10, 2016, the Storage Depot Portfolio Properties had an aggregate “as-is” appraised value of $37,275,000 and “as-stabilized” appraised value of $37,350,000.

■	Environmental Matters. Based on the Phase I environmental reports dated February 29, 2016, there were no recommendations for further action other than, with respect to the Storage Depot – West Property, Storage Depot – North Property, and Storage Depot – East Property, operations and maintenance plans for asbestos, which were implemented in connection with the origination of the Storage Depot Portfolio Loan.

43

STORAGE DEPOT PORTFOLIO

■	Market Overview and Competition. The Storage Depot Portfolio Properties are located within the Harrisburg-Carlisle PA metropolitan statistical area (“MSA”). According to the appraisals, the Harrisburg-Carlisle economy (ranked A1 by Moody’s) is experiencing its strongest job growth since the mid-1990s, due in part to its central location in Pennsylvania accompanied by its extensive transportation and distribution network, the region’s low living costs, and its broad-based gains in the private sector services. The region’s largest employers include The Commonwealth of Pennsylvania (21,885), Penn State Hershey Medical Center (9,659), Giant Food Stores (8,800), Hershey Entertainment & Resorts (7,500), and JFC Staffing Associates (6,550).

The following table presents certain information relating to demographics at the Storage Depot Portfolio Properties:

Storage Depot Portfolio Demographics(1)

	Average Household Income (1-Mile / 3-Mile / 5-Mile Radius)	2015 Population (1-Mile / 3-Mile / 5-Mile Radius)
Storage Depot-Northeast	89,361 / 87,416 / 80,686	5,114 / 40,067 / 97,427
Storage Depot-North	80,838 / 73,480 / 66,915	1,781 / 29,048 / 115,502
Storage Depot-South	63,109 / 77,273 / 86,186	5,322 / 44,417 / 88,931
Storage Depot-West	71,347 / 61,256 / 66,802	9,879 / 91,276 / 174,491
Storage Depot-East	70,014 / 83,288 / 76,139	4,734 / 34,978 / 111,146

(1)	Source: Appraisal.

Storage Depot – Northeast Property

The appraiser analyzed the local market and identified four comparables located within 4.5 miles of the Storage Depot – Northeast Property which are considered the competitive set for the Storage Depot – Northeast Property. The four comparables represent a total of 160,175 SF and were built between 1990 and 2005. The comparable properties revealed physical occupancy ranging from 84.0% to 95.0%, with an average of 87.8%. The Storage Depot – Northeast Property is currently 74.9% occupied as of 3/31/2016.

Storage Depot – North Property

The appraiser analyzed the local market and identified four comparables located within 6.0 miles of the Storage Depot – North Property which are considered the competitive set for the Storage Depot – North Property. The four comparables represent a total of 182,909 SF and were built between 1989 and 2005. The comparable properties revealed physical occupancy ranging from 85.0% to 95.0%, with an average of 88.0%. The Storage Depot – North Property is currently 88.7% occupied as of 3/31/2016.

Storage Depot – South Property

The appraiser analyzed the local market and identified four comparables located within 5.0 miles of the Storage Depot – South Property which are considered the competitive set for the Storage Depot – South Property. The four comparables represent a total of 305,839 SF and were built between 1983 and 1999. The comparable properties revealed physical occupancy ranging from 80.0% to 92.0%, with an average of 85.8%. The Storage Depot – South Property is currently 69.8% occupied as of 3/31/2016.

Storage Depot – West Property

The appraiser analyzed the local market and identified four comparables located within 5.0 miles of the Storage Depot – West Property which are considered the competitive set for the Storage Depot – West Property. The four comparables represent a total of 324,319 SF and were built between 1972 and 1999. The comparable properties revealed physical occupancy ranging from 85.0% to 86.0%, with an average of 85.3%. The Storage Depot – West Property is currently 90.6% occupied as of 3/31/2016.

Storage Depot – East Property

The appraiser analyzed the local market and identified four comparables located within 5.0 miles of the Storage Depot – East Property, which are considered the competitive set for the Storage Depot – East Property. The four comparables represent a total of 144,460 SF and were built between 1990 and 2005. The comparable properties revealed physical occupancy ranging from 84.0% to 95.0%, with an average of 88.3%. The Storage Depot – East Property is currently 87.1% occupied as of 3/31/2016.

44

STORAGE DEPOT PORTFOLIO

■	The Borrowers. The borrowers are SSCP Harrisburg LLC, SSCP Harrisburg North LLC, SSCP Harrisburg Northeast LLC, SSCP Harrisburg West LLC and SSCP Harrisburg South LLC, each a single-purpose Delaware limited liability company. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Storage Depot Portfolio Loan. Jacob Ramage and Matthew Lang are guarantors of the non-recourse carveouts under the Storage Depot Portfolio Loan.

■	Escrows. In connection with the origination of the Storage Depot Portfolio Loan, the borrowers funded aggregate reserves of $285,696 with respect to the Storage Depot Portfolio Properties, comprised of (i) $108,381 for real estate taxes, (ii) $11,006 for insurance, (iii) $165,559 for replacement reserves and (iv) $750 for an environmental remediation reserve.

Additionally, on each due date, the borrowers are required to fund the following reserves with respect to the Storage Depot Portfolio Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute an approved blanket or umbrella insurance policy under the Storage Depot Portfolio Loan documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period and (iii) following the replacement reserve being less than $46,269, a replacement reserve in the amount of $3,856 until the replacement reserve equals or exceeds $165,559.

■	Lockbox and Cash Management. The Storage Depot Portfolio Loan documents is structured with a springing lockbox and springing cash management. The Storage Depot Portfolio Loan documents require the borrowers to, upon the first occurrence of a Storage Depot Portfolio Trigger Period (as defined below), direct all tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrowers with respect to the Storage Depot Portfolio Properties be promptly deposited into such lockbox account following receipt. So long as a Storage Depot Portfolio Trigger Period is not then in effect, all funds in the lockbox are required to be remitted on each business day to the borrowers’ operating account. During the continuance of a Storage Depot Portfolio Trigger Period, all funds in the lockbox account are required to be transferred on each business day to a lender-controlled cash management account and, provided no event of default is continuing, applied to pay debt service and operating expenses of the Storage Depot Portfolio Properties and to fund required reserves in accordance with the Storage Depot Portfolio Loan documents. After the foregoing disbursements are made and so long as a Storage Depot Portfolio Trigger Period is continuing, all excess cash is trapped in an excess cash account and held as additional collateral for the Storage Depot Portfolio Loan. During the continuance of an event of default under the Storage Depot Portfolio Loan, the lender may apply any funds in the cash management account to amounts payable under the Storage Depot Portfolio Loan and/or toward the payment of expenses of the Storage Depot Portfolio Properties, in such order of priority as the lender may determine.

■	A “Storage Depot Portfolio Trigger Period” means a period (A) commencing upon the earlier of (i) the occurrence and continuance of an event of default, and (ii) the debt service coverage ratio being less than (a) 1.40x during any period prior to the monthly payment date occurring in June 2020 or (b) 1.15x thereafter; and (B) expiring upon (x) with regard to any Storage Depot Portfolio Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Storage Depot Portfolio Trigger Period commenced in connection with clause (ii)(a) above, the date that the debt service coverage ratio is equal to or greater than 1.45x for two consecutive calendar quarters, and (z) with regard to any Storage Depot Portfolio Trigger Period commenced in connection with clause (ii)(b) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters.

45

STORAGE DEPOT PORTFOLIO

■	Property Management. The Storage Depot Portfolio Properties are currently managed by SSCP Property Management LLC, an affiliate of the borrowers. Under the Storage Depot Portfolio Loan documents, the borrowers may terminate and replace the property manager without the lender’s consent, so long as (i) no event of default has occurred and is continuing, (ii) the lender receives at least 60 days prior written notice and (iii) the applicable replacement property manager is a national property management company with at least ten years of experience managing self storage properties and at least ten self storage properties, containing at least 10,000 units then under management (exclusive of the Storage Depot Portfolio Properties) or is approved by the lender in writing (which approval may be conditioned upon the lender’s receipt of a rating agency confirmation). The lender has the right to terminate, or cause the borrowers to terminate, the management agreement and replace the property manager if (a) the property manager becomes insolvent or a debtor in certain involuntary bankruptcy proceedings not dismissed within 90 days or any voluntary bankruptcy or insolvency proceeding; (b) a Storage Depot Portfolio Trigger Period has occurred and is continuing; (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (d) there exists a default by the property manager beyond all applicable notice and cure periods under the management agreement.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Storage Depot Portfolio Properties, covering no less than 12 months of business interruption coverage as calculated under the Storage Depot Portfolio Loan documents in an amount equal to 100% of the projected gross income from the Storage Depot Portfolio Properties (on an actual loss sustained basis) for a period continuing until the restoration of the Storage Depot Portfolio Properties is completed and containing an extended period endorsement which provides for up to six months of additional coverage. The “all-risk’ insurance policy providing terrorism insurance is required to contain a deductible that is no higher than $10,000, except as otherwise permitted in the Storage Depot Portfolio Loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

46

Strathallan DoubleTree by Hilton

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CCRE
Location (City/State)	Rochester, New York	Cut-off Date Principal Balance	$22,329,301
Property Type	Hospitality	Cut-off Date Principal Balance per Room	$144,060
Size (Rooms)	155	Percentage of Initial Pool Balance	3.0%
Total TTM Occupancy as of 3/31/2016	72.3%	Number of Related Mortgage Loans	None
Owned TTM Occupancy as of 3/31/2016	72.3%	Type of Security(1)	Fee Simple
Year Built / Latest Renovation	1975 / 2012	Mortgage Rate	5.47050%
Appraised Value	$33,000,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	300
Original Interest Only Period (Months)	NAP

Underwritten Revenues	$14,272,397
Underwritten Expenses	$11,048,776
Underwritten Net Operating Income (NOI)	$3,223,622	Escrows(2)
Underwritten Net Cash Flow (NCF)	$2,652,726	Upfront	Monthly
Cut-off Date LTV Ratio	67.7%	Taxes	$171,195	$28,533
Maturity Date LTV Ratio	51.9%	Insurance	$14,925	$7,462
DSCR Based on Underwritten NOI / NCF	1.95x / 1.60x	FF&E	$0	$43,656
Debt Yield Based on Underwritten NOI / NCF	14.4% / 11.9%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$22,500,000	100.0%	Loan Payoff	$20,385,726	90.6%
Principal Equity Distribution	1,628,961	7.2
Closing Costs	299,193	1.3
Reserves	186,120	0.8
Total Sources	$22,500,000	100.0%	Total Uses	$22,500,000	100.0%

(1)	Leasehold interest to the County of Monroe Industrial Development Agency (“IDA”)

(2)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Strathallan DoubleTree Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in the 155-room Strathallan DoubleTree by Hilton located in Rochester, New York (the “Strathallan DoubleTree Property”). The Strathallan DoubleTree Loan has an outstanding principal balance as of the Cut-off Date of $22,329,301 and represents approximately 3.0% of the Initial Pool Balance. The Strathallan DoubleTree Loan was originated by Cantor Commercial Real Estate Lending, L.P. on November 20, 2015 and has an interest rate of 5.47050% per annum. The borrower utilized the proceeds of the Strathallan DoubleTree Loan to refinance the existing debt on the Strathallan DoubleTree Property, return equity to the borrower sponsor, pay closing costs and fund reserves.

The Strathallan DoubleTree Loan had an initial term of 120 months, and has a remaining term as of the Cut-off Date of 115 months, with a 25-year amortization schedule and a scheduled maturity due date in December 2025. Voluntary prepayment of the Strathallan DoubleTree Loan is prohibited prior to the due date in September 2025. Provided that no event of default under the Strathallan DoubleTree Loan is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted on or after the first due date following the date that is two years after the securitization closing date.

■	The Mortgaged Property. The Strathallan DoubleTree Property is a 155-room full service hotel located in Rochester, New York. The Strathallan DoubleTree Property was purchased by the borrower for $7.5 million in January 2012. The borrower entered into a 15-year franchise agreement dated March 6, 2012 with Hilton Franchise Holding LLC that expires on March 31, 2027.

The Strathallan DoubleTree Property was originally constructed in 1975 as a senior housing development and subsequently renovated and reopened as the Strathallan Hotel in 1980. After the purchase of the Strathallan DoubleTree Property in 2012, it underwent a complete-renovation costing approximately $16.2 million ($104,355 per room) that included extensive upgrades to the lobby, ground area, fitness center, and the construction of an indoor pool. In June 2015, following a $1.9 million redesign on the roof, the Strathallan DoubleTree Property opened a 3,000 SF conference center/ catering hall and Hattie’s Restaurant on the ninth floor.

The room mix at the nine-story Strathallan DoubleTree Property consists of 95 king rooms, 45 queen rooms, 14 ADA rooms and one suite. Guestrooms feature a 37-inch HDTV with premium cable channels, free wireless high-speed internet access, DoubleTree’s Sweet Dreams Sleep Experience, microwave, coffee maker and mini refrigerators.

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Strathallan DoubleTree by Hilton

The Strathallan DoubleTree Property offers two food and beverage venues which include Char Steak & Lounge, a full service restaurant that offers breakfast, lunch, dinner and a late-night bar, and Hattie’s Restaurant which offers a Japanese-centric menu and late-night cocktails at the bar. Additional amenities include 7,500 SF of meeting space, a 24-hour Pavilion Pantry Market, on-site convenience store, patios, an indoor pool, fitness center and a 24-hour business center.

In 2014 the Strathallan DoubleTree Property won the most improved market share award as well as the DoubleTree Pride Award which is presented to the top five small and top five large performing DoubleTree hotels. In 2015 the Strathallan DoubleTree Property received TripAdvisor’s Certificate of Excellence Award which is awarded to establishments with outstanding reviews on TripAdvisor.

The following table presents certain information relating to the 2014 demand analysis with respect to the Strathallan DoubleTree Property based on market segmentation, as provided in the appraisal for the Strathallan DoubleTree Property:

Estimated 2014 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
Strathallan DoubleTree Property	40.0%	15.0%	45.0%

(1)	Source: Appraisal.

The following table presents certain information relating to the trailing twelve-month period through March 2016 penetration rates relating to the Strathallan DoubleTree Property, as provided in the March 2016 hospitality research report report:

Penetration Rates(1)

Year	Occupancy	ADR	RevPAR
TTM 3/31/2016	126.0%	167.1%	210.6%
TTM 3/31/2015	130.4%	156.6%	204.2%
TTM 3/31/2014	124.6%	149.2%	186.0%

(1)	Source: March 2016 hospitality research report.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Strathallan DoubleTree Property:

Strathallan DoubleTree Property(1)

	2013	2014	2015	TTM 3/31/16
Occupancy	66.5%	71.7%	72.5%	72.3%
ADR	$153.79	$167.44	$167.81	$169.35
RevPAR	$102.30	$120.05	$121.66	$122.41

(1)	As provided by the borrower.

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Strathallan DoubleTree by Hilton

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Strathallan DoubleTree Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 3/31/2016	Underwritten(2)(3)	Underwritten $ per Room(4)
Rooms Revenue	$5,787,634	$6,792,078	$6,882,917	$6,944,147	$6,925,174	$44,679
Food & Beverage Revenue	3,621,868	4,332,081	6,613,117	7,182,890	7,279,136	46,962
Other Operating Revenue	48,357	72,860	63,224	68,274	68,087	439
Total Revenue	$9,457,859	$11,197,019	$13,559,258	$14,195,311	$14,272,397	$92,080

Room Expense	$1,246,513	$1,424,134	$1,589,156	$1,643,484	$1,638,994	$10,574
Food & Beverage Expense	3,432,431	3,515,562	4,811,349	5,147,592	5,147,592	33,210
Other Operating Expense	66,805	39,870	52,130	51,518	51,377	331
Total Departmental Expense	$4,745,749	$4,979,566	$6,452,635	$6,842,594	$6,837,963	$44,116
Total Undistributed Expense	2,784,275	3,162,448	3,688,489	3,755,596	3,735,947	24,103
Total Fixed Expense	314,769	330,514	390,973	396,391	474,866	3,064
Total Operating Expenses	$7,844,793	$8,472,528	$10,532,097	$10,994,581	$11,048,776	$71,282

Net Operating Income	$1,613,066	$2,724,491	$3,027,161	$3,200,730	$3,223,622	$20,798
FF&E Reserve	378,314	447,881	542,370	567,812	570,896	3,683
Net Cash Flow	$1,234,752	$2,276,611	$2,484,791	$2,632,917	$2,652,726	$17,114

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow is based on TTM 3/31/2016 Occupancy and ADR figures of 72.3% and $169.35 respectively.

(3)	Underwritten Total Fixed Expense includes the average real estate tax expense, net of the tax abatements from the PILOT program, over the Strathallan DoubleTree Loan term. See “—PILOT Program” below.

(4)	Underwritten $ per Room calculations are based on 155 rooms.

■	Appraisal. According to the appraisal dated as of October 1, 2015, the Strathallan DoubleTree Property had an “as-is” appraised value of $33,000,000.

■	Environmental Matters. The Phase I environmental report dated November 20, 2015 recommended no further action at the Strathallan DoubleTree Property.

■	Market Overview and Competition. The Strathallan DoubleTree Property is located in the “Neighborhood of The Arts” in Rochester, New York, along Strathallan Park and the north side of East Avenue. The Strathallan DoubleTree Property is approximately 1.5 miles from Downtown Rochester, 1.5 miles from Interstate 490 and 5.5 miles from the Greater Rochester International Airport.

In addition to on-site amenities, the Strathallan DoubleTree Property is located near a number of notable attractions, including the Strong Museum of Play, Memorial Art Gallery, the Rochester Museum and Science Center, the Blue Cross Arena and the Seneca Park Zoo. The Strathallan DoubleTree Property is also in close proximity to Lake Erie, a major leisure destination for hiking, biking, boating and fishing.

The Neighborhood of The Arts is known for the Memorial Art Gallery, the Anderson Arts Building and other art-related venues such as the Auditorium Theater which hosts a wide variety of touring Broadway shows.

The City of Rochester has a large student population with a total enrollment of nearly 19,500 undergraduate students between the University of Rochester and Rochester Institute of Technology alone. The College Town district of Rochester, which is three miles from the Strathallan DoubleTree Property, is a 14-acre mixed-use development that was created to establish a unity between the university atmosphere of the city and the greater community. The total cost of the development was approximately $100 million and the city invested approximately $8.5 million in streetscape renovations.

Rochester’s 2010 population was approximately 210,000, making it the third largest city in New York following New York City and Buffalo. Rochester is home to a number of local, regional and international corporations including Eastman Kodak, Earthlink, IBM, Bausch & Lomb, Xerox, Harris Corporation, CareStream Healthcare and Golisano Children’s Hospital.

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Strathallan DoubleTree by Hilton

The following table presents certain information relating to the primary competition for the Strathallan DoubleTree Property:

Strathallan DoubleTree Competitive Set (1)

Property	Number of Rooms	Year Built	Estimated 2014 Occupancy	Estimated 2014 ADR	Estimated 2014 RevPAR
Strathallan DoubleTree Property	155	1975	72%	$167.45	$120.05
Radisson Hotel Rochester Riverside	460	1970	45%	75.00	33.75
DoubleTree Rochester	249	1985	60%	125.00	75.00
Holiday Inn Rochester Downtown	217	1969	30%	55.00	16.50
Hyatt Regency Rochester	338	1992	70%	117.00	81.90
Staybridge Suites Rochester University	88	2008	70%	120.00	84.00
Renaissance the Del Monte Lodge Rochester Hotel	99	2000	65%	160.00	104.00

(1)	Source: Appraisal.

■	The Borrower. The borrower, 550 East Ave LLC, a New York limited liability company, is a single purpose, single asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Strathallan DoubleTree Loan. The sponsors of the borrower and non-recourse carve-out guarantors are David F. Christa and Robert C. Morgan on a joint and several basis.

David Christa founded Christa Construction LLC, in 1982 and since then, has completed over $5 billion of construction work. Christa Construction, LLC covers a wide range of professional services such as construction management, design/building, general construction, project/program management and real estate development. In 1989 Christa Construction, LLC opened Christa Development Corporation, a full service real estate development company that focuses on mixed-use office, flex, production and residential space.

Robert Morgan founded Morgan Management, LLC in 1979 and has owned and operated a residential real estate portfolio in the greater Rochester area since 1976. The real estate portfolio includes RV resorts, multi-family properties, self-storage facilities, commercial office buildings and shopping plazas.

■	PILOT Program. The Strathallan DoubleTree Property is subject to a payment in lieu of taxes (“PILOT”) Program with the IDA, which commenced in 2013 and expires no earlier than 2023.

In connection with the PILOT Program, the borrower transferred its leasehold interest in the Strathallan DoubleTree Property to the IDA and the IDA leased back to the borrower the related subleasehold interest. Pursuant to the PILOT Program, the borrower receives a reduction of its real estate taxes on certain eligible improvements at the Strathallan DoubleTree Property through 2023, with tax savings phasing out at the rate of 10% per year beginning in 2013. Real estate taxes were underwritten based on the average in-place assessed values and real estate taxes, net of abatements, over the term of the Strathallan DoubleTree Loan. The leasehold interest in the Strathallan DoubleTree Property will revert back to the borrower upon expiration of the related lease agreement on April 30, 2023.

■	Escrows. At origination, the borrower deposited $171,195 into a tax reserve account and $14,925 into an insurance reserve account.

On each due date, the borrower is required to make deposits of (i) one-twelfth of the required annual taxes, which currently equates to $28,533, into a tax reserve account, (ii) one-twelfth of the required insurance premiums, which currently equates to $7,462, into an insurance reserve account and (iii) a monthly FF&E reserve of one-twelfth of 4% of the projected annual gross revenues from operations of the Strathallan DoubleTree Property for the prior year, which currently equates to $43,656.

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Strathallan DoubleTree by Hilton

■	Lockbox and Cash Management. The Strathallan DoubleTree Loan is structured with a hard lockbox and springing cash management. The Strathallan DoubleTree Loan documents require the borrower to deliver notices to all tenants under leases instructing them to deliver all rents payable directly into a lender-controlled lockbox account and require that all credit card and cash revenues relating to the Strathallan DoubleTree Property and all other amounts received by the borrower or property manager with respect to the Strathallan DoubleTree Property be deposited into such lockbox account by the end of the first business day following receipt. During a Cash Management Period, amounts in the lockbox account will be applied to the payment of debt service and reserves, with any remaining amounts returned to the borrower. During a Cash Trap period, all excess amounts will remain in a lender controlled account as additional collateral for the Strathallan DoubleTree Loan.

A Cash Management Period and Cash Trap Period will commence on the occurrence of (i) an event of default, (ii) the failure of the borrower, principal, guarantor or manager after the end of two consecutive calendar quarters to maintain a debt service coverage ratio of at least 1.20x until the debt service coverage ratio after the end of two consecutive calendar quarters is at least equal to 1.25x.

■	Property Management. The Strathallan DoubleTree Property is managed by MC Management, LLC which is an affiliate of the borrower, pursuant to a management agreement.

■	Mezzanine or Additional Indebtedness. None.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism, so long as the lender determines that either (i) prudent owners of real estate comparable to the Strathallan DoubleTree Property are maintaining such insurance, or (ii) prudent institutional lenders to such owners are requiring that such owners maintain such insurance, in an amount equal to the full replacement cost of the Strathallan DoubleTree Property, plus 18 months of business interruption coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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MADBURY COMMONS

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CCRE
Location (City/State)	Durham, New Hampshire	Cut-off Date Principal Balance(5)	$20,000,000
Property Type(1)	Multifamily	Cut-off Date Principal Balance per Bed(3)	$93,333.33
Size (Beds)(1)	525	Percentage of Initial Pool Balance	2.6%
Total Occupancy as of 11/6/2015(2)	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/6/2015(2)	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2015 / NAP	Mortgage Rate	4.92900%
Appraised Value	$71,400,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Original Interest Only Period (Months)	36

Underwritten Revenues	$6,659,528
Underwritten Expenses	$2,485,278	Escrows
Underwritten Net Operating Income (NOI)	$4,174,250	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,112,813	Taxes	$287,612	$95,871
Cut-off Date LTV Ratio(3)	68.6%	Insurance	$87,953	$8,795
Maturity Date LTV Ratio(3)	60.7%	Replacement Reserves	$0	$5,120
DSCR Based on Underwritten NOI / NCF(3)(4)	1.33x / 1.31x	TI/LC	$64,278	$0
Debt Yield Based on Underwritten NOI / NCF(4)	8.5% / 8.4%	Other Reserve(6)	$10,014	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$49,000,000	100.0%	Loan Payoff	$37,138,304	75.8%
Principal Equity Distribution	8,765,322	17.9
Closing Costs	2,646,516	5.4
Reserves	449,858	0.9
Total Sources	$49,000,000	100.0%	Total Uses	$49,000,000	100.0%

(1)	The collateral consists of 525 beds, as well as 42,859 SF of ground floor commercial space.

(2)	The most recent occupancy does not include the retail component at the Madbury Commons Property.

(3)	Calculated based on the aggregate outstanding principal balance of the Madbury Commons Loan Combination.

(4)	Based on amortizing debt service payments. Based on the current interest only payments, the DSCR based on Underwritten NOI and Underwritten NCF are 1.70x and 1.68x, respectively.

(5)	The Cut-off Date Principal Balance of $20,000,000 represents the non-controlling note A-2 of the $49,000,000 Madbury Commons Loan Combination, which is evidenced by two pari passu notes. The related companion loan is evidenced by the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $29,000,000, is currently held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to the CFCRE 2016-C4 securitization transaction.

(6)	Saxby’s Coffee rent abatement reserve, see “-Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Madbury Commons Loan”) is part of a loan combination (the “Madbury Commons Loan Combination”) comprised of two pari passu notes that are secured by a first mortgage encumbering the borrowers’ fee simple interest in a student housing property located in Durham, New Hampshire (the “Madbury Commons Property”). The Madbury Commons Loan (evidenced by note A-2), which represents a non-controlling interest in the Madbury Commons Loan Combination, has an outstanding principal balance as of the Cut-off Date of $20,000,000 and represents approximately 2.6% of the Initial Pool Balance. The related companion loan evidenced by note A-1, which represents the controlling interest in the Madbury Commons Loan Combination, has an outstanding principal balance as of the Cut-Off date of $29,000,000, is currently held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to the CFCRE 2016-C4 securitization transaction. The Madbury Commons Loan Combination was originated by Cantor Commercial Real Estate L.P. on December 15, 2015. The Madbury Commons Loan Combination has an original principal balance $49,000,000 and each note has an interest rate of 4.92900% per annum. The borrower utilized the proceeds of the Madbury Commons Loan Combination to refinance the existing debt on the Madbury Commons Property, fund reserves, pay origination costs and return equity to the borrower sponsor.

The Madbury Commons Loan had an initial term of 120 months and has a remaining term of 116 months. The Madbury Commons Loan requires interest only payments on each due date through and including the due date in January 2019, after which it requires monthly payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule. The scheduled maturity date is the due date in January 2026. Voluntary prepayment of the Madbury Commons Loan is prohibited prior to the due date in August 2025. Defeasance of the Madbury Commons Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents is permitted at any time on or after the first due date following the second anniversary of the securitization Closing Date.

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MADBURY COMMONS

■	The Mortgaged Property. The Madbury Commons Property is a Class A, student housing property totaling 525 beds (126 units), located in Durham, New Hampshire. The Madbury Commons Property is situated adjacent to the University of New Hampshire (“UNH”) campus. The newly constructed property was developed in 2015, and features four first-floor retail spaces totaling 42,859 SF in addition to the 126 residential units. The Madbury Commons Property is located across the street from the student union, as well as the new Paul College of Business. All academic buildings as well as the athletic facilities are within walking distance of the Madbury Commons Property.

The residential component of the Madbury Commons Property features unit types ranging from two to six bedrooms, with an average unit size of approximately 1,065 SF Each unit is furnished. Amenities include a washer/dryer, a flat screen television, stainless steel appliances, granite countertops, climate control and a video intercom system. Utilities, cable television, and Wi-Fi are also included in the rent. Additionally, the borrower plans to open a new on-site fitness center in the summer of 2016.

As of November 6, 2015, the student housing component of the Madbury Commons Property was 100% leased for the 2015/2016 school year with parental guarantees on most of the leases.

The retail component of the Madbury Commons Property features four, ground-floor commercial units. As of December 1, 2015, the retail component was 94.2% occupied by UNH, Saxbys Coffee, and Kennebunk Savings Bank.

The following table presents certain information relating to the units and rent at the Madbury Commons Property:

Unit Type	# of Beds(1)	Average SF per Unit(1)	Monthly Market Rent per Bed(2)	Monthly Actual Rent per Bed(1)	Underwritten Monthly Rent	Total Underwritten Annual Rent
2 Bedroom / 1 Bath	5	727	$1,011	$980	$4,900	$58,800
3 Bedroom / 1 Bath	23	842	973	955	21,955	263,460
3 Bedroom / 2 Bath	28	1028	932	911	25,520	306,240
4 Bedroom / 2 Bath	378	1,038	935	916	346,185	4,154,220
5 Bedroom / 2 Bath	79	1,358	947	919	72,570	870,840
6 Bedroom / 2 Bath	12	1,390	970	915	10,980	131,760
Total / Wtd. Avg.	525	1,065	$940	$918	$482,110	$5,785,320

(1)	Source: Unit mix provided by the borrower for the 2015/2016 school year.

(2)	Source: Appraisal.

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MADBURY COMMONS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Madbury Commons Property:

Cash Flow Analysis(1)

	T-3 1/31/2016 Annualized	Underwritten	Underwritten $ per Bed(2)
Residential Gross Potential Rent(3)	$5,814,700	$5,785,320	$11,020
Residential Vacancy(4)	0	(289,266)	(551)
Residential Net Rental Income	$5,814,700	$5,496,054	$10,469
Commercial Income(5)	801,380	1,077,167	2,052
Commercial Vacancy(6)	0	(71,193)	(136)
Commercial Net Rental Income	$801,380	$100,5974	$1,916
Other Income	12,820	157,500	300
Effective Gross Income	$6,628,900	$6,659,528	$12,685

Total Operating Expenses	$1,581,984	$2,485,278	$4,734

Net Operating Income	$5,046,916	$4,174,250	$7,951
Replacement Reserves	0	61,437	117
Net Cash Flow	$5,046,916	$4,112,813	$7,834

(1)	Construction on the Madbury Commons Property was completed in August 2015. As such, historical financials are not applicable.
(2)	The Madbury Commons Property contains 525 beds.
(3)	Residential Gross Potential Rent is based on the in-place rent roll for the 2015/2016 school year.
(4)	Residential Vacancy represents 5.0% of gross potential rent. The residential portion of the Madbury Commons Property is currently 100% occupied and the appraisal concluded an economic vacancy rate of 4.0%.
(5)	Commercial Income is based on executed leases with UNH, Saxbys Coffee and Kennebunk Savings Bank. UNH’s UW rent was averaged over the Madbury Commons Loan term.
(6)	Represents the in-place commercial economic vacancy.

■	Appraisal. According to the appraisal, the Madbury Commons Property had an “as-is” appraised value of $71,400,000 as of an effective date of November 9, 2015.

■	Environmental Matters. The Phase I environmental report dated November 17, 2015 recommended no further action at the Madbury Commons Property.

■	Market Overview and Competition. The Madbury Commons Property is located in Durham, New Hampshire, adjacent to the UNH campus. Founded in 1866, UNH is the largest university in New Hampshire with a student population of 14,891 as of 2015. Additionally, UNH is a large employer in the Durham metropolitan statistical area, employing over approximately 4,000 staff members. In 2015, the population and median household income in Durham, New Hampshire were 15,290 and $71,582, respectively.

As of November 6, 2015, there were currently 14,891 students enrolled at the UNH Durham Campus. On-campus housing at UNH currently features 28 residence halls containing approximately 6,000 beds. This allows only approximately 40% of the student body to live on campus. The average monthly rent at the Madbury Commons Property is $918 per bed. The appraisal concluded an average monthly rent of $941 per bed for the Madbury Commons Property, which is based on either the average pre-leased rent for the 2016/2017 school year or a 2.0% increase over the in-place rents. In addition, 97% of the beds at the Madbury Commons Property are preleased for the 2016/2017 school year as of April 4, 2016.

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MADBURY COMMONS

The following table presents certain information relating to the primary competition for the Madbury Commons Property:

Competitive Set(1)

	Madbury Commons	University Edge Main St	The Lodges at West	10 Pette Brooke	Cottages of Durham	University Downtown	Rivers Edge Apartments
Walk to Campus (Minutes)	5	8	23	5	38	7	32
Year Built	2015	2015	2014	2013	2011	2010	2009
Occupancy	100%	96%	100%	100%	98%	100%	100%
No. of Beds	525	197	460	60	619	120	112
No. Of Units	126	54	143	15	141	26	48
Avg. SF per Unit	1,065	1,318	1,115	1,387	1,383	1,060	1,066
Avg. Monthly Rent per Bed	$918	$895	$989	$856	$806	$756	$730

(1)	Source : Appraisal.

■	The Borrower. The borrower is GP Madbury 17, LLC a single purpose, New Hampshire limited liability company, structured to be bankruptcy-remote, with one independent director in its organizational structure. The sponsors of the borrower and the non-recourse carveout guarantors are Eamonn T. Healy, Kenneth Rubin and Barrett Bilotta on a joint and several basis.

Eamonn T. Healy, Kenneth Rubin and Barrett Bilotta are the principals of Golden Goose Capital, a developer, owner and manager of student housing properties. Golden Goose Capital maintains a portfolio of student housing properties around the campus of UNH totaling 788 beds. The borrower sponsors developed the Madbury Commons Property for a total cost of $45.2 million.

■	Escrows. At origination, the borrower deposited (i) $287,612 into a tax reserve account, (ii) $87,953 into an insurance reserve account, (iii) $64,278 into a TI/LC reserve account and (iv) $10,014 into a Saxbys Coffee rent abatement account.

On a monthly basis, the borrower is required to deposit reserves of (i) one-twelfth of the estimated annual real estate taxes, which currently equates to $95,871, into a tax reserve account, (ii) one-twelfth of the annual insurance premiums, which currently equates to $8,795, into an insurance reserve account and (iii) $5,120 (approximately $117 per bed annually) into a replacement reserve account. Additionally, on each due date during a Lease Sweep Period (as defined below), all excess cash will be deposited into a lease sweep reserve account.

■	Lockbox and Cash Management. The Madbury Commons Loan is structured with a springing hard lockbox and springing cash management. A hard lockbox and in place cash management is required during a Cash Management Period (as defined below). The Madbury Commons Loan documents require, upon the occurrence of a Cash Management Period, the borrower to establish and maintain a lockbox account for the sole benefit of the lender. During a Cash Management Period, the Madbury Commons Loan documents require that all rents received by the borrower are required to be deposited into the lender-controlled lockbox account within two days after receipt. On each due date during the continuance of a Cash Management Period, the Madbury Commons Loan documents require that all amounts on deposit in the cash management account after payment of debt service, required reserves and operating expenses be remitted to a borrower account unless an event of default has occurred in which case all remaining amounts will be reserved in an excess cash flow reserve as additional collateral. During the continuance of an event of default, funds on deposit in the cash management account may be applied by the lender in such order and priority as it determines in its sole discretion.

A “Cash Management Period” will occur upon (i) an event of default, (ii) a bankruptcy action of the borrower, managing member of the borrower, guarantor or property manager, (iii) the failure of the borrower after the end of two consecutive calendar quarters to maintain an actual debt service coverage ratio of at least 1.10x until the debt service coverage ratio is at least equal to 1.15x for two consecutive calendar quarters or (iv) the occurrence of a Lease Sweep Period.

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MADBURY COMMONS

A “Lease Sweep Period” will occur upon the first monthly payment date following (i) the date that the Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date, (ii) receipt by the borrower of notice from the tenant under the Lease Sweep Lease (such tenant, a “Lease Sweep Tenant”) that it intends to exercise any right of early termination, (iii) the date that a Lease Sweep Tenant goes dark, fails to open for business during customary hours or fails to be in physical possession of its space, (iv) a default under the Lease Sweep Lease that continues beyond any applicable notice or cure period or (v) the occurrence of a Lease Sweep Tenant insolvency proceeding.

A “Lease Sweep Lease” means (i) the UNH lease and/or (ii) any replacement tenant lease with respect to the space demised pursuant to the UNH lease.

■	Property Management. The Madbury Commons Property is managed by Golden Goose Property Management, LLC, a New Hampshire limited liability company and an affiliate of the borrower.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism, so long as the lender determines that either (i) prudent owners of real estate comparable to the Madbury Commons Property are maintaining such insurance, or (ii) prudent institutional lenders to such owners are requiring that such owners maintain such insurance, in an amount equal to the full replacement cost of the Madbury Commons Property. See “Risk Factors—Terrorism Insurance May Be Unavailable or Insufficient” in the Preliminary Prospectus..

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PLUMTREE APARTMENTS

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CGMRC
Location (City/State)	Lansing, Michigan	Cut-off Date Principal Balance	$17,175,000
Property Type	Multifamily	Cut-off Date Principal Balance per SF	$42,302.96
Size (Units)	406	Percentage of Initial Pool Balance	2.3%
Total Occupancy as of 1/21/2016	94.6%	Number of Related Mortgage Loans	None
Owned Occupancy as of 1/21/2016	94.6%	Type of Security	Fee Simple
Year Built / Latest Renovation	1968, 1970 / NAP	Mortgage Rate	5.13000%
Appraised Value	$20,750,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Original Interest Only Term (Months)	60
Underwritten Revenues	$3,436,917
Underwritten Expenses	$1,750,596	Escrows
Underwritten Net Operating Income (NOI)	$1,686,321	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,584,821	Taxes	$155,175	$25,863
Cut-off Date LTV Ratio(1)	69.8%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	64.5%	Replacement Reserve(2)	$2,475,000	$8,458
DSCR Based on Underwritten NOI / NCF	1.50x / 1.41x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.8% / 9.2%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$17,175,000	73.2%	Purchase Price	$20,200,000	86.0%
Principal’s Equity Contribution	6,254,331	26.6	Reserves	2,630,175	11.2
Other Sources	47,500	0.2	Closing Costs	646,656	2.8

Total Sources	$23,476,831	100.0%	Total Uses	$23,476,831	100.0%

(1)	The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated based on the “prospective stabilized/completed renovations” appraised value of $24,600,000 as of February 1, 2018. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio calculated based on the “as-is” appraised value of $20,750,000 are 82.8% and 76.5%, respectively. See “—Appraisal” below.

(2)	The $2,475,000 in Upfront Replacement Reserve is for planned capital upgrades at the Plumtree Apartments Property. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Plumtree Apartments Loan”) is evidenced by a note in the original principal amount of $17,175,000 secured by a first mortgage encumbering the borrower’s fee simple interest in a 406-unit multifamily complex located in Lansing, Michigan (the “Plumtree Apartments Property”). The Plumtree Apartments Loan was originated by Citigroup Global Markets Realty Corp. on March 29, 2016 and represents approximately 2.3% of the Initial Pool Balance. The note evidencing the Plumtree Apartments Loan has an outstanding principal balance as of the Cut-off Date of $17,175,000 and an interest rate of 5.13000% per annum. The proceeds of the Plumtree Apartments Loan were primarily used to finance the acquisition of the Plumtree Apartments Property, fund reserves and pay origination costs.

The Plumtree Apartments Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Plumtree Apartments Loan requires monthly payments of interest only during the first five years of its term. The scheduled maturity date of the Plumtree Apartments Loan is the due date in April 2026. Provided that no event of default has occurred and is continuing under the Plumtree Apartments Loan documents, at any time after the second anniversary of the securitization Closing Date, the Plumtree Apartments Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Plumtree Apartments Loan documents. Provided that no event of default has occurred and is continuing under the Plumtree Apartments Loan documents, voluntary prepayment of the Plumtree Apartments Loan in whole is permitted on or after the due date occurring in January 2026 without payment of any prepayment premium.

■	The Mortgaged Property. The Plumtree Apartments Property is a 406-unit garden-style multifamily property built in 1968 and 1970 on approximately 27.20 acres. The Plumtree Apartments Property is comprised of thirty-six three-story buildings and an on-site leasing office, which houses an indoor swimming pool. The unit mix at the Plumtree Apartments Property includes 64 1-bedroom 1-bathroom garden units (665 SF); 204 2-bedroom 1-bathroom garden units (900 SF); 50 2-bedroom 1.5-bathroom garden units (950 SF); and 88 3-bedroom 1.5-bathroom garden units (1,200 SF).

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PLUMTREE APARTMENTS

Subsequent to acquisition, the borrower commenced renovations at the Plumtree Apartments Property with an expected total cost of approximately $3,200,000 ($7,882/unit). The renovations include interior unit upgrades for the flooring, cabinets, counters, lighting, hardware, plumbing, and appliances on 40% of the units, along with new roofs on select buildings, windows throughout, clubhouse/pool area upgrades and other various improvements to the hallways, brick work, parking lot, lighting, balconies, trim, HVAC, and signage. The upgrades are expected to take two years to complete. The lender has held back a reserve in the amount of $2,475,000 upfront to fund these capital expenditures (“Designated Replacement Reserve Funds”). The remainder of the cost is expected to be funded from borrower equity.

The following table presents certain information relating to the units and rents at the Plumtree Apartments Property:

Unit Type	Occupied Units(1)	Vacant Units(1)	Total Units(1)	Average SF per Unit(1)	Monthly Market Rent per Unit(2)	Yearly Market Rent(2)	Average Monthly Actual Rent per Unit(1)	Average Yearly Actual Rent(1)
1 Bed / 1 Bath	58	6	64	664	$615	$472,320	$613	$426,480
2 Bed / 1 Bath	193	11	204	896	$710	1,738,080	$703	1,629,300
2 Bed / 1.5 Bath	47	3	50	950	$755	456,600	$752	424,080
3 Bed / 1.5 Bath	86	2	88	1,166	$850	902,400	$831	857,112
Total / Wtd. Avg.	384	22	406	925	$731	$3,569,400	$724	$3,336,972

(1)	As provided by the borrower per January 21, 2016 rent roll.

(2)	As provided in the appraisal.

The following table presents certain information relating to historical leasing at the Plumtree Apartments Property:

Historical Leased %(1)

	2012	2013	2014	2015	As of 1/21/2016
Owned Space	95.3%	94.8%	94.8%	95.6%	94.6%

(1)	As provided by the borrowers and which reflects average occupancy for the specified year unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Plumtree Apartments Property:

Cash Flow Analysis(1)

	2012	2013	2014	2015	TTM 2/28/2016	Underwritten	Underwritten $ per Unit
Base Rent	$2,799,827	$2,910,683	$3,097,435	$3,232,325	$3,251,821	$3,336,972	$8,219
Gross Up Vacancy	0	0	0	0	0	185,580	$457
Gross Potential Rent	$2,799,827	$2,910,683	$3,097,435	$3,232,325	$3,251,821	$3,522,552	$8,676
Vacancy, Credit Loss & Concessions	0	0	0	0	0	(270,731)	(667)
Total Rent	$2,799,827	$2,910,683	$3,097,435	$3,232,325	$3,251,821	$3,251,821	$8,009
Other Income(2)	141,286	160,604	183,633	183,963	185,096	185,096	456
Effective Gross Income	$2,941,113	$3,071,287	$3,281,068	$3,416,288	$3,436,917	$3,436,917	$8,465

Real Estate Taxes	$288,785	$288,782	$284,288	$293,219	$294,447	$354,686	$874
Insurance	152,423	194,018	209,756	185,670	181,511	93,937	231
Management Fee	117,645	122,851	131,243	136,652	137,477	137,477	339
Other Expenses	1,104,287	1,135,629	1,225,903	1,278,232	1,222,087	1,164,497	2,868
Total Operating Expenses	$1,663,140	$1,741,280	$1,851,190	$1,893,773	$1,835,522	$1,750,596	$4,312

Net Operating Income	$1,277,973	$1,330,007	$1,429,878	$1,522,515	$1,601,395	$1,686,321	$4,153
Replacement Reserves	0	0	0	0	0	101,500	250
Net Cash Flow	$1,277,973	$1,330,007	$1,429,878	$1,522,515	$1,601,395	$1,584,821	$3,903

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Income includes administrative fees, cable TV income, carports, court charges, damage charges, late charges, laundry, and pet charges.

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PLUMTREE APARTMENTS

■	Appraisal. According to the appraisal, the Plumtree Apartments Property had an “as-is” appraised value of $20,750,000 as of February 4, 2016 and a “prospective stabilized/completed renovations” appraised value of $24,600,000 as of February 1, 2018 which assumes completion of renovations to the Plumtree Apartments Property.

■	Environmental Matters. Based on the Phase I environmental report dated February 11, 2016, there were no recommendations for further action for the Plumtree Apartments Property other than the recommendation for the implementation of an asbestos O&M plan.

■	Market Overview and Competition. The Plumtree Apartments Property is located in Lansing, Michigan. Lansing is approximately 60 miles southeast of Grand Rapids and approximately 80 miles northwest of Detroit. The Plumtree Apartments Property is specifically located on the north side of West Michigan Avenue approximately 3.5 miles to the west of the Lansing Central Business District and in close proximity to several major highways including the I-69 Business Route, I-69/West Saginaw Highway interchange and I-496/I-69 interchange. The immediate neighborhood is mature and consists of residential, office, and retail developments. The nearest shopping facilities serving the area are located directly north of the Plumtree Apartments Property and are within walking distance.

Lansing has become a hub for insurance companies in the Midwest, with the industry accounting for over 15,000 employees in the Lansing area. The headquarters of six insurance companies are located within Lansing. Further, Lansing is home to several large colleges and universities including Michigan State University and Lansing Community College. According to a third party report, the population within a 1-, 3-, and 5-mile radius is 9,098, 47,712, and 116,548, respectively, and the average household income is $58,963, $62,766, and $54,648, respectively.

The appraisal identified a competitive set of seven multifamily properties within 2.1 miles of the Plumtree Apartments Property. The properties ranged in size from 52 units to 456 units for an average of 207 units, with occupancy rates ranging from 90.4% to 98.6% for a weighted average of 96.1%. Rental rates at the competitive properties ranged from $484 per unit to $1,230 per unit for an average range of $615 per unit to $893 per unit.

The following table presents certain information relating to certain residential lease comparables provided in the appraisal for the Plumtree Apartments Property:

Competitive Set(1)

	Village Green of Lansing Apts	Delta Square Apts	Newberry Apartments	Verndale Apartments	Ramblewood Apts	Crimson Cove	Devonshire on Canal Apts
Location	Lansing, MI	Lansing, MI	Lansing, MI	Lansing, MI	Lansing, MI	Lansing, MI	Lansing, MI
Year Built	1973	1977	1986	1980	1976	1971	1972
Number of Units	353	144	110	72	456	52	264
Occupancy %	95.8%	98.4%	94.7%	98.6%	98.0%	90.4%	93.0%
Average Quoted Rents $/SF/Month	$0.85 - $1.15	$0.73 - $0.87	$0.82 - $1.68	$0.78 - $0.98	$0.69 -$0.91	$0.75 - $1.46	$0.77 - $1.00

(1)	Source: Appraisal.

■	The Borrower. The borrower is Plumtree Apartment Associates, LLC, a single-purpose, single-asset Delaware limited liability company. The guarantor of the non-recourse carveouts is Alan Hayman.

Alan Hayman is one of the principals of The Hayman Company, a privately owned commercial real estate organization founded in 1965. The company is headquartered in suburban Detroit and has satellite offices in Chicago and Dallas with a total of 450 employees nationwide. The company’s focus includes acquisitions and investments, property management and leasing, receivership services for lenders and special servicers, and asset management. The company owns or manages in excess of 16 million square feet of commercial properties and over 40,000 apartments in 24 states.

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PLUMTREE APARTMENTS

■	Escrows. On the origination date of the Plumtree Apartments Loan, the borrower funded a reserve of (i) $155,175 for real estate taxes and (ii) $2,475,000 for Designated Replacement Reserve Funds.

On each due date, the borrower is required to pay to the lender: (i) one-twelfth of the taxes that the lender estimates will be payable over the then succeeding 12-month period, initially $25,863, (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute an approved blanket or umbrella insurance policy under the Plumtree Apartments Loan documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period and (iii) a replacement reserve in the amount of $8,458.

■	Lockbox and Cash Management. The Plumtree Apartments Loan documents require a springing lockbox with springing cash management. The Plumtree Apartments Loan documents require the borrower, upon the first occurrence of a Trigger Period, to establish a lender-controlled lockbox account and direct the property manager to deposit all rents directly to such lender-controlled lockbox account and require that all other money received by the borrower with respect to the Plumtree Apartments Property be promptly deposited into such lockbox account. So long as a Trigger Period is not in effect, all funds in the lockbox account are required to be swept and remitted on each business day to the borrower’s operating account. During the continuance of a Trigger Period, all funds in the lockbox account are required to be transferred on each business day to a lender-controlled cash management account, and if no event of default under the Plumtree Apartments Loan documents is continuing, applied to pay debt service and operating expenses of the Plumtree Apartments Property and to fund required reserves in accordance with the Plumtree Apartments Loan documents. After the foregoing disbursements are made and so long as a Trigger Period is continuing, all excess cash is trapped in an excess cash account and held as additional collateral for the Plumtree Apartments Loan. During the continuance of an event of default under the Plumtree Apartments Loan documents, the lender may apply any funds in the cash management account to amounts payable under the Plumtree Apartments Loan and/or toward the payment of expenses of the Plumtree Apartments Property, in such order of priority as the lender may determine.

A “Plumtree Apartments Trigger Period” means a period commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Plumtree Apartments Loan documents and continuing until the same is cured, or (ii) the trailing 12-month debt service coverage ratio being less than 1.15x and continuing until the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters.

■	Property Management. The Plumtree Apartments Property is currently managed by The Hayman Company, an affiliate of the borrower. Under the Plumtree Apartments Loan documents, the borrower may terminate and replace the property manager if, among other conditions, no event of default is continuing and the applicable replacement property manager is approved by the lender in writing (which approval may be conditioned upon the lender’s receipt of a Rating Agency Confirmation). The lender has the right to replace the property manager upon (i) an event of default under the Plumtree Apartments Loan documents, (ii) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or a voluntary bankruptcy or insolvency proceeding with respect to the property manager, or (iii) a continuing default by the property manager under the management agreement beyond all notice and cure periods.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Plumtree Apartments Property providing for a deductible no more than $25,000 (plus 12 months of rental loss and/or business interruption coverage and an additional period of indemnity covering the 6 months following restoration). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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